Exhibit 4.1

Execution Version

INDENTURE

Dated as of October 22, 2021

Among

VERTIV GROUP CORPORATION,

VERTIV INTERMEDIATE HOLDING II CORPORATION,

THE SUBSIDIARY GUARANTORS PARTY HERETO

and

UMB BANK, N.A.,

as Trustee and Collateral Agent

4.125% SENIOR SECURED NOTES DUE 2028

i

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Supplemental Indenture to be Delivered by Subsequent Subsidiary Guarantors
Exhibit C	Form of Certificate to be Delivered in Connection with Transfers Pursuant to Regulation S
Exhibit D	Form of Certificate to be Delivered in Connection with Transfers to IAIs

This Indenture, dated as of October 22, 2021, is by and among Vertiv Group Corporation, a Delaware corporation (collectively with successors and assigns, the “Issuer”), Vertiv Intermediate Holding II Corporation, a Delaware corporation (“Holdings”), the Subsidiary Guarantors party hereto and UMB Bank, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, including its successors and assigns, the “Collateral Agent”), paying agent and registrar.

Holdings, the Issuer, the Subsidiary Guarantors, the Trustee and the Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of (i) the Issuer’s 4.125% Senior Secured Notes due 2028 to be issued in an initial aggregate principal amount of $850.0 million on the date hereof (the “Initial Notes”) and (ii) Additional Notes (as defined herein):

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“ABL Collateral Agent” has the meaning ascribed to the “Revolving Credit Collateral Agent” in the ABL Intercreditor Agreement.

“ABL Credit Agreement” means (i) that certain asset-based revolving credit agreement, dated as of November 30, 2016, and as amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof, among Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation, the other borrowers party thereto, certain other parties thereto and JPMorgan Chase Bank, N.A., as the administrative agent, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Debt or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the ABL Intercreditor Agreement)) in whole or in part the Debt and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder, in each case as amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of November 30, 2016, by and among the Term Loan Credit Agreement Collateral Agent and the ABL Collateral Agent, and acknowledged by Vertiv Intermediate Holding II Corporation, Vertiv Group Corporation and certain subsidiaries of Vertiv Group Corporation that are grantors, as may be amended, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms thereof and this Indenture.

“Account” shall have the meaning set forth in the Security Agreement.

“Acquisition” means Vertiv Holdings Ireland DAC’s and Vertiv International Holding Corporation’s purchase of all of the outstanding equity interests of the Targets, pursuant to the Acquisition Agreement, as described in the Offering Memorandum.

“Acquisition Agreement” means that certain Sale and Purchase Agreement, dated September 8, 2021 (together with the exhibits and schedules thereto, as amended, supplemented or otherwise modified), among Vertiv Holdings Ireland DAC, a private company limited by shares incorporated in Ireland, Vertiv International Holding Corporation, a private company limited by shares incorporated in Ohio, Vertiv Holdings Corporation, a Delaware corporation, and the various sellers whose details are set out in Schedule 2 of the Acquisition Agreement.

“Acquisition Closing Date” means the date of the consummation of the Acquisition.

“Additional Notes” means Notes (other than the Initial Notes) issued pursuant to Article II and otherwise in compliance with the provisions of this Indenture, whether or not they have the same CUSIP number.

“Advisory Agreement” means that certain Corporate Advisory Services Agreement dated as of November 30, 2016 by and among Vertiv Group Corporation and the Sponsor, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agent” means any Registrar, Paying Agent, co-registrar or other agent appointed pursuant to this Indenture.

“amend” means to amend, supplement, restate, amend and restate or otherwise modify, including successively, and “amendment” shall have a correlative meaning.

“Applicable Premium” means, with respect to any Note on any applicable redemption date, the greater of:

(1) 1.00% of the then-outstanding principal amount of such Note; and

(2) the excess, if any, of:

(a) the present value at such redemption date of the sum of (i) the redemption price of such Note at November 15, 2024 (such redemption price being set forth in the table appearing in Section 3.7(b)) plus (ii) all required interest payments due on such Note through November 15, 2024 (excluding accrued but unpaid interest), such present value to be computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then-outstanding principal amount of such Note, as calculated by the Issuer or on behalf of the Issuer by such Person as the Issuer will designate; provided that such calculation of Applicable Premium or correctness thereof will not be the duty or obligation of the Trustee.

“asset” means any asset or property, including, without limitation, Capital Stock.

“Asset Disposition” by any Person means any transfer, conveyance, sale, lease or other disposition (but excluding the creation of any Lien permitted under Section 4.12 or any disposition in connection therewith) by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Restricted Subsidiary of such Person to such Person or a Restricted Subsidiary of such Person or by such Person to a Restricted Subsidiary of such Person) of:

(1) shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Restricted Subsidiary of such Person;

(2) substantially all of the assets of such Person or any of its Restricted Subsidiaries representing a division or line of business; or

(3) other assets or rights of such Person or any of its Restricted Subsidiaries outside of the ordinary course of business.

The term “Asset Disposition” shall not include any transfer, conveyance, sale, lease or other disposition:

(a) that consists of a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7;

(b) that constitutes a “Change of Control”;

(c) that is of cash or Cash Equivalents, or a disposition or termination or surrender of contract rights, including settlement of any hedging obligations, or licensing or sublicensing (or terminations thereof) of intellectual property or general intangibles;

(d) that is of obsolete, damaged, worn-out, surplus or unusable equipment or assets that are not used or useful in the Issuer’s business;

(e) that consists of defaulted receivables for collection or any write-off, sale, transfer or other disposition of defaulted receivables for collection;

(f) arising from foreclosures, condemnation or any similar action on assets or the granting of Liens not prohibited by this Indenture;

(g) that is of Capital Stock in, or Debt or other securities of, an Unrestricted Subsidiary;

(h) in compliance with Section 5.1;

(i) arising from any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including without limitation any sale and leaseback transaction or asset securitization;

(j) that constitute leases, subleases, licenses or sublicenses (and terminations thereof) of real or personal property granted by the Issuer or any of its Restricted Subsidiaries to others in the ordinary course of business not interfering in any material respect with the business of the Issuer or any of its Restricted Subsidiaries;

(k) constituting the sale of inventory in the ordinary course of business;

(l) including any disposition of Investments in joint ventures to the extent required by, or made pursuant to buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; or

(m) comprised of any transaction or series of related transactions for which the aggregate consideration is less than $25.0 million.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (1) the sum of the products of the number of years from such date of determination to the dates of each successive scheduled principal payments of such Debt by the amount of each such principal payment by (2) the sum of all such principal payments.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Board of Directors” means, as to any Person, the Board of Directors, or similar governing body, of such Person or any duly authorized committee thereof.

“Borrowing Base” has the meaning given to such term in the ABL Credit Agreement as in effect on the Issue Date.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed.

“Capital Stock” of any Person means any and all shares, interests, participations, warrants, options or other rights to acquire or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, but in each case excluding any debt security that is convertible or exchangeable for Capital Stock.

“Capitalized Lease Obligations” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty;

provided, however, that lease liabilities and associated expenses recorded by the Issuer and its Subsidiaries pursuant to ASU 2016-02, Leases, shall not be treated as Debt and shall not be included in consolidated interest expense or Consolidated Fixed Charges, unless the lease liabilities would have been treated as Capitalized Lease Obligations under GAAP as in effect prior to the adoption of ASU 2016-02, Leases (in which case such lease liabilities and associated expenses shall be treated as Capitalized Lease Obligations, and the interest component of such Capitalized Lease Obligation shall be included in consolidated interest expense and Consolidated Fixed Charges).

“Cash Contribution Amount” means the aggregate amount of cash contributions made to the capital of the Issuer or any Subsidiary Guarantor and designated as a “Cash Contribution Amount.”

“Cash Equivalents” means:

(1) Dollars and, in the case of Foreign Subsidiaries, the local currency where such Foreign Subsidiary is operating;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and bank deposits, in each case with any lender party to the Senior Credit Facilities or with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Moody’s, S&P or Fitch rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having a rating of at least P-1 from Moody’s and a rating of at least A-1 from S&P;

(6) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (3) above; and

(7) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (2) through (6) above including, for the avoidance of doubt, JPMorgan 100% U.S. Treasury Securities Money Market Fund and JPMorgan U.S. Government Money Market Fund.

“Cash Management Agreement” any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables), electronic funds transfer, automated clearing house and other cash management arrangements.

“Change of Control” means the occurrence of any of the following events:

(1) the consummation of any transaction as a result of which any Person or any Persons acting together that would constitute a “group” for purposes of Section 13(d) of the Exchange Act, or any successor provision thereto, other than a Permitted Holder or any Permitted Parent, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision thereto) of at least 50% of the aggregate voting power of all classes of Voting Stock of any Permitted Parent or the Issuer, directly or indirectly, and a Rating Event;

(2) the sale, assignment, conveyance, transfer, lease or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Restricted Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than a Restricted Subsidiary and a Rating Event;

(3) the adoption by any Permitted Parent or the Issuer of a plan or proposal for the liquidation or dissolution;

(4) Ultimate Parent ceases to own, directly or indirectly, 100% of the Equity Interests of Holdings; or

(5) Holdings ceases to own, directly or indirectly, 100% of the Equity Interests of the Issuer.

“Chattel Paper” shall have the meaning set forth in the Security Agreement.

“Collateral” has the meaning set forth in the Security Agreement, but excluding Foreign Collateral.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Commercial Tort Claims” shall have the meaning set forth in the Security Agreement.

“Commodity Accounts” shall have the meaning set forth in the Security Agreement.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses, (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, Consolidated Net Income of such Person for such period; plus (without duplication):

(1) provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) the Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(3) the Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4) any other non-cash losses, charges and expenses of such Person and its Restricted Subsidiaries (including write-offs and write-downs) for such period, to the extent that such non-cash charges were included in computing such Consolidated Net Income; provided that, if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, (i) such Person may determine not to add back such non-cash charge in the period for which Consolidated EBITDA is being calculated; provided that the aggregate amount of such non-cash charges not so added back in such period shall not exceed, when aggregated with amounts not added back pursuant to the proviso at the end of this definition, $10.0 million and (ii) to the extent such Person does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(5) any losses from foreign currency transactions (including losses related to currency remeasurements of Debt) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(6) (a) the Specified Permitted Adjustments and (b) any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, expenses attributable to the implementation of such cost savings initiatives and costs and expenses related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); plus

(7) losses in respect of post-retirement benefits of such Person and its Restricted Subsidiaries, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(8) the amount of fees, indemnities and expenses incurred or reimbursed by such Person and its Restricted Subsidiaries under Section 4.11 (excluding Section 4.11(b)(14)); plus

(9) any proceeds from business interruption insurance received by such Person and its Restricted Subsidiaries during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(10) any contingent or deferred payments (including, without limitation, earn-out payments, noncompete payments and consulting payments) incurred in connection with any acquisition or other Investment and paid or accrued during the applicable period; plus

(11) the amount of any interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any Restricted Subsidiary of such Person that is not a Wholly Owned Restricted Subsidiary of such Person; minus

(12) the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(13) any gains from foreign currency transactions (including gains related to currency remeasurements of Debt) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(14) non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period;

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (14) above if any such item individually is less than $1.0 million in any fiscal quarter; provided further that the aggregate amount of such items not added back in such period shall not exceed, when aggregated with amounts not added back pursuant to clause (4)(i) of this definition, $10.0 million.

“Consolidated Fixed Charges” means for any period the consolidated interest expense, other than non-cash interest expense attributable to convertible debt securities, included in a consolidated income statement (without deduction of interest income) of the Issuer and its Restricted Subsidiaries for such period calculated on a consolidated basis in accordance with GAAP, including without limitation or duplication (or, to the extent not so included, with the addition of), subject to the limitations above:

(1) the amortization of Debt discounts;

(2) the consolidated amount of interest capitalized by the Issuer and its Restricted Subsidiaries during such period calculated in accordance with GAAP;

(3) any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities;

(4) net fees with respect to interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements;

(5) Preferred Stock dividends of Restricted Subsidiaries of the Issuer (other than with respect to Redeemable Stock) declared and paid or payable (other than in exchange for Capital Stock (other than Redeemable Stock));

(6) accrued Redeemable Stock dividends of the Issuer and its Restricted Subsidiaries, whether or not declared or paid (other than dividends payable in Capital Stock that is not Redeemable Stock);

(7) interest on Debt Guaranteed by the Issuer and its Restricted Subsidiaries;

(8) interest on Debt issued or Guaranteed by the Issuer and its Restricted Subsidiaries paid by the issuance of additional Debt; and

(9) the portion of rental expense deemed to be representative of the interest factor attributable to Capitalized Lease Obligations.

“Consolidated Net Income” means, with respect to any specified Person for any period the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) any after-tax effect of all extraordinary (as determined in accordance with GAAP prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement-Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items), nonrecurring or unusual gains or losses or income or expenses (including related to the Transactions) or any restructuring charges or reserves, including, without limitation, any expenses or charges related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(2) any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or incurrence or repayment of, or amendment or waiver of the operative documents with respect to, Debt permitted under this Indenture, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transactions), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Debt or other derivative instruments, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(3) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(4) the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(5) solely for the purpose of Section 4.7, the net income (but not loss) of any Restricted Subsidiary (other than any Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any Requirement of Law, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(6) the cumulative effect of any change in accounting principles will be excluded;

(7) (a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights), (b) any changes related to the accounting treatment of warrants or similar equity instruments of such Person or any direct or indirect parent of such Person and (c) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of clause (c), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of the Issuer or a Restricted Subsidiary of the Issuer, will be excluded;

(8) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of GAAP and the amortization of intangibles arising from the application of GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(9) any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(10) any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Transactions or any other acquisition prior to or following the Acquisition Closing Date will be excluded;

(11) an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period will be included as though such amounts had been paid as income taxes directly by such Person for such period;

(12) unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Debt resulting from the application of GAAP, including pursuant to ASC 830, Foreign Currency Matters (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(13) any net gain or loss from obligations under Interest Rate, Currency or Commodity Price Agreement or in connection with the early extinguishment of Debt or obligations under Interest Rate, Currency or Commodity Price Agreement (including of ASC 815, Derivatives and Hedging) will be excluded;

(14) the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, recruiting and signing bonuses and expenses, contract termination costs, including future lease commitments, costs related to the start-up (including entry into new market/channels and new service offerings), preopening, opening, closure or relocation, reconfiguration or consolidation of facilities and costs to relocate employees, systems, facilities or equipment conversion costs, consulting fees, costs associated with tax projects and audits) or other fees related to any of the foregoing (including any such costs, charges and fees incurred in connection with the Transactions) will be excluded;

(15) accruals and reserves that are established or adjusted within 18 months after the Acquisition Closing Date that are so required to be established as a result of the Transactions in accordance with GAAP will be excluded;

(16) all amortization and write-offs of deferred financing fees, debt issuance costs, commissions, fees and expenses, costs of surety bonds, charges owed with respect to letters of credit, bankers’ acceptances or similar facilities, and expensing of any bridge; commitment or other financing fees (including in connection with a transaction undertaken but not completed), will be excluded;

(17) losses, charges and expenses that are covered by indemnification or other reimbursement provisions in connection with any asset disposition will be excluded to the extent actually reimbursed, or so long as such Person has made a determination that a reasonable basis exists for indemnification or reimbursement, but only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(18) cash dividends or returns of capital from Investments in Persons other than the Issuer and its Restricted Subsidiaries (such return of capital limited to gains on dispositions of Investments), in each case received during such period, to the extent not otherwise included in Consolidated Net Income for that period or any prior period subsequent to the Acquisition Closing Date will be included;

provided that the Issuer may, in its sole discretion, elect to not make any adjustment for any item pursuant to the foregoing clauses (1) through (18) above if any such item individually is less than $2.0 million in any fiscal quarter; provided further that the aggregate amount of such adjustments not included in any such fiscal quarter shall not exceed $10.0 million.

“Consolidated Total Assets” means, as of any date of determination, the total assets reflected on the most recent internally available annual or quarterly consolidated balance sheet of the Issuer and its Restricted Subsidiaries prepared in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contract Rights” shall have the meaning set forth in the Security Agreement.

“Contracts” shall have the meaning set forth in the Security Agreement.

“Corporate Trust Office” means the offices of the Trustee at which at any time its corporate trust business shall be principally administered, which office as of the date hereof, for purposes of presentment, surrender, registration, transfer and exchange in respect of the Notes, is located at 5555 San Felipe Street, Suite 870, Houston, Texas 77056, and for notices and all other purposes is located at 5555 San Felipe Street, Suite 870, Houston, Texas 77056, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Issuer).

“Current Asset Collateral” has the meaning ascribed to “ABL Collateral” in the ABL Intercreditor Agreement.

“Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

(1) every obligation of such Person for money borrowed;

(2) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person (excluding obligations with respect to letters of credit securing obligations (other than obligations with respect to borrowed money) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business and with respect to services, excluding deferred compensation to employees), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or engaging such services;

(5) every Capitalized Lease Obligation of such Person;

(6) all Receivables Sales of such Person to the extent sold with recourse to such Person;

(7) all Redeemable Stock issued by such Person valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends;

(8) if such Person is a Restricted Subsidiary, all Preferred Stock issued by such Person;

(9) every net obligation under Interest Rate, Currency or Commodity Price Agreements of such Person; and

(10) every obligation of the type referred to in clauses (1) through (9) of another Person and all dividends of another Person the payment of which, in either case, (a) such Person has Guaranteed or is responsible or liable, directly or indirectly, as obligor, Guarantor or otherwise or (b) is secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien upon or with respect to property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt or dividends;

if and to the extent that any of the preceding items (other than in respect of letters of credit as provided in clause (3)) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP.

Notwithstanding the foregoing, Debt shall not include any obligation arising from any agreement entered into in connection with the acquisition of any business or assets with any seller of such business or assets that provides for the payment of earn-outs to such seller or guarantees to such seller a minimum price to be realized by such seller upon the sale of any Capital Stock (other than Redeemable Stock) of the Issuer that was issued by the Issuer to such seller in connection with such acquisition.

“Debt Facilities” means one or more credit facilities, debt facilities, indentures or commercial paper facilities (including, without limitation, the Senior Credit Facilities), in each case with banks or other financial institutions or lenders or investors, providing for revolving credit loans, term loans, private placements, debt securities, receivables financings (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit or letter of credit guarantees, in each case, as amended, restated, modified, supplemented, extended, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any of the events described in Section 6.1, which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Deposit Account” has the meaning set forth in Article 9 of the Uniform Commercial Code.

“Depositary” means with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.3 hereof as the Depositary with respect to the Global Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Derivative Instrument” with respect to a Person, means any contract, instrument or other right to receive payment or delivery of cash or other assets to which such Person or any Affiliate of such Person that is acting in concert with such Person in connection with such Person’s investment in the Notes (other than a Screened Affiliate) is a party (whether or not requiring further performance by such Person), the value and/or cash flows of which (or any material portion thereof) are materially affected by the value and/or performance of the Notes and/or the creditworthiness of the Issuer and/or any one or more of the Guarantors (the “Performance References”).

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Issuer or any of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated in good faith by senior management of the Issuer. The aggregate Fair Market Value of the Designated Non-cash Consideration, taken together with the Fair Market Value at the time of receipt of all other Designated Non-cash Consideration received, shall not exceed in the aggregate outstanding at any one time the greater of (x) $150.0 million and (y) 30.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended determined at the time of such Asset Disposition (with the Fair Market Value being measured at the time received and without giving effect to subsequent changes in value).

“Disinterested Director” means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Issuer who does not have any material direct or indirect financial interest in, or with respect to, such transaction or series of transactions.

“Disposition” means with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition (in one transaction or in a series of related transactions) of any property by any Person (including any issuance of Capital Stock by a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Dollar” or “$” means the lawful money of the United States of America.

“Domestic Subsidiary” means any Restricted Subsidiary of the Issuer organized under the laws of any jurisdiction within the United States.

“DTC” means The Depository Trust Company and any successor.

“Equipment” shall have the meaning set forth in the Security Agreement.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering of Capital Stock (other than Redeemable Stock) of the Issuer or any Parent Company that results in aggregate net cash proceeds to the Issuer, other than (1) public offerings registered on Form S-4 or S-8 or successor form thereto, (2) an issuance to any Subsidiary and (3) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Excluded Accounts” means a Deposit Account, Securities Account or Commodity Account (i) which is used for the sole purpose of making payroll and withholding tax payments related thereto and other employee wage and benefit payments and accrued and unpaid employee compensation payments (including salaries, wages, benefits and expense reimbursements, 401(k) and other retirement plans and employee benefits, including rabbi trusts for deferred compensation and health care benefits), (ii) which is used for paying taxes, including sales taxes, (iii) which is used as an escrow account or as a fiduciary or trust account or is otherwise held exclusively for the benefit of an unaffiliated third party, (iv) which is a zero balance Deposit Account, Securities Account or Commodity Account or (v) which is not otherwise subject to the provisions of this definition and together with any other Deposit Accounts Securities Accounts or Commodity Accounts that are excluded pursuant to this clause (v), has an average daily balance for any fiscal month of less than $15.0 million.

“Excluded Collateral” means:

(1) any fee-owned real property that is not Material Real Property and any real property leasehold interests;

(2) interest in any contracts (including Contracts and Contract Rights), permits, licenses, leases, Accounts, General Intangibles (other than any Equity Interests), Payment Intangibles, Chattel Paper, Letter-of-Credit Rights, Promissory Notes and Health-Care-Insurance Receivables if the grant of a security interest or Lien therein is prohibited as a matter of law, rule or regulation or under the terms of such contracts (including Contracts and Contract Rights), permits, licenses, leases, Accounts, General Intangibles, Payment Intangibles, Chattel Paper, Letter-of-Credit Right, Promissory Notes and Health-Care-Insurance Receivables in each case after giving effect to Article 9 of the applicable Uniform Commercial Code and other applicable law;

(3) the Voting Equity Interests of (i) any first tier Foreign Subsidiary in excess of 65% of the outstanding Voting Equity Interests thereof and (ii) any FSHCO in excess of 65% of the outstanding Voting Equity Interests thereof;

(4) assets subject to Capitalized Lease Obligations, purchase money financing and cash to secure letter of credit reimbursement obligations to the extent such Capitalized Lease Obligations, purchase money financing or letters of credit are permitted under this Indenture and the terms thereof prohibit a grant of a security interest therein;

(5) assets sold to a person who is not a Grantor in compliance with this Indenture;

(6) assets owned by a Domestic Subsidiary after the release of the guaranty of the obligations of such Domestic Subsidiary pursuant to this Indenture;

(7) Vehicles;

(8) any application for registration of a trademark filed with the PTO on an intent-to-use basis until such time (if any) as a statement of use or amendment to allege use is accepted by the PTO, at which time such trademark shall automatically become part of the Collateral and subject to the security interest of the Security Agreement;

(9) Equity Interests in any Person (i) other than Wholly Owned Subsidiaries to the extent a pledge thereof is not permitted by the terms of such Person’s charter documents or joint venture or shareholders agreements and other organizational documents and (ii) to the extent a pledge thereof is not permitted by any law, rule or regulation after giving effect to the applicable anti-assignment provisions of the UCC and other applicable law;

(10) any Letter-of-Credit Right (to the extent a security interest in such Letter-of-Credit Right cannot be perfected by a UCC filing) and any Commercial Tort Claim with a value (as determined in good faith by the Issuer) of less than $30.0 million;

(11) those assets as to which the Issuer reasonably determines that the cost of obtaining such a security interest or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby; provided that such assets also constitute “Excluded Collateral” (or other equivalent term) under any Parity Lien Debt;

(12) “margin stock” (within the meaning of Regulation U);

(13) Excluded Accounts described in clauses (i) through (iii) of the definition thereof;

(14) Equity Interests of Unrestricted Subsidiaries;

(15) any segregated deposits that constitute Permitted Liens and in each case that are prohibited from being subject to other Liens and constitute “Excluded Collateral” (or other equivalent term) under any Parity Lien Debt; and

(16) any asset to the extent granting a security interest in such asset would result in a material adverse tax consequence to Holdings and/or its Subsidiaries, as reasonably determined in good faith by the Issuer;

provided, however, that Excluded Collateral shall not include any Proceeds, substitutions or replacements of any Excluded Collateral referred to in any of clauses (1) through (16) (unless such Proceeds, substitutions or replacements would constitute Excluded Collateral referred to in any of clauses (1) through (16)). Notwithstanding anything to the contrary contained in the Security Agreement or in any other Note Document, (i) no Grantor shall be required to perfect the security interest in Fixtures, except to the extent that the same are Equipment or are related to or located on Material Real Property, other than by the central filing of a UCC financing statement, (ii) no Grantor shall be required to take any action with respect to the creation or perfection of a security interest or Liens under foreign law with respect to any Collateral, (iii) no Grantor shall be required to deliver landlord lien waivers, estoppels, bailee waivers or collateral access letters; provided that if any landlord lien waiver, estoppel, bailee waiver or collateral access letter in respect of any location where Collateral is located is delivered to the ABL Collateral Agent, at the request of the Collateral Agent the applicable Grantor shall use its commercially reasonable efforts to include the Collateral Agent as a party thereto on customary terms consistent with the ABL Intercreditor Agreement, except to the extent the Grantor has reasonably determined in good faith that the inclusion of the Collateral Agent as a party thereto would result in undue burden or expense or otherwise materially hinder its efforts to deliver such landlord lien waiver, estoppel, bailee waiver or collateral access letter to the ABL Collateral Agent, (iv) no Grantor shall be required to deliver any “control agreement” or other control arrangements with respect to any Deposit Account, Securities Account or Commodity Account of such Grantor except as set forth in the Security Agreement.

“Excluded Contributions” means the net cash proceeds and Cash Equivalents, or the Fair Market Value of other assets, received by the Issuer after the Issue Date from (1) contributions to its common equity capital and (2) the sale of Capital Stock (other than Excluded Equity) of the Issuer, in each case designated as Excluded Contributions pursuant to an Officers’ Certificate. Excluded Contributions will be excluded from the calculation set forth in Section 4.7(a)(iii).

“Excluded Equity” means (i) Redeemable Stock, (ii) any Capital Stock issued or sold to a Restricted Subsidiary or any employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries or a direct or indirect parent of the Issuer (to the extent such employee stock ownership plan or trust has been funded by the Issuer or any Subsidiary or a direct or indirect parent of the Issuer), and (iii) any Capital Stock that has already been used or designated (x) as (or the proceeds of which have been used or designated as) a Cash Contribution Amount or an Excluded Contribution or (y) to increase the amount available under clause (9) of the definition of “Permitted Investments.”

“Excluded Subsidiary” means any Subsidiary of the Issuer that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) not a Wholly Owned Subsidiary of the Issuer or one or more of its Wholly Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, (f) prohibited by applicable law, rule or regulation from being a Guarantor under this Indenture, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a Guarantee, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (g) prohibited from Guaranteeing the obligations by any contractual obligation in existence (x) on the Issue Date or (y) at the time of the acquisition of such Subsidiary after the Issue Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (h) a Subsidiary with respect to which a guarantee by it of the obligations would result in a material adverse tax consequence to Ultimate Parent, Holdings, the Issuer or any Restricted Subsidiary, as reasonably determined in good faith by the Issuer, (i) a not-for-profit Subsidiary or a Subsidiary regulated as an insurance company, (j) any other Subsidiary with respect to which, in the reasonable judgment of the Issuer, the cost or other consequences (including any adverse tax consequences) of guaranteeing the obligations shall be excessive in view of the benefits to be obtained by the Holders therefrom (provided that such decision is also made with respect to the Term Loan Credit Agreement), and (k) any Domestic Subsidiary that is a direct or indirect Subsidiary of a Foreign Subsidiary; provided that, notwithstanding the above, the Issuer may designate any Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Subsidiary Guarantor” and cause such Subsidiary to execute the Guarantee as a “Subsidiary Guarantor” (and from and after the execution of the Subsidiaries Guarantee, such Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Subsidiaries Guaranty as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof) so long as, to the extent such Subsidiary is organized in a jurisdiction other than the United States, such jurisdiction shall be reasonably acceptable to the Trustee and such Subsidiary shall grant a perfected lien on substantially all of its assets to the Collateral Agent for the benefit of the Holders, pursuant to arrangements reasonably agreed between the Trustee and the Issuer and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Trustee and the Issuer.

“Fair Market Value” means, with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, determined in good faith by senior management or the Board of Directors of the Issuer, whose determination will be conclusive for all purposes under this Indenture.

“First Lien Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (1) (x) Priority Lien Debt plus Parity Lien Debt of the Issuer and its Restricted Subsidiaries as of such date minus (y) unrestricted cash and Cash Equivalents (but excluding in all cases cash proceeds from Debt incurred on the date of determination) that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries for which internal financial statements are available immediately preceding such date and held by the Issuer and its Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended. If the First Lien Secured Net Leverage Ratio is being determined for the Reference Period most recently ended, Debt of the Issuer and its Restricted Subsidiaries shall be measured on the last day of such Reference Period, with Consolidated EBITDA being determined for such Reference Period.

“Fitch” means Fitch, Inc., and any successor to its rating agency business.

“Fixed Asset Collateral” has the meaning set forth in the ABL Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any date, the ratio of (1) Consolidated EBITDA of such Person determined for the Reference Period most recently ended to (2) the Consolidated Fixed Charges of such Person for such period calculated on a Pro Forma Basis. In the event that the Issuer or any of its Restricted Subsidiaries Incurs or redeems or repays any Debt subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated on a Pro Forma Basis; provided that, in the event that the Issuer shall classify Debt Incurred on the date of determination as Incurred in part as Ratio Debt pursuant to Section 4.9(a) and in part pursuant to one or more clauses of Section 4.9(b) as provided in Section 4.9(c), any calculation of Consolidated Fixed Charges pursuant to this definition on such date (but not in respect of any future calculation following such date) shall not include any such Debt (and shall not give effect to any repayment, repurchase, redemption, defeasance or other acquisition, retirement or discharge of Debt from the proceeds thereof) to the extent Incurred pursuant to any such other clause of such definition.

“Fixtures” shall have the meaning set forth in the Security Agreement.

“Foreign Collateral” means any Collateral consisting of property or assets of any Foreign Subsidiary, and any Non-US Pledged Equity other than Fixed Asset Non-US Pledged Collateral.

“Foreign Subsidiary” means any Restricted Subsidiary (x) that is not organized under the laws of the United States of America or any State thereof or the District of Columbia or (y) for purposes of Sections 4.15 and 10.1, that is organized under the laws of the United States of America or any State thereof or the District of Columbia and has no material assets other than Capital Stock of one or more foreign entities of the type described in clause (x) above.

“FSHCO” means any Domestic Subsidiary that is a disregarded entity that has no material assets other than Equity Interests in one or more Foreign Subsidiaries.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements, and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

“General Intangibles” shall have the meaning set forth in the Security Agreement.

“Global Note Legend” means the legend identified as such in Exhibit A.

“Governmental Authority” means the government of the United States of America, any other, supranational authority or nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Grantor” shall have the meaning set forth in the Security Agreement.

“Global Notes” means the Notes that are in the form of Exhibit A issued in global form and registered in the name of the Depositary or its nominee.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Debt of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person:

(1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt;

(2) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt; or

(3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing);

provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

“Guarantor” means and includes Holdings and each Subsidiary Guarantor.

“Health-Care-Insurance Receivables” shall have the meaning set forth in the Security Agreement.

“Holder” means a Person in whose name the Note is registered on the Registrar’s books.

“Holdings” has the meaning set forth in the preamble of this Indenture.

“IAI” means an investor constituting an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Issuer that, as of the Reference Period most recently ended, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 5.0% of Consolidated Total Assets; or (b) revenues for the Reference Period most recently ended in excess of 5.0% of the combined revenues of the Issuer and its Restricted Subsidiaries for such period.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Assets or Operations” means, with respect to any Parent Company, that each of that Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding, in each case, amounts related to (i) its investment in the Issuer and its Restricted Subsidiaries and (ii) accounting for deferred tax assets), determined in accordance with GAAP and as shown on the most recent financial statements of such Parent Company, is, in each case, more than 5.00% of such Parent Company’s corresponding consolidated amount.

“Initial Notes” has the meaning set forth in the preamble hereto.

“insolvency or liquidation proceeding” means:

(1) any case commenced by or against the Issuer or any Guarantor under the Bankruptcy Code or any similar federal or state law for the relief of debtors, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Issuer or any Guarantor, any receivership or assignment for the benefit of creditors relating to the Issuer or any Guarantor or any similar case or proceeding relative to the Issuer or any other Guarantor or its creditors, as such, in each case whether or not voluntary; or

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Issuer or any Guarantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; provided that the liquidation or dissolution of any Subsidiary that is not prohibited by and does not require consent under any of the Parity Lien Documents shall not be considered an insolvency or liquidation proceeding.

“Intercreditor Agreements” means the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement and any other intercreditor agreement from time to time entered into to set forth the relative rights in respect of the Collateral, in each case as may be amended, restated, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms thereof and this Indenture.

“Interest Rate, Currency or Commodity Price Agreement” of any Person means (i) any forward contract, futures contract, swap, option, credit derivative transactions, forward rate transactions, foreign exchange transactions or other financial agreement or arrangement (including, without limitation, caps, floors, collars spot contracts and similar agreements) relating to, or the value of which is dependent upon, interest rates, currency exchange rates or commodity prices or indices (excluding contracts for the purchase or sale of goods in the ordinary course of business); and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement.

“Investment” by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property (other than Capital Stock that is neither Redeemable Stock nor Preferred Stock of a Restricted Subsidiary) to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person, including any Guarantee of any obligation of such other Person, but shall not include:

(1) trade accounts receivable in the ordinary course of business;

(2) any Permitted Interest Rate, Currency or Commodity Price Agreement; and

(3) endorsements of negotiable instruments and documents in the ordinary course of business.

“Investment Grade Rating” means a rating equal to or higher than:

(1) Baa3 (or the equivalent) by Moody’s;

(2) BBB- (or the equivalent) by S&P; or

(3) BBB- (or the equivalent) by Fitch;

or, if any such entity ceases to rate the Notes for reasons outside of the Issuer’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Issue Date” means October 22, 2021.

“Issuer” has the meaning set forth in the preamble of this Indenture.

“Letter-of-Credit Rights” shall have the meaning set forth in the Security Agreement.

“Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any sale and leaseback arrangement, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, consolidation or otherwise), whose consummation is not conditioned on the availability of, or on obtaining, third-party financing, (2) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Debt requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment and (3) any dividends or distributions on, or redemptions of, Capital Stock requiring irrevocable notice in advance thereof.

“Long Derivative Instrument” means a Derivative Instrument (i) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with positive changes to the Performance References and/or (ii) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with negative changes to the Performance References.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of capital stock of any Parent Company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such capital stock on The New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Real Property” means each parcel of Real Property owned on or acquired after March 2, 2020 and owned in fee by Holdings, the Issuer or any Subsidiary Guarantor that (together with any other parcels constituting a single site or operating property) has a fair market value (as determined by the Issuer) of at least the greater of (x) $15.0 million and (y) 3.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Available Proceeds” from any Asset Disposition by any Person means cash or Cash Equivalents received (including by way of sale or discounting of a note, installment receivable or other receivable, but excluding any other consideration received in the form of assumption by the acquirer of Debt or other obligations relating to such properties or assets) therefrom by such Person, net of:

(1) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition;

(2) all payments made by such Person or its Restricted Subsidiaries on any Debt which is secured by such assets in accordance with the terms of any Lien upon, or with respect to, such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition or by applicable law, be repaid out of the proceeds from such Asset Disposition;

(3) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition; and

(4) appropriate amounts to be provided by such Person or any Restricted Subsidiary thereof, as the case may be, as a reserve in accordance with GAAP against any liabilities associated with such assets and retained by such Person or any Restricted Subsidiary thereof, as the case may be, after such Asset Disposition, including, without limitation, liabilities under any indemnification obligations and severance and other employee termination costs associated with such Asset Disposition, in each case as determined in good faith by senior management of the Issuer.

“Net Short” means, with respect to a Holder or beneficial owner, as of a date of determination, either (i) the value of its Short Derivative Instruments exceeds the sum of (x) the value of its Notes plus (y) the value of its Long Derivative Instruments as of such date of determination or (ii) it is reasonably expected that such would have been the case were a Failure to Pay or Bankruptcy Credit Event (each as defined in the 2014 ISDA Credit Derivatives Definitions) to have occurred with respect to the Issuer or any Guarantor immediately prior to such date of determination.

“Non-US Pledged Equity” has the meaning set forth in the ABL Intercreditor Agreement.

“Note Custodian” means the Person appointed as custodian for the Depositary with respect to the Global Notes, or any successor entity thereto.

“Note Documents” means this Indenture, the Notes and the Security Documents.

“Notes” means the Initial Notes and any Additional Notes. The Initial Notes and the Additional Notes, if any, shall be treated as a single class for all purposes under this Indenture.

“Offer to Purchase” means a written offer (the “Offer”) sent by the Issuer by first class mail, postage prepaid, to each Holder at such Holder’s address appearing in the security register or, with respect to Global Notes, given in accordance with DTC procedures on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise required by applicable law, the Offer shall specify an expiration date (the “Offer Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 10 days or more than 60 days after the date of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within three Business Days after the Offer Expiration Date. The Offer shall contain a description of the events requiring the Issuer to make the Offer to Purchase and all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1) the section of this Indenture pursuant to which the Offer to Purchase is being made;

(2) the Offer Expiration Date and the Purchase Date and, if such Offer is made in advance of a Change of Control and conditioned upon the occurrence of a Change of Control, that the Offer is conditioned upon the occurrence of a Change of Control;

(3) the aggregate principal amount of the outstanding Notes offered to be purchased by the Issuer pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to the section of this Indenture requiring the Offer to Purchase) (the “Purchase Amount”);

(4) the purchase price to be paid by the Issuer for each $1,000 aggregate principal amount of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”);

(5) that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in an integral multiple of $1,000 principal amount;

(6) the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(7) that interest on any Note not tendered or tendered but not purchased by the Issuer pursuant to the Offer to Purchase will continue to accrue;

(8) that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(9) that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Offer Expiration Date (such Note being, if the Issuer or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Issuer and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10) that Holders will be entitled to withdraw all or any portion of Notes tendered if the Issuer (or its Paying Agent) receives, not later than the close of business on the Offer Expiration Date, a telegram, telex, facsimile or other electronic transmission or letter, or otherwise complies with the procedures of the Depositary, setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(11) that (a) if Notes in an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase all such Notes and (b) if Notes in an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Issuer shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $1,000 or integral multiples thereof shall be purchased); and

(12) that in the case of any Holder whose Note is purchased only in part, the Issuer shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

If any of the Notes subject to an Offer to Purchase is in global form, then the Offer shall be modified by the Issuer to the extent necessary to comply with the procedures of the Depositary applicable to repurchases. Any Offer to Purchase shall be governed by and effected in accordance with the Offer for such Offer to Purchase.

“Offering Memorandum” means the Issuer’s offering memorandum, dated October 14, 2021, relating to the offer and sale of the Initial Notes.

“Officer” means the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer, the Controller or the Secretary of the Issuer or of any other Person, as the case may be, or in the event that the Issuer or such Person is a partnership or a limited liability company that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of the Issuer or such Person.

“Officers’ Certificate” means a certificate signed by two Officers that meets the requirements of Section 12.3 of this Indenture; provided that each Officer signing a certificate shall not be the same Person.

“Opinion of Counsel” means a written opinion from legal counsel reasonably acceptable to the Trustee. The counsel may be an employee of, or counsel to, the Issuer or any direct or indirect parent thereof or the Trustee.

“Parent Company” means any Person that is or becomes after the Issue Date a direct or indirect parent of the Issuer (other than, for the avoidance of doubt, the Sponsor).

“Pari Passu Debt” means Debt of the Issuer or a Subsidiary Guarantor that is pari passu in right of payment with the Notes, in the case of the Issuer, or the Subsidiary Guarantees, in the case of any Subsidiary Guarantor. For the purposes of this definition, no Debt will be considered to be senior or junior by virtue of being secured on a first or junior priority basis.

“Pari Passu Intercreditor Agreement” means the intercreditor agreement entered into on the Issue Date by and among the Collateral Agent, the Term Loan Credit Agreement Collateral Agent, the Issuer and Guarantors, as may be amended, restated, amended and restated, modified or otherwise supplemented from time to time in accordance with the terms thereof and this Indenture.

“Parity Lien” means a Lien granted to the Collateral Agent or other Parity Lien Representative under any Parity Lien Debt for the benefit of the holders thereof, at any time, upon the Collateral to secure Parity Lien Obligations.

“Parity Lien Debt” means:

(1) Debt represented by the Notes initially issued by the Issuer under this Indenture on the Issue Date and any Additional Notes issued pursuant to this Indenture;

(2) Debt incurred by the Issuer or any of the Guarantors under the Term Loan Credit Agreement and/or other obligations secured ratably thereunder that is intended by the Issuer to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be incurred and/or secured by a Parity Lien under this Indenture;

(3) any other Debt of the Issuer or any Guarantor (including Additional Notes, but, for the avoidance of doubt, excluding Priority Lien Debt) that is intended by the Issuer to be secured equally and ratably with the Parity Lien Obligations by a Parity Lien that is permitted to be incurred and secured by a Parity Lien under this Indenture; provided that, in the case of any Debt referred to in this clause (3):

(a) on or before the date on which such Debt is incurred by the Issuer or such Guarantor, such Debt is designated by the Issuer, in accordance with the terms and conditions of the Pari Passu Intercreditor Agreement, as “Additional First Lien Obligations” for the purposes of the Pari Passu Intercreditor Agreement; provided that no series of debt may be designated as both Parity Lien Debt and Priority Lien Debt; and

(b) the Parity Lien Representative of such Debt becomes a party to the Intercreditor Agreements in accordance with the terms thereof; and

(4) guarantees by any Guarantor in respect of any of the obligations described in the foregoing clauses (1) through (3).

“Parity Lien Documents” means, collectively, the Note Documents, the Term Loan Credit Agreement and any indenture, credit agreement or other agreement governing other Parity Lien Debt and the security documents related to the foregoing.

“Parity Lien Obligations” means Parity Lien Debt and all other obligations in respect thereof.

“Parity Lien Representative” means (1) the Collateral Agent, in the case of the Notes, (2) the Term Loan Credit Agreement Collateral Agent, in the case of the Term Loan Credit Agreement and (3) in the case of any other series of Parity Lien Debt, the trustee, agent or representative of the holders of such series of Parity Lien Debt who is appointed as a representative of such series of Parity Lien Debt (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such series of Parity Lien Debt.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary.

“Payment Intangibles” shall have the meaning set forth in the Security Agreement.

“Paying Agent” means any Person authorized by the Issuer to pay the principal of, premium, if any, or interest on any Notes on behalf of the Issuer.

“Permitted Acquisition Debt” means Debt of the Issuer or any of its Restricted Subsidiaries to the extent that:

(1) such Debt consists of Debt of an acquired Person that was outstanding prior to the date on which such Person became a Restricted Subsidiary as a result of having been acquired, or assets were acquired from such Person, by the Issuer or a Restricted Subsidiary or assets were acquired from such Person and any Debt Incurred, including by the Issuer or any Restricted Subsidiary, in contemplation of such acquisition; or

(2) such Debt consists of Debt of a Person that was outstanding prior to the date on which such Person was merged, consolidated or amalgamated with or into the Issuer or a Restricted Subsidiary and any Debt Incurred, including by the Issuer or any Restricted Subsidiary, in contemplation of such merger, consolidation or amalgamation;

provided that, on the date such Person became a Restricted Subsidiary or the date such Person was merged, consolidated and amalgamated with or into the Issuer or a Restricted Subsidiary, as applicable, after giving pro forma effect thereto:

(a) the Issuer would be permitted to Incur at least $1.00 of additional Debt pursuant to Section 4.9(a);

(b) the Fixed Charge Coverage Ratio of the Issuer would be equal to or greater than the Fixed Charge Coverage Ratio of the Issuer immediately prior to giving effect to such transaction; or

(c) the aggregate outstanding principal amount of such Debt does not exceed $50.0 million at any time outstanding.

“Permitted Holders” means (i) the Sponsor, (ii) David M. Cote, Cote SPAC 1 LLC and Atlanta Sons LLC, (iii) any Related Party of the Sponsor and (iv) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i)—(iii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Ultimate Parent.

“Permitted Interest Rate, Currency or Commodity Price Agreement” of any Person means any Interest Rate, Currency or Commodity Price Agreement entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes.

“Permitted Investments” means:

(1) any Investment in the Issuer or a Restricted Subsidiary or in a Person or assets that will become or be merged into or consolidated with a Restricted Subsidiary as a result of such Investment, and any Investment held by a Person at the time it is acquired by or merged into the Issuer or a Restricted Subsidiary;

(2) any Investment in a Permitted Joint Venture which, together with any other outstanding Investment made pursuant to this clause (2), does not exceed the greater of (x) $120.0 million and (y) 25.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended at the time of such Investment;

(3) any Investment in cash and Cash Equivalents, or investments in Permitted Interest Rate, Currency or Commodity Price Agreements;

(4) any non-cash consideration received in connection with an Asset Disposition (or a disposition excluded from the definition of “Asset Disposition”) that was made in compliance with Section 4.10;

(5) prepaid expenses advanced to employees, officers or managers in the ordinary course of business or other loans or advances to employees, officers or managers in the ordinary course of business not to exceed $2.5 million in the aggregate at any one time outstanding;

(6) guarantees of Debt made in compliance with Section 4.9;

(7) any Investment existing on the Issue Date or made pursuant to binding commitments in effect on the Issue Date or an Investment consisting of any extension, modification or renewal of any Investment existing on the Issue Date; provided that the amount of any such Investment may only be increased pursuant to this clause (7) to the extent required by the terms of such Investment as in existence on the Issue Date or as otherwise permitted under this Indenture;

(8) Investments acquired with the net cash proceeds received by the Issuer after the Issue Date from the issuance and sale of Capital Stock (other than Redeemable Stock) or made in exchange for Capital Stock (other than Redeemable Stock or Preferred Stock); provided that such net cash proceeds are used to make such Investment within ten days of the receipt thereof and the amount of all such net cash proceeds will be excluded from clause (iii)(2) of Section 4.7(a);

(9) any Investment solely in exchange for the issuance of Capital Stock (other than Redeemable Stock) of the Issuer or any Parent Company;

(10) deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 4.12;

(11) purchases of assets in the ordinary course of business;

(12) receivables owing to the Issuer or any of its Subsidiaries or any advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(13) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(14) any other Investment; provided that, immediately before and immediately after giving pro forma effect to the making of any such Investment and any Debt incurred in connection therewith, (x) no Default or Event of Default shall have occurred and be continuing and (y) the Total Net Leverage Ratio of the Issuer would not exceed 3.25 to 1.00;

(15) any Investment in an Unrestricted Subsidiary which, together with any other outstanding Investment made pursuant to this clause (15), does not exceed the greater of (x) $150.0 million and (y) 30.0% of the Issuer’s Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended (at the time of such Investment);

(16) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 4.11(b) (other than clauses (4), (8) or (11) thereof); and

(17) any other Investment that, when taken together with all other Investments made pursuant to this clause (17) since the Issue Date and outstanding on the date such Investment is made, does not exceed the greater of (x) $250.0 million and (y) 45.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended (at the time of such Investment).

“Permitted Joint Venture” means any joint venture arrangement (which may be structured as a corporation, partnership, trust, limited liability company or any other Person) or other Person (other than a Restricted Subsidiary) in which the Issuer or a Restricted Subsidiary owns Capital Stock.

“Permitted Liens” means, with respect to any Person:

(1) (i) Liens securing Debt under Debt Facilities outstanding or Incurred under clause (1) of Section 4.9(b), which Liens are limited to Liens on the Collateral and, in the case of clause (1)(i), (1)(iii) and clause (1)(iv), shall be Parity Lien Debt, and, in the case of clause (1)(ii), shall be Priority Lien Debt, (ii) Liens on the Collateral created pursuant to the Security Documents, and (iii) Liens on cash granted in favor of any lender under the ABL Credit Agreement or the Lender (as defined in the ABL Credit Agreement) created as a result of any requirement to provide cash collateral pursuant to the ABL Credit Agreement;

(2) Liens securing any Debt which became Debt pursuant to a transaction permitted under Section 5.1 or securing Debt which was created prior to (and not created in connection with, or in contemplation of) the Incurrence of such Debt (including any assumption, guarantee or other liability with respect thereto by any Restricted Subsidiary) and which Debt is permitted under the provisions of Section 4.9; provided that, (a) in the case of Liens that are pari passu or senior to the Liens securing the Notes, the pro forma First Lien Secured Net Leverage Ratio of the Issuer would be equal to or less than the greater of (x) 3.75 to 1.00 and (y) the First Lien Secured Net Leverage Ratio of the Issuer immediately prior to giving effect to such transaction and (b) in the case of Liens that are junior to the Liens securing the Notes, the pro forma Total Net Leverage Ratio of the Issuer would be equal to or less than the greater of (x) 5.25 to 1.00 and (y) the Total Net Leverage Ratio of the Issuer immediately prior to giving effect to such transaction;

(3) Liens imposed by law, including carriers’, warehousemen’s, landlord’s, materialmen’s, processors’ and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4) Liens for taxes, assessments or other governmental charges not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5) Liens under the Issuer’s joint collateral accounts, concentration accounts, deposit accounts or other funds maintained with a depositary institution or bank; provided that such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Issuer in excess of those set forth by regulations issued by the Federal Reserve Board;

(6) Liens on assets, property or shares of stock of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated or amalgamated with the Issuer or any Restricted Subsidiary of the Issuer; provided, however, that such Liens shall not extend to any other property owned by the Issuer or any Restricted Subsidiary;

(7) encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(8) leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on the Issue Date (other than Liens permitted under clause (1));

(10) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(11) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(12) any encumbrance or restriction (including put and call arrangements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(13) Liens for the purpose of securing the payment of all or a part of the purchase price of, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed by the Issuer or a Restricted Subsidiary in the ordinary course of business; provided that: (a) the aggregate principal amount of Debt secured by such Liens is otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the assets or property so acquired or constructed; and (b) such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Issuer or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(14) any interest or title of a lessor under any Capitalized Lease Obligation Incurred under clause (6) of Section 4.9(b); provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation;

(15) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(16) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(17) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Issuer or any of its Subsidiaries, including rights of offset and set-off;

(18) Liens securing Permitted Interest Rate, Currency or Commodity Price Agreements;

(19) Liens on assets of any Foreign Subsidiary of the Issuer or any Restricted Subsidiary that is not a Subsidiary Guarantor securing Debt of such Foreign Subsidiary or such Restricted Subsidiary, in each case, that is permitted to be Incurred under clause (9) of the Section 4.9(b);

(20) Liens on cash, Cash Equivalents or other property arising in connection with the discharge or redemption of Debt;

(21) Liens on any Real Property constituting exceptions to title as set forth in a mortgage title policy delivered to a secured lender with respect thereto;

(22) Liens on insurance policies and the proceeds thereof securing the financing of premiums with respect thereto; provided that such Liens shall not exceed the amount of such premiums so financed;

(23) Liens in favor of the Issuer or a Restricted Subsidiary;

(24) Liens arising from filing Uniform Commercial Code financing statements regarding leases or precautionary Uniform Commercial Code financings statements or similar filings;

(25) permits other ordinary course Liens or Liens consistent with past practice, in each case, incidental to the conduct of the Issuer and its Restricted Subsidiaries’ business or the ownership of its property, not securing any Debt, and which do not in the aggregate materially detract from the value of the Issuer and its Restricted Subsidiaries’ property, when taken as a whole, or materially impair the use thereof in the operation of its business;

(26) Liens to secure Debt permitted under clause (13) of Section 4.9(b); provided that (i) such Liens are limited to securing only the unpaid premiums under the applicable insurance policy and (ii) such Liens only encumber the proceeds of the applicable insurance policy;

(27) Liens securing Debt Incurred under clause (20) of Section 4.9(b); provided that such Liens shall be junior to the Liens securing the Notes;

(28) Liens not otherwise covered by clauses (1) through (27) securing Debt in the aggregate amount outstanding at any time not to exceed the greater of (x) $250.0 million and (y) 45.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended (measured at the time of incurrence); and

(29) Liens securing Debt Incurred to refinance Debt (other than Liens permitted under clause (1)) that was previously so secured (or otherwise replacing any such Lien); provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Debt being refinanced or is in respect of property that is the security for a Permitted Lien hereunder; provided, however, that such Liens have no greater priority relative to the Notes and the Guarantees and the holders of such Debt secured by such Liens have no greater intercreditor rights relative to the Notes and the Guarantees than the original Liens and related Debt and the holders thereof.

“Permitted Parent” means any Parent Company that beneficially owns, together with any other Permitted Parent, 100% of the Capital Stock of the Issuer; provided that the ultimate beneficial ownership of the Issuer has not been modified, solely by virtue of the transaction by which such Parent Company became the beneficial owner of 100% of the Capital Stock of the Issuer and such Parent Company owns no assets other than Cash Equivalents and the Capital Stock of the Issuer or any other Permitted Parent.

“Permitted Payments to Parent” means:

(1) payments with respect to any taxable period for which the Issuer and/or any of its Subsidiaries are members of a consolidated, combined or similar income tax group for U.S. federal and/or applicable state, local or foreign income or similar tax purposes of which a direct or indirect parent of the Issuer is the common parent, the portion of any U.S. federal, state, local and/or foreign income and similar taxes (including any alternative minimum taxes) of such tax group that is attributable to the taxable income of the Issuer and/or such Subsidiaries; provided (1) that the amount of such payments made in respect of any taxable period in the aggregate do not exceed the amount that the Issuer and/or such Subsidiaries would have been required to pay in respect of such taxable period had the Issuer and/or such Subsidiaries been a stand-alone corporate taxpayer or tax group for all applicable taxable periods ending after the date hereof, (2) that the permitted payment pursuant to this clause (B) attributable to any Unrestricted Subsidiary for any taxable period shall be limited to the amount actually paid by such Unrestricted Subsidiary to the Issuer or any Restricted Subsidiary and (3) that with respect to any taxable period (or portion thereof) ending prior to the Issue Date, distributions otherwise permitted under this clause (B) shall be permitted only to the extent such tax distribution relates to income tax audit adjustments that arise after the Issue Date;

(2) payments, directly or indirectly, to any Parent Company if the proceeds thereof are used to (i) pay franchise and similar taxes, public company costs, indemnification costs and other fees required to maintain the corporate existence of such Parent Company, general corporate and overhead expenses (including salaries and other compensation of directors, officers and employees, and administrative, legal, accounting and similar expenses provided by third parties) incurred in the ordinary course of the business of such Parent Company, (ii) reimburse reasonable expenses paid by the Parent Company on behalf of the Issuer or (iii) pay fees and expenses (other than to Affiliates) relating to any unsuccessful debt or equity financing or other financing transaction or acquisition, disposition, other investment or similar transaction; and

(3) any payments or disbursements to or on behalf of any Parent Company that satisfy, or are used to satisfy, the obligations of any Parent Company under the Tax Receivable Agreement.

“Permitted Refinancing Debt” means any Debt of the Issuer or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Debt of the Issuer or any of its Restricted Subsidiaries; provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount of, plus premium, if any, and accrued and unpaid interest on the Debt so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses Incurred in connection therewith);

(2) the Permitted Refinancing Debt has a final maturity date no earlier than the earlier of the final maturity date of the Debt being extended, refinanced, renewed, replaced, deferred or refunded and 91 days after the final maturity date of the Notes;

(3) the Permitted Refinancing Debt has an Average Life at the time such Permitted Refinancing Debt is Incurred that is equal to or greater than the shorter of (A) the Average Life of the Debt being extended, refinanced, renewed, replaced, deferred or refunded and (B) 91 days after the Average Life of the Notes;

(4) if the Debt being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or a Subsidiary Guarantee, such Permitted Refinancing Debt is subordinated in right of payment to the Notes or such Subsidiary Guarantee on terms at least as favorable, taken as a whole, to the Holders of Notes as those contained in the documentation governing the Debt being extended, refinanced, renewed, replaced, defeased or refunded;

(5) such Debt shall not include Debt of a Restricted Subsidiary that is not a Subsidiary Guarantor that refinances Debt of the Issuer or a Subsidiary Guarantor; and

(6) to the extent the Debt being extended, refinanced, renewed, replaced, defeased or refunded is secured, the Liens securing such Permitted Refinancing Debt have a Lien priority equal to or junior to the Liens securing the Debt being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or any other entity.

“Preferred Stock” of any Person means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding-up of such Person, to shares of Capital Stock of any other class of such Person.

“Priority Lien Debt” means:

(1) Debt (including letters of credit and reimbursement obligations with respect thereto) and other obligations incurred by the Issuer or any of the Subsidiary Guarantors under or in respect of the ABL Credit Agreement and/or secured by the Priority Lien Security Documents;

(2) any other Debt of the Issuer or any Subsidiary Guarantor that is intended by the Issuer to be secured by Liens that are equal and ratable with the Priority Lien Debt; provided that, in the case of any Debt referred to in this clause (2):

(a) on or before the date on which such Debt is incurred by the Issuer or such Subsidiary Guarantor, such Debt is designated by the Issuer, in accordance with the terms and conditions of the ABL Intercreditor Agreement, as “Revolving Credit Obligations” for the purposes of the ABL Intercreditor Agreement; provided that no series of Debt may be designated as both Priority Lien Debt and Parity Lien Debt; and

(b) the Priority Lien Representative of such Debt becomes a party to the ABL Intercreditor Agreement in accordance with the requirements thereof; and

(3) guarantees by any Guarantor in respect of any of the obligations described in the foregoing clauses (1) and (2).

“Priority Lien Documents” means, collectively, the ABL Credit Agreement, the ABL Intercreditor Agreement and the indenture, credit agreement or other agreement governing other Priority Lien Debt and the security documents related to the foregoing.

“Priority Lien Representative” means, (1) in the case of the ABL Credit Agreement, the ABL Collateral Agent and (2) in the case of any other Priority Lien Debt, the trustee, agent or representative of the holders of such Priority Lien Debt who is appointed as a representative of such Priority Lien Debt (for purposes related to the administration of the applicable security documents related thereto) pursuant to the indenture, credit agreement or other agreement governing such Priority Lien Debt.

“Priority Lien Security Documents” means all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, hypothecs, collateral agency agreements, debentures or other instruments, pledges, grants or transfers for security or agreements related thereto executed and delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the Uniform Commercial Code) in favor of the Priority Lien Representative, for the benefit of any of the holders of Priority Lien Debt, in each case, as amended, modified, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and the applicable Priority Lien Documents subject to the terms of the ABL Intercreditor Agreement, as applicable.

“Pro Forma Basis” means, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Fixed Charge Coverage Ratio, First Lien Secured Net Leverage Ratio, Secured Net Leverage Ratio and the Total Net Leverage Ratio and the calculation of Consolidated Total Assets and Consolidated EBITDA, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transactions, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Debt (including Debt issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Debt being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of Preferred Stock or disqualified stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the Reference Period most recently ended, or subsequent to the end of such Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged, amalgamated or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of such Reference Period), as if each such event occurred on the first day of such Reference Period.

For purposes of making any computation referred to above:

(1) if any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Interest Rate, Currency or Commodity Price Agreement applicable to such Debt if such Interest Rate, Currency or Commodity Price Agreements has a remaining term in excess of such period);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP;

(3) interest on Debt that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate; and

(4) interest on any Debt under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Debt during the applicable period.

Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act. Any pro forma calculation may include, without limitation, adjustments calculated to give effect to any Pro Forma Cost Savings; provided that any such adjustments, other than Specified Permitted Adjustments, that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” means, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a Pro Forma Basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by the Issuer (or any successor thereto) or any Restricted Subsidiary within 18 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of the Issuer (or any successor thereto)) and are reasonably anticipated to be realized within 18 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided further that, except for the Specified Permitted Adjustments, (i) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA), solely with respect to acquisitions after the Acquisition Closing Date, shall not exceed with respect to any four quarter period 25.0% of Consolidated EBITDA for such period (calculated after giving effect to any such adjustments, after giving effect to the Specified Permitted Adjustments, if applicable) and (ii) the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 18 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.

“Proceeds” shall have the meaning set forth in the Security Agreement.

“Promissory Note” shall have the meaning set forth in the Security Agreement.

“PTO” means the United States Patent and Trademark Office.

“Rating Agency” means each of S&P, Moody’s or Fitch, or if (and only if) S&P, Moody’s, Fitch or any combination thereof shall not make a rating on the Notes publicly available, a nationally recognized statistical rating organization or organizations, as the case may be, selected by the Issuer, which shall be substituted for S&P, Moody’s or Fitch, or any combination thereof, as the case may be.

“Rating Event” means a decrease of one or more gradations (including gradations within rating categories as well as between rating categories and excluding, for the avoidance of doubt, changes in ratings outlook) in the rating of the Notes by two of the Rating Agencies or a withdrawal of the rating of the Notes by two of the Rating Agencies on, or within 30 days following, the earlier of (x) the occurrence of a Change of Control and (y) the date of public announcement of the occurrence of a Change of Control or of the intention by the Issuer to effect a Change of Control; provided, however, that a downgrade of the Notes by the applicable Rating Agency shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a downgrade for purposes of this definition of Rating Event) if such Rating Agency making the downgrade in rating does not publicly announce or confirm or inform the Issuer or the Trustee in writing at the request of the Issuer that the downgrade is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade).

“Real Property” of any Person means, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables” means receivables, chattel paper, instruments, documents or intangibles evidencing or relating to the right to payment of money.

“Receivables Sale” of any Person means any sale of Receivables of such Person (pursuant to a purchase facility or otherwise), other than in connection with a disposition of the business operations of such Person relating thereto or a disposition of defaulted Receivables for purposes of collection and not as a financing arrangement.

“Redeemable Stock” of any Person means any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (other than in exchange for Capital Stock of the Issuer that is not Redeemable Stock) or is convertible into or exchangeable for Debt or is redeemable at the option of the holder thereof (other than in exchange for Capital Stock of the Issuer that is not Redeemable Stock), in whole or in part, at any time prior to the final Stated Maturity of the Notes. Notwithstanding the preceding sentence, any Capital Stock that would constitute Redeemable Stock solely because the holders thereof have the right to require the Issuer to repurchase such Capital Stock upon the occurrence of a change of control or an asset disposition shall not constitute Redeemable Stock if the terms of such Capital Stock provide that the Issuer shall not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.7.

“Reference Period” means the most recent four consecutive fiscal quarter period of the Issuer immediately preceding the date on which such calculation is made (in each case taken as one accounting period) for which financial statements have been or were required to be delivered under this Indenture, or are otherwise internally available.

“Regulation S Legend” means the legend identified as such in Exhibit A.

“Related Party” means, with respect to Platinum Equity Advisors, LLC, (i) any investment fund controlled by or under common control with Platinum Equity Advisors, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (i).

“Replacement Assets” means:

(1) properties and assets (other than cash, Cash Equivalents, any Capital Stock or other security) that will be used in the business of the Issuer and its Restricted Subsidiaries as conducted on the Issue Date or any business ancillary thereto or supportive thereof; and

(2) Capital Stock of any Person that is engaged in the business of the Issuer and its Restricted Subsidiaries as conducted on the Issue Date or any business ancillary thereto or supportive thereof and that will be merged or consolidated with or into the Issuer or a Restricted Subsidiary or that will become a Restricted Subsidiary.

“Requirement of Law” or “Requirements of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Notes Legend” means the legend identified as such in Exhibit A.

“Restricted Subsidiary” means any Subsidiary of the Issuer, whether existing on or after the Issue Date, unless such Subsidiary is an Unrestricted Subsidiary.

“S&P” means S&P Global Ratings, and any successor to its rating agency business.

“Screened Affiliate” means any Affiliate of a Holder (i) that makes investment decisions independently from such Holder and any other Affiliate of such Holder that is not a Screened Affiliate, (ii) that has in place customary information screens between it and such Holder and any other Affiliate of such Holder that is not a Screened Affiliate and such screens prohibit the sharing of information with respect to the Issuer or its Subsidiaries, (iii) whose investment policies are not directed by such Holder or any other Affiliate of such Holder that is acting in concert with such Holder in connection with its investment in the Notes, and (iv) whose investment decisions are not influenced by the investment decisions of such Holder or any other Affiliate of such Holder that is acting in concert with such Holders in connection with its investment in the Notes.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Debt” at any date means the aggregate principal amount of Debt that in each case is then secured by Liens on any property or assets of the Issuer or any Restricted Subsidiary.

“Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (1) (x) Secured Debt of the Issuer and its Restricted Subsidiaries as of such date minus (y) unrestricted cash and Cash Equivalents (but excluding in all cases cash proceeds from Debt incurred on the date of determination) that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries for which internal financial statements are available immediately preceding such date and held by the Issuer and its Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended. If the Secured Net Leverage Ratio is being determined for the Reference Period most recently ended, Debt of the Issuer and its Restricted Subsidiaries shall be measured on the last day of such Reference Period, with Consolidated EBITDA being determined for such Reference Period.

“Secured Parties” shall have the meaning set forth in the Security Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Account” has the meaning set forth in Article 8 of the Uniform Commercial Code.

“Security Agreement” shall mean that certain Security Agreement, dated as of the Issue Date, by and among the parties thereto from time to time as grantors and the Collateral Agent, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms thereof and this Indenture.

“Security Documents” means the Pari Passu Intercreditor Agreement, the ABL Intercreditor Agreement, any other Intercreditor Agreement, each joinder or amendment to any Intercreditor Agreement, all security agreements, pledge agreements, control agreements, collateral assignments, mortgages, deeds of trust, security deeds, deeds to secure debt, hypothecs, collateral agency agreements, debentures or other instruments, pledges, grants or transfers for security or agreements related thereto delivered by the Issuer or any Guarantor creating or perfecting (or purporting to create or perfect) a Lien upon Collateral (including, without limitation, financing statements under the Uniform Commercial Code) in favor of the Collateral Agent on behalf of the Secured Parties to secure the Notes and the Guarantees, in each case, as amended, modified, restated, supplemented or replaced, in whole or in part, from time to time, in accordance with its terms and this Indenture subject to the terms of the Intercreditor Agreements.

“Senior Credit Facilities” means collectively the ABL Credit Agreement and the Term Loan Credit Agreement.

“Short Derivative Instrument” means a Derivative Instrument (i) the value of which generally decreases, and/or the payment or delivery obligations under which generally increase, with positive changes to the Performance References and/or (ii) the value of which generally increases, and/or the payment or delivery obligations under which generally decrease, with negative changes to the Performance References.

“Significant Restricted Subsidiary” means, at any date of determination, any Restricted Subsidiary that, together with its Restricted Subsidiaries represents 10.0% or more of the Issuer’s total consolidated assets at the end of the most recent fiscal quarter for which financial information is available or 10.0% or more of the Issuer’s consolidated net revenues or consolidated operating income for the most recent four quarters for which financial information is available.

“Specified Permitted Adjustments” means all adjustments identified in the calculation of “Adjusted EBITDA” as set forth in “Summary—Summary Historical and Other Financial Information” of the Offering Memorandum to the extent such adjustments, without duplication, continue to be applicable to the Reference Period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during Reference Period that are otherwise included in the calculation of Consolidated EBITDA).

“Sponsor” means Platinum Equity Advisors, LLC and its Affiliates (excluding any operating portfolio company thereof).

“Stated Maturity” means, when used with respect to any Debt or any installment of interest on such Debt, the dates specified in such Debt as the fixed date on which the principal of such Debt or such installment of interest, as the case may be, is due and payable.

“Subordinated Debt” means Debt of the Issuer or a Guarantor that is expressly subordinated or junior in right of payment to the Notes or a Guarantee, as applicable, pursuant to a written agreement to that effect.

“Subsidiary” of any Person means:

(1) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; or

(2) any other Person (other than a corporation) in which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Subsidiary Guarantee” means the Guarantee by any Subsidiary Guarantor of the Issuer’s obligations under this Indenture.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer on the Issue Date that is a party to this Indenture for purposes of providing a Subsidiary Guarantee with respect to the Notes, and each other Restricted Subsidiary that is required to, or at the election of the Issuer, does become a Subsidiary Guarantor by the terms of this Indenture after the Issue Date and their respective successors and assigns, in each case, until such Person is released from its Subsidiary Guarantee in accordance with the terms of this Indenture.

“Targets” means E&I Engineering Ireland Limited and its affiliate, Powerbar Gulf LLC.

“Tax Receivable Agreement” means the Tax Receivable Agreement, dated as of February 7, 2020, by and between the Ultimate Parent and VPE Holdings, LLC, a Delaware limited liability company, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Term Loan Credit Agreement” means (i) that certain credit agreement with respect to the senior secured Term Loan credit facility entered into on March 2, 2020 by and among, Vertiv Group Corporation, Vertiv Intermediate Holding II Corporation, various financial institutions from time to time party thereto, as lenders, and Citibank, N.A., as administrative agent and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Debt or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the Pari Passu Intercreditor Agreement)) in whole or in part the Debt and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent Term Loan Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not a Term Loan Credit Agreement hereunder as amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. Any reference to the Term Loan Credit Agreement hereunder shall be deemed a reference to any Term Loan Credit Agreement then in existence.

“Term Loan Credit Agreement Collateral Agent” means Citibank, N.A., as administrative agent under the Term Loan Credit Agreement and any successor thereof in such capacity.

“Total Net Leverage Ratio” means, at any time, the ratio of (1) (x) Debt (to the extent included in clauses (1)-(3) and clause (5) of the definition of such term), including all Contingent Obligations in respect thereof, of the Issuer and its Restricted Subsidiaries as of such date minus

(y) unrestricted cash and Cash Equivalents (but excluding in all cases cash proceeds from Debt incurred on the date of determination) that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries for which internal financial statements are available immediately preceding such date and held by the Issuer and its Restricted Subsidiaries as of such date of determination, and in each case, calculated on a Pro Forma Basis to (2) the Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended. If the Total Net Leverage Ratio is being determined for the Reference Period most recently ended, Debt of the Issuer and its Restricted Subsidiaries shall be measured on the last day of such Reference Period, with Consolidated EBITDA being determined for such Reference Period.

“Transactions” means the offering of Notes pursuant to the Offering Memorandum and the Acquisition.

“Transfer Restricted Notes” means Notes that bear or are required to bear the Restricted Notes Legend.

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 that has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2024; provided, however, that, if the period from such redemption date to November 15, 2024 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. The Issuer will, prior to such redemption date, provide written notice executed by an officer of the Issuer of the Treasury Rate, including the calculation thereof in reasonable detail.

“TIA” means the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended.

“Trustee” has the meaning set forth in the preamble of this Indenture and any successor thereto.

“U.S. dollar” or “$” means the lawful money of the United States of America.

“U.S. Government Obligations” means direct non-callable obligations of, or guaranteed by, the United States for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“Ultimate Parent” refers only to Vertiv Holdings Co, a Delaware corporation (f/k/a GS Acquisition Corp.), the indirect parent of Holdings, and not to any of its subsidiaries.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York or any other applicable jurisdiction as provided in the Security Documents.

“United States” or “U.S.” means the United States of America.

“Unrestricted Subsidiary” means any Subsidiary that has been designated as an unrestricted Subsidiary, in accordance with Section 4.16.

“Vehicles” shall have the meaning set forth in the Security Agreement.

“Voting Equity Interests” shall have the meaning set forth in the Security Agreement.

“Voting Stock” of any Person means Capital Stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

“Wholly Owned Restricted Subsidiary” means, as to any Person, any Wholly Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“acceleration declaration”	6.2
“Acquisition Deadline”	3.8(a)
“Act”	12.12
“Alternate Offer”	4.13
“Authentication Order”	2.2
“Change of Control Offer”	4.13
“Change of Control Purchase Price”	4.13
“Covenant Defeasance”	8.3
“Deposit Trustee”	8.5
“Directing Holder”	6.1
“EDGAR”	4.3(a)
“End Date”	3.8(a)
“Event of Default”	6.1
“Excess Proceeds”	4.10(c)
“Institutional Accredited Investor Note”	2.1(b)
“LCT Election”	1.4
“LCT Test Date”	1.4
“Legal Defeasance”	8.2
“Note Amount”	4.10(c)(1)
“Noteholder Direction”	6.1
“Offer Expiration Date”	1.1
“Offered Price”	4.10(c)
“Pari Passu Debt Amount”	4.10(c)(2)
“Pari Passu Offer”	4.10(c)(2)
“Parity Lien Debt Amount”	4.10(c)(2)
“Parity Lien Offer”	4.10(c)(2)
“Permitted Debt”	4.9(b)
“Position Representation”	6.1
“Purchase Date”	1.1
“QIBs”	2.1(b)
“Registrar”	2.3
“Regulation S”	2.1(b)
“Regulation S Global Note”	2.1(b)
“Resale Restriction Termination Date”	2.15(a)
“Restricted Payment”	4.7(a)(4)
“Restricted Period”	2.15(b)
“Rule 144A”	2.1(b)
“Rule 144A Global Note”	2.1(b)
“Special Mandatory Redemption”	3.8(a)
“Special Mandatory Redemption Date”	3.8(a)
“Special Mandatory Redemption Price”	3.8(a)
“Successor Company”	5.1(a)(1)
“Successor Guarantor”	5.1(b)(1)(A)
“Unrestricted Subsidiary”	4.16(a)
“Verification Covenant”	6.1

SECTION 1.3. Rules of Construction. Unless the context otherwise requires:

(1) a term has the meaning assigned to it herein;

(2) an accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) unless otherwise specified, any reference to Section, Article or Exhibit refers to such Section, Article or Exhibit, as the case may be, of this Indenture;

(6) provisions apply to successive events and transactions;

(7) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision; and

(8) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time.

SECTION 1.4. Limited Condition Transactions. When calculating the availability under any basket or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt and the use of the proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions), in each case, at the option of the Issuer (the Issuer’s election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket or ratio and whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) the definitive agreements for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of an irrevocable notice, declaration of a dividend or similar event) and if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and any related pro forma adjustments, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with

(or satisfied) for all purposes; provided that (a) compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the Incurrence or issuance of Debt and the use of proceeds thereof, the Incurrence of Liens, repayments, Restricted Payments and Asset Dispositions) and (b) Consolidated EBITDA for purposes of the Fixed Charge Coverage Ratio, First Lien Secured Net Leverage Ratio, Secured Net Leverage Ratio and the Total Net Leverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Debt or, if no such indicative interest margin exists, as reasonably determined by the Issuer in good faith.

For the avoidance of doubt, if the Issuer has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA of the Issuer, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations (and no Default or Event of Default shall be deemed to have occurred due to such failure to comply), and (2) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement or date for redemption, purchase or repayment specified in an irrevocable notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction.

The Trustee shall not be responsible, or have any liability, for the calculation of any basket or ratio under this Indenture or compliance with any provision under this Indenture in connection with Section 1.4.

ARTICLE II

THE NOTES

SECTION 2.1. Form and Dating. The Notes shall be substantially in the form of Exhibit A attached hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered Holder will be treated as the owner of such Note for all purposes.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture, and the Issuer and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(a) The Notes shall be issued initially in the form of one or more Global Notes, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Note Custodian, and registered in the name of the Depositary or a nominee of the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided.

Each Global Note shall represent such of the outstanding Notes as shall be specified therein, and each shall provide that it shall represent the aggregate amount of outstanding Notes from time to time endorsed thereon and that the aggregate amount of outstanding Notes represented thereby may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and transfers of interests. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Note Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.6.

(b) The Initial Notes are being issued by the Issuer only (i) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act (“Rule 144A”)) (“QIBs”) and (ii) in reliance on Regulation S under the Securities Act (“Regulation S”). After such initial issuance, Initial Notes that are Transfer Restricted Notes may be transferred to QIBs in reliance on Rule 144A, outside the United States pursuant to Regulation S, to IAIs or to the Issuer, in accordance with certain transfer restrictions. Initial Notes that are offered in reliance on Rule 144A shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Rule 144A Global Note”), deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Initial Notes that are offered in offshore transactions in reliance on Regulation S shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Regulation S Legend (collectively, the “Regulation S Global Note”), deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. Initial Notes resold to IAIs in the United States shall be issued in the form of one or more permanent Global Notes substantially in the form set forth in Exhibit A and bear the Restricted Notes Legend (collectively, the “Institutional Accredited Investor Note”), deposited with the Note Custodian, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided. The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Note Custodian, at the direction of the Trustee. Transfers of Notes among QIBs, to or by purchasers pursuant to Regulation S and to or by IAIs shall be represented by appropriate increases and decreases to the respective amounts of the appropriate Global Notes, as more fully provided in Section 2.15.

(c) Section 2.1(b) shall apply only to Global Notes deposited with or on behalf of the Depositary.

The Issuer shall execute and the Trustee shall, in accordance with this Section 2.1 and Section 2.2, authenticate and deliver the Global Notes that (i) shall be registered in the name of the Depositary or the nominee of the Depositary and (ii) shall be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary.

SECTION 2.2. Execution and Authentication. An Officer shall sign the Notes for the Issuer by manual, facsimile or PDF transmission signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of a Responsible Officer of the Trustee. The signature of a Responsible Officer of the Trustee shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Issuer signed by an Officer of the Issuer (an “Authentication Order”) directing the Trustee to authenticate the Notes and, with respect to any Additional Notes, an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent to the issuance of the Notes contained herein have been complied with, authenticate Notes for original issue in the aggregate principal amount stated in such written order.

The Trustee may appoint an authenticating agent reasonably acceptable to the Issuer to authenticate Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent or agents. An authenticating agent has the same rights as an Agent to deal with Holders or the Issuer.

SECTION 2.3. Registrar; Paying Agent. The Issuer shall maintain (i) an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and (ii) an office or agency where Notes may be presented for payment to a Paying Agent. The Registrar shall keep a register of the Notes and of their transfer and exchange. The Issuer may appoint one or more co-registrars and one or more additional Paying Agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional Paying Agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer and/or any Restricted Subsidiary may act as Paying Agent or Registrar.

The Issuer shall notify the Trustee in writing, and the Trustee shall notify the Holders, of the name and address of any Agent not a party to this Indenture. The Issuer shall enter into an appropriate agency agreement with any Agent not a party to this Indenture. If the Issuer fails to appoint or maintain a Registrar or Paying Agent, or fails to give the foregoing notice, the Trustee shall act as such, and shall be entitled to appropriate compensation in accordance with Section 7.6.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent at the Corporate Trust Office of the Trustee.

The Issuer initially appoints DTC to act as the Depositary with respect to the Global Notes.

SECTION 2.4. Paying Agent to Hold Money in Trust. The Issuer shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of the Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee of any Default by the Issuer in making any such payment. While any such Default continues, the Trustee may require a Paying Agent to pay to the Trustee all money held by it in trust for the benefit of the Holders or the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it in trust for the benefit of the Holders or the Trustee to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer or any of its Subsidiaries) shall have no further liability for such money. If the Issuer or any of its Subsidiaries acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon the occurrence of any of the events specified in Section 6.1, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuer shall furnish to the Trustee at least seven Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders, including the aggregate principal amount of the Notes held by each Holder thereof.

SECTION 2.6. Book-Entry Provisions for Global Notes.

(a) Each Global Note shall (i) be registered in the name of the Depositary for such Global Notes or the nominee of such Depositary, (ii) be delivered by the Trustee to the Depositary or pursuant to the Depositary’s instructions or held by the Note Custodian for the Depositary and (iii) bear the Global Note legends as required by Section 2.6(e).

Members of, or Participants in, the Depositary shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary, or the Note Custodian, or under such Global Note, and the Depositary may be treated by the Issuer, and the Trustee or any Agent and any of their respective agents, as the absolute owner of such Global Note for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any Agent or their respective agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Participants, the operation of customary practices governing the exercise of the rights of an owner of a beneficial interest in any Global Note.

Neither the Trustee nor any Agent shall have any responsibility or obligation to any Holder that is a member of (or a Participant in) the Depositary or any other Person with respect to the accuracy of the records of the Depositary (or its nominee) or of any member or Participant thereof, with respect to any ownership interest in the Notes or with respect to the delivery of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to the Notes. The Trustee and any Agent may rely (and shall be fully protected in relying) upon information furnished by the Depositary with respect to its members, Participants and any beneficial owners in the Notes.

Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(b) Transfers of a Global Note shall be limited to transfers of such Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Interests of beneficial owners in a Global Note may be transferred in accordance with Section 2.15 and the rules and procedures of the Depositary. In addition, certificated Notes shall be transferred to beneficial owners in exchange for their beneficial interests only if (i) the Depositary notifies the Issuer that it is unwilling or unable to continue as Depositary for the Global Notes and a successor depositary is not appointed by the Issuer within 90 days of such notice, (ii) the Depositary ceases to be a “clearing agency” registered under the Exchange Act and a successor depositary is not appointed by the Issuer within 90 days of such notice, (iii) an Event of Default of which a Responsible Officer of the Trustee has written notice has occurred and is continuing and the Registrar has received a request from any Holder of a Global Note to issue such certificated Notes or (iv) the Issuer, in its sole discretion, notifies the Trustee in writing that it elects to cause the issuance of certificated Notes.

(c) In connection with the transfer of an entire Global Note to beneficial owners pursuant to Section 2.6(b), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Issuer shall execute, and the Trustee shall authenticate and deliver to each beneficial owner identified by the Depositary in exchange for its beneficial interest in such Global Note an equal aggregate principal amount of certificated Notes of authorized denominations.

(d) The registered Holder of a Global Note may grant proxies and otherwise authorize any Person, including Participants and Persons that may hold interests through Participants, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(e) Each Global Note shall bear the Global Note Legend on the face thereof.

(f) At such time as all beneficial interests in Global Notes have been exchanged for certificated Notes, redeemed, repurchased or cancelled, all Global Notes shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for certificated Notes, redeemed, repurchased or cancelled, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note, by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction.

(g) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Global Notes and certificated Notes upon receipt of an Authentication Order in accordance with Section 2.2 or at the Registrar’s request.

(2) No service charge shall be made to a Holder for any registration of transfer or exchange, but Holders will be required to pay all taxes due on such transfer or exchange (other than any such stamp or transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Section 2.7, Section 2.10, Section 3.6, Section 4.10, Section 4.13 or Section 9.4).

(3) All Global Notes and certificated Notes issued upon any registration of transfer or exchange of Global Notes or certificated Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes (or interests therein) or certificated Notes surrendered upon such registration of transfer or exchange.

(4) The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes under Section 3.2 hereof and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(5) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent, or the Issuer shall be affected by notice to the contrary.

(6) The Trustee shall authenticate Global Notes and certificated Notes in accordance with the provisions of Section 2.2. Except as provided in Section 2.6(b), neither the Trustee nor the Registrar shall authenticate or deliver any certificated Note in exchange for a Global Note.

(7) Each Holder agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(8) Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(9) The transferor of any Note held in certificated form shall provide or cause to be provided to the Trustee all information necessary to allow the Trustee to comply with any applicable tax reporting obligations, including without limitation any cost basis reporting obligations under Section 6045 of the Internal Revenue Code of 1986, as amended. The Trustee may rely on information provided to it and shall have no responsibility to verify or ensure the accuracy of such information.

SECTION 2.7. Replacement Notes. If any mutilated Note is surrendered to the Trustee, the Registrar or the Issuer and the Trustee receives evidence to its satisfaction of the ownership and destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by the Trustee or the Issuer, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Issuer, the Trustee and the Agents may charge for their expenses in replacing a Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9, a Note does not cease to be outstanding because Holdings, the Issuer, the Subsidiary Guarantors or any of their respective Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on the maturity date or date of redemption, money sufficient to pay all amounts under the Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest and will not be deemed to be outstanding.

SECTION 2.9. Treasury Notes. In determining whether the Holders of the required aggregate principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by Holdings, the Issuer, the Subsidiary Guarantors or by any of their respective Affiliates shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes of which a Responsible Officer of the Trustee has written notice as being so owned shall be so disregarded. Notwithstanding the foregoing, Notes that are to be acquired by the Issuer or an Affiliate of the Issuer pursuant to an exchange offer, tender offer or other agreement shall not be deemed to be owned by such entity until legal title to such Notes passes to such entity.

SECTION 2.10. Temporary Notes. Until certificated Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuer considers appropriate for temporary Notes. Without unreasonable delay, the Issuer shall prepare and the Trustee shall upon receipt of a written order of the Issuer signed by one Officer, authenticate certificated Notes in certificate form in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation. The Issuer at any time may deliver to the Trustee for cancellation any Notes previously authenticated and delivered hereunder or which the Issuer may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled by the Trustee. All Notes surrendered for registration of transfer, exchange or payment, if surrendered to any Person other than the Trustee, shall be delivered to the Trustee. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation. Subject to Sections 2.7 and 2.16, the Issuer may not issue new Notes to replace Notes that it has redeemed or paid or that have been delivered to the Trustee for cancellation. All cancelled Notes held by the Trustee shall be disposed of in accordance with its customary practice.

SECTION 2.12. Defaulted Interest. If the Issuer defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, which date shall be the earliest practicable date but in all events at least five Business Days prior to the payment date, in each case at the rate provided in the Notes and in Section 4.1; provided that no special record date shall be required with respect to any defaulted interest that is paid within the applicable grace period. The Issuer shall fix or cause to be fixed each such special record date and payment date and shall promptly thereafter notify the Trustee of any such date. At least 15 days before the special record date, the Issuer (or the Trustee, in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid. The Trustee will have no duty whatsoever to determine whether any defaulted interest is payable or the amount thereof.

SECTION 2.13. Computation of Interest. Interest on the Notes shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

SECTION 2.14. CUSIP and ISIN Numbers. The Issuer in issuing the Notes may use “CUSIP” and “ISIN” numbers, and, if it does so, the Trustee shall use the CUSIP and/or ISIN number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of such numbers printed in the notice or on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuer shall promptly notify the Trustee in writing of any change in the CUSIP number and ISIN number.

SECTION 2.15. Transfer and Exchange.

(a) The following provisions shall apply with respect to any proposed transfer of a Rule 144A Note or an Institutional Accredited Investor Note prior to the date which is six months after the later of the date of its original issue, the original issue date of any Additional Notes and the last date on which the Issuer or any Affiliate of the Issuer was the owner of such securities (or any predecessor thereto) (the “Resale Restriction Termination Date”):

(1) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Issuer or the Trustee, the receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3) a transfer of a Rule 144A Note or an Institutional Accredited Investor Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C from the proposed transferor and, if requested by the Issuer or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the Resale Restriction Termination Date, interests in a Rule 144A Note or an Institutional Accredited Investor Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or Exhibit D or any additional certification.

(b) The following provisions shall apply with respect to any proposed transfer of a Regulation S Note prior to the date which is 40 days after the later of the Issue Date, the closing date of the issuance of any Additional Notes and when the Notes or any predecessor of the Notes are first offered to Persons other than distributors (as defined in Rule 902 of Regulation S) in reliance on Regulation S (the “Restricted Period”):

(1) a transfer of a Regulation S Note or a beneficial interest therein to a QIB shall be made upon the representation of the transferee, in the form of assignment as set forth on the reverse of the Note, that it is purchasing the Note for its own account or an account with respect to which it exercises sole investment discretion and that it and any such account is a QIB, and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon its foregoing representations in order to claim the exemption from registration provided by Rule 144A;

(2) a transfer of a Regulation S Note or a beneficial interest therein to an IAI shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit D from the proposed transferee and, if requested by the Issuer or the Trustee, the delivery of an Opinion of Counsel, certification and/or other information satisfactory to each of them; and

(3) a transfer of a Regulation S Note or a beneficial interest therein to a non-U.S. person shall be made upon receipt by the Trustee or its agent of a certificate substantially in the form set forth under Exhibit C hereof from the proposed transferor and, if requested by the Issuer or the Trustee, receipt by the Trustee or its agent of an Opinion of Counsel, certification and/or other information satisfactory to each of them.

After the expiration of the Restricted Period, interests in the Regulation S Note may be transferred in accordance with applicable law without requiring the certifications set forth under Exhibit C or Exhibit D or any additional certification

(c) In the event that a Global Note is exchanged for Notes in certificated, registered form pursuant to Section 2.6, such Notes may be exchanged only in accordance with such procedures as are substantially consistent with the provisions of clauses (a) and (b) of this Section 2.15 above (including the certification requirements intended to ensure that such transfers comply with Rule 144A or Regulation S, as the case may be) and such other procedures as may from time to time be adopted by the Issuer and notified to the Trustee in writing.

(d) Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes not bearing the Restricted Notes Legend, the Registrar shall deliver Notes that do not bear the Restricted Notes Legend. Upon the transfer, exchange or replacement of Notes bearing the Restricted Notes Legend, the Registrar shall deliver only Notes that bear the Restricted Notes Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(e) Regulation S Legend. Upon the transfer, exchange or replacement of Notes not bearing the Regulation S Legend, the Registrar shall deliver Notes that do not bear the Regulation S Legend. Upon the transfer, exchange or replacement of Notes bearing the Regulation S Legend, the Registrar shall deliver only Notes that bear the Regulation S Legend unless there is delivered to the Registrar an Opinion of Counsel reasonably satisfactory to the Issuer to the effect that neither such legend nor the related restrictions on transfer are required in order to maintain compliance with the provisions of the Securities Act.

(f) General. By its acceptance of any Note bearing the Restricted Notes Legend or the Regulation S Legend, as applicable, each Holder of such a Note acknowledges the restrictions on transfer of such Note set forth in this Indenture and in the Restricted Notes Legend or the Regulation S Legend, as applicable, and agrees that it shall transfer such Note only as provided in this Indenture. A transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a certificated Note or a beneficial interest in another Global Note shall be subject to compliance with applicable law and the applicable procedures of the Depositary but is not subject to any procedure required by this Indenture.

In connection with any proposed transfer pursuant to Regulation S or pursuant to any other available exemption from the registration requirements of the Securities Act (other than pursuant to Rule 144A), the Issuer may require the delivery of an Opinion of Counsel, other certifications or other information satisfactory to the Issuer.

The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Section 2.15.

SECTION 2.16. Issuance of Additional Notes. The Issuer shall be entitled to issue Additional Notes, without the consent of Holders, in an unlimited aggregate principal amount under this Indenture that shall have identical terms as the Initial Notes, other than with respect to the date of issuance, issue price, first interest payment date applicable thereto, first date from which interest will accrue, transfer restrictions, any registration rights agreement and additional interest with respect thereto; provided that such issuance is not prohibited by the terms of this Indenture, including Section 4.9 and provided, further, that if any Additional Notes are not fungible with the existing Notes for U.S. federal income tax purposes, as determined by the Issuer, such Additional Notes will have a separate CUSIP and ISIN numbers. The Initial Notes and any Additional Notes shall be treated as a single class for all purposes under this Indenture.

With respect to any Additional Notes, the Issuer shall set forth in an Officers’ Certificate, a copy of which shall be delivered to the Trustee, the following information:

(1) the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2) the issue price, the issue date, the CUSIP and/or ISIN number of such Additional Notes, the first interest payment date and the amount of interest payable on such first interest payment date applicable thereto and the date from which interest shall accrue;

(3) whether such Additional Notes shall be Transfer Restricted Notes; and

(4) that such issuance is not prohibited by this Indenture.

The Trustee shall, upon receipt of such Officers’ Certificate and Authentication Order (which may be included in the Officers’ Certificate), authenticate the Additional Notes in accordance with the provisions of Section 2.2 of this Indenture.

ARTICLE III

REDEMPTION AND PREPAYMENT

SECTION 3.1. Notices to Trustee. If the Issuer elects to redeem Notes pursuant to the optional redemption provisions of Section 3.7, it shall furnish to the Trustee, at least five Business Days (or such shorter period as is acceptable to the Trustee) before sending a notice of such redemption, an Officers’ Certificate setting forth the (i) the paragraph of the Notes and/or section of this Indenture pursuant to which the redemption shall occur, (ii) redemption date (which, in the case of a redemption subject to conditions, may be subject to extension until such conditions are satisfied), (iii) principal amount of Notes to be redeemed and (iv) the redemption price or the method for determining the redemption price.

SECTION 3.2. Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, the Trustee shall select the Notes (or portions of Notes) to be redeemed among the Holders in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not then listed on a national security exchange, on a pro rata basis (except that any Notes represented by a Global Note will be redeemed by such method the Depositary may require); provided, however, that no Notes of $2,000 in original principal amount or less shall be redeemed in part. Notwithstanding anything to the contrary stated herein, to the extent any such Notes are held in the form of Global Notes, the Notes to be redeemed shall be selected in accordance with the applicable procedures and requirements of DTC.

SECTION 3.3. Notice of Redemption. The Issuer shall mail or cause to be mailed (in each case sent by first class mail) in accordance with Section 12.1 and, in the case of Global Notes given in accordance with DTC procedures, a notice of redemption (other than a Special Mandatory Redemption) pursuant to Section 3.7 to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee), at least ten days but not more than 60 days before the expected redemption date (except that notices may be delivered more than 60 days before a redemption date if the notice is issued in accordance with Article VIII) (which, in the case of a redemption subject to conditions, may be subject to extension of not more than three months until such conditions are satisfied).

The notice shall identify the Notes to be redeemed (including the name of the Notes, the series, “CUSIP” numbers and corresponding “ISINs,” if applicable, interest rate, maturity date and, if known, certificate numbers) and shall state:

(1) the redemption date (which, in the case of a redemption subject to conditions, may be subject to extension until such conditions are satisfied);

(2) the redemption price (or the method by which it is to be determined);

(3) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the redemption date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made, as appropriate);

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Issuer defaults in making such redemption payment, interest, if any, on Notes called for redemption ceases to accrue on and after the redemption date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) that no representation is made as to the correctness or accuracy of the CUSIP number and ISIN number, if any, listed in such notice or printed on the Notes; and

(9) any conditions precedent to such redemption.

At the Issuer’s written request, the Trustee shall give the notice of redemption in the Issuer’s name and at the Issuer’s expense; provided, however, that the Issuer shall have delivered to the Trustee, at least five Business Days prior to the date of the giving of the notice of redemption (or such shorter period as is acceptable to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in the notice as provided in the preceding paragraph. The notice sent in the manner herein provided shall be deemed to have been duly given whether or not the Holder receives such notice. In any case, failure to give such notice or any defect in the notice to the Holder of any Note shall not affect the validity of the proceeding for the redemption of any other Note.

SECTION 3.4. Effect of Notice of Redemption. Subject to the next paragraph, once notice of redemption is delivered in accordance with Section 3.3, Notes called for redemption become due and payable on the redemption date at the applicable redemption price.

Any redemption notice may, at the Issuer’s discretion, be subject to the satisfaction or waiver of one or more conditions precedent, including completion of an Equity Offering, financing transaction, change of control or other corporate transaction. In addition, if such redemption is subject to satisfaction or waiver of one or more conditions precedent, such notice shall state that, in the Issuer’s discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied or waived (but not more than three months until such conditions are satisfied or waived), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the redemption date, or by the redemption date so delayed. The Issuer shall provide written notice of the satisfaction or waiver of such conditions, the delay of such redemption date or the rescission of such notice of redemption to the Trustee no later than the redemption date, and upon receipt the Trustee shall provide such notice to each holder of the Notes in the same manner in which the notice of redemption was given.

SECTION 3.5. Deposit of Redemption Price. On or before 11:00 a.m. (New York City time) on the redemption date, the Issuer shall deposit with the Trustee or with the Paying Agent (other than the Issuer or an Affiliate of the Issuer) money sufficient to pay the redemption price, together with accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed on that date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price and accrued and unpaid interest, if any, to the applicable redemption date on all Notes to be redeemed.

If the Issuer has deposited with the Trustee or Paying Agent money sufficient to pay the redemption price of, and unpaid and accrued interest, if any, on, all Notes to be redeemed, on and after the redemption, interest shall cease to accrue on the Notes or the portions of Notes called for redemption (regardless of whether certificates for such securities are actually surrendered). If a Note is redeemed on or after an interest record date but on or prior to the related interest payment date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such record date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal from the redemption until such principal is paid, and to the extent lawful on any interest not paid on such unpaid principal, in each case, at the rate provided in the Notes and in Section 4.1.

SECTION 3.6. Notes Redeemed in Part. Upon surrender and cancellation of a Note that is redeemed in part, the Issuer shall issue and, upon the written request of an Officer of the Issuer, the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to the unredeemed portion of the Note surrendered and canceled; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

SECTION 3.7. Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to November 15, 2024 at the option of the Issuer, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(b) On or after November 15, 2024, the Issuer may, on any one or more occasions, redeem all or a part of the Notes at the following redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date):

Year	Redemption Price
2024	102.063%
2025	101.031%
2026 and thereafter	100.000%

(c) In the event that before November 15, 2024, the Issuer receives net cash proceeds from one or more Equity Offerings, the Issuer may use an amount not greater than the amount of such net cash proceeds to redeem up to 40.0% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 104.125% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the rights of Holders of Notes on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that:

(1) at least 50.0% of the aggregate principal amount of all Notes issued on the Issue Date remains outstanding after each such redemption; and

(2) the redemption date is within 120 days of the consummation of any such Equity Offering.

(d) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer, Alternate Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Issuer, or any other Person making such offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer will have the right, upon not less than ten nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase (and the Holders of such remaining Notes shall be deemed to have consented to surrender their Notes) at a redemption price in cash equal to the applicable price paid to holders in such purchase, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption).

(e) Nothing in this Indenture shall limit the ability of the Issuer or its Affiliates to purchase or acquire Notes in open-market purchases, tender or exchange offers or other negotiated transactions or otherwise.

SECTION 3.8. Special Mandatory Redemption.

(a) If (i) the consummation of the Acquisition does not occur on or before December 31, 2021 (or such later date if the end date is extended pursuant to the terms of the Acquisition Agreement) (the “End Date”) or (ii) the Issuer delivers a notice to the Trustee stating it has determined that the consummation of the Acquisition will not occur on or before the End Date (the earlier of the date of delivery of such notice and the End Date, the “Acquisition Deadline”), the Issuer will be required to redeem all of the Notes issued on the Issue Date (the “Special Mandatory Redemption”). The Special Mandatory Redemption will be required to occur by a date no later than ten days after the Acquisition Deadline, upon three days’ notice (the “Special Mandatory Redemption Date”) and at a redemption price equal to 100% of aggregate principal amount of the Notes, plus accrued and unpaid interest on the Notes being redeemed, if any, to, but excluding, the Special Mandatory Redemption Date (the “Special Mandatory Redemption Price”). The Issuer will promptly, and in any event not more than three days after the Acquisition Deadline, deliver notice of the Special Mandatory Redemption to the Trustee, who will then promptly deliver such notice to each Holder of Notes at its registered address or, with respect to Global Notes, in accordance with DTC procedures. If funds sufficient to pay the Special Mandatory Redemption Price of the Notes to be redeemed on the Special Mandatory Redemption Date are deposited with the Trustee or the Paying Agent on or before such Special Mandatory Redemption Date, then on and after such Special Mandatory Redemption Date, the aggregate principal amount of Notes being redeemed will cease to bear interest.

(b) Subject to Section 3.8(a) hereof, upon the occurrence of the closing of the Acquisition, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

ARTICLE IV

COVENANTS

SECTION 4.1. Payment of Notes.

(a) The Issuer shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes. Principal, premium, if any, and interest shall be considered paid for all purposes hereunder on the date the Trustee or the Paying Agent (if other than the Issuer or a Subsidiary thereof) holds, as of 11:00 a.m. (New York City time) on the relevant payment date, U.S. dollars deposited by the Issuer in immediately available funds and designated for and sufficient to pay all such principal, premium, if any, and interest then due.

(b) The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal at the rate equal to the then-applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful.

SECTION 4.2. Maintenance of Office or Agency. The Issuer shall maintain an office or agency in the United States where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon Holdings, the Issuer and the Subsidiary Guarantors in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuer of its obligation to maintain an office or agency in the United States for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3.

SECTION 4.3. Provision of Financial Information.

(a) Whether or not the Issuer is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Issuer shall provide to the Trustee and Holders the annual reports, quarterly reports and other reports which the Issuer would have been required to file with the SEC pursuant to such Section 13(a) or 15(d), or any successor provision thereto if the Issuer were so required, such documents to be provided to the Trustee and Holders on or prior to the respective dates by which the Issuer would have been required to file such documents with the SEC if the Issuer were so required (including any applicable extensions thereof); provided that any such reports and documents filed with the SEC pursuant to its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”) (or any successor system) or made publicly available on the Issuer’s website shall be deemed to have been delivered to the Trustee and the Holders of Notes for purposes of the foregoing requirements.

(b) So long as any of the Notes remain outstanding, if at any time the Issuer is not subject to Section 13(a) or 15(d) under the Exchange Act, the Issuer will make available to any prospective purchaser of Notes or beneficial owner of Notes, upon their request, the information required by Rule 144A(d)(4) under the Securities Act, until such time as the Holders of the Notes, other than Holders that are Affiliates of the Issuer, are able to sell all such Notes immediately without restriction pursuant to the provisions of Rule 144 under the Securities Act, or any successor provision thereto.

(c) The Issuer may satisfy its obligations under this Section 4.3 with respect to financial information relating to the Issuer by furnishing financial information relating to any Parent Company; provided that, if and so long as such Parent Company has Independent Assets or Operations, the same is accompanied by consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand. The Issuer will be deemed to have furnished the reports referred to in this Section 4.3 if the Issuer or any Parent Company has filed the corresponding reports containing such information relating to the Issuer or such Parent Company with the SEC via the EDGAR filing system (or any successor system).

(d) So long as any Notes are outstanding (unless restricted by law, including in connection with any proposed securities offering), the Issuer will also:

(1) not later than fifteen Business Days after filing or furnishing a copy of each of the reports referred to in Section 4.3(a) with the SEC or the Trustee, hold a conference call to discuss the results of operations for the relevant reporting period, with the opportunity to ask questions of management (the Issuer may satisfy the requirements of this clause (1) by holding the required conference call within the time period required by this clause (1) as part of any earnings call of the Issuer or any Parent Company); and

(2) issue a press release or otherwise announce to the Holders prior to the date of the conference call required to be held in accordance with this paragraph, announcing the time and date of such conference call and either including all information necessary to access the call or directing Holders, prospective investors, broker-dealers and securities analysts to contact the appropriate person at the Issuer or Parent Company to obtain such information.

(e) Any and all Defaults or Events of Default arising from a failure to furnish in a timely manner any information required by this Section 4.3 shall be deemed cured (and the Issuer shall be deemed to be in compliance with this Section 4.3) upon furnishing such information as contemplated by this Section 4.3 (but without regard to the date on which such financial statement or report is so furnished).

(f) Delivery of reports and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive knowledge or notice of any information contained therein or determinable from information contained therein, including the Issuer’s or any Subsidiary Guarantor’s, as the case may be, compliance with any of its covenants under this Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates of the Issuer). The Trustee shall have no obligation or responsibility to determine whether the Issuer is required to file any reports or other information with the SEC, whether the Issuer’s information is available on EDGAR (or any successor system) or the Issuer’s website or whether the Issuer has otherwise delivered any notice or report in accordance with the requirements specified in this Section 4.3. The Trustee shall have no obligation to review or analyze reports, information and documents delivered to it, or participate on any conference calls.

SECTION 4.4. Compliance Certificate. The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year beginning with the fiscal year ending December 31, 2021, an Officers’ Certificate stating that, as to each such Officer signing such certificate, to his or her knowledge, the Issuer is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, within 30 days after any Officer becomes aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Issuer is taking or proposes to take with respect thereto.

SECTION 4.5. Taxes. The Issuer shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency all material taxes, assessments and governmental levies, except such as are contested in good faith and by appropriate proceedings and with respect to which appropriate reserves have been taken in accordance with GAAP or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6. Stay, Extension and Usury Laws. Holdings, the Issuer and each of the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture, and Holdings, the Issuer and each of the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

SECTION 4.7. Limitation on Restricted Payments.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to:

(1) directly or indirectly, declare or pay any dividend on, or make any distribution (including any payment in connection with any merger or consolidation derived from assets of the Issuer or any Restricted Subsidiary) in respect of its Capital Stock or to the holders thereof in their capacity as holders of Capital Stock, other than:

(i) any dividends or distributions by the Issuer payable solely in shares of its Capital Stock (other than Redeemable Stock) or in options, warrants or other rights to acquire its Capital Stock (other than Redeemable Stock); and

(ii) in the case of a Restricted Subsidiary, dividends or distributions payable to the Issuer or a Restricted Subsidiary or, in the case of dividends or distributions made by a Restricted Subsidiary that is not wholly owned, dividends or distributions are made on a pro rata basis (or on a basis more favorable to the Issuer);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer or any parent thereof, other than in exchange for Capital Stock (other than Redeemable Stock) of the Issuer or any parent thereof;

(3) make any Investment in any Person, other than a Permitted Investment; and

(4) redeem, repurchase, defease, prepay or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any Subordinated Debt (other than Debt owed by the Issuer or any Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer or the Issuer, or any such payment on Debt due within one year of the date of redemption, repurchase, defeasance, prepayment, decrease or other acquisition or retirement);

(each of clauses (1) through (4) above being a “Restricted Payment”) unless:

(i) no Default or Event of Default, or an event that with the passing of time or the giving of notice, or both, would constitute an Event of Default, has occurred and is continuing or would result from such Restricted Payment;

(ii) after giving pro forma effect to such Restricted Payment as if such Restricted Payment had been made at the beginning of the applicable four-fiscal-quarter period, the Issuer could Incur at least $1.00 of additional Debt pursuant to Section 4.9(a); and

(iii) upon giving effect to such Restricted Payment, the aggregate amount of all Restricted Payments declared or made subsequent to the Issue Date (other than pursuant to clauses (2) through (10) of Section 4.7(b)) does not exceed the sum of:

(1) an amount (which may not be less than zero) equal to 50% of cumulative Consolidated Net Income (or, in the case Consolidated Net Income shall be negative, less 100% of such deficit) of the Issuer since January 1, 2020 through the last day of the last full fiscal quarter ending immediately preceding the date of such Restricted Payment for which quarterly or annual financial statements are publicly available (taken as a single accounting period); plus

(2) (i) 100% of the aggregate net cash proceeds, and the Fair Market Value of property other than cash, in each case received by the Issuer or a Restricted Subsidiary after the Issue Date from contributions of capital or the issuance and sale (other than to a Subsidiary of the Issuer and Excluded Contributions) of Capital Stock (other than Redeemable Stock) of the Issuer or any options, warrants or other rights to acquire Capital Stock (other than Redeemable Stock) of the Issuer, or any net payment received by the Issuer in connection with the termination or settlement of options relating to its Capital Stock; provided that any such net proceeds received by the Issuer from an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, (ii) 100% of the aggregate net cash proceeds received by the Issuer after the Issue Date from the issuance and sale of convertible or exchangeable Debt of the Issuer that has been converted into or exchanged for Capital Stock (other than Redeemable Stock and other than by or from a Subsidiary of the Issuer and Excluded Contributions) of the Issuer; provided that any such net proceeds received by the Issuer from an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination, and (iii) without duplication, any reduction of Debt on the balance sheet of the Issuer to the extent such Debt is converted into or exchanged for Capital Stock of the Issuer (other than Redeemable Stock) after the Issue Date; plus

(3) in the case of a Disposition, liquidation or repayment (including by way of dividends) of Investments by the Issuer and its Restricted Subsidiaries, subsequent to the Issue Date, in any Person subject to clause (3) of Section 4.7(a) above, an amount (to the extent not included in Consolidated Net Income) equal to the lesser of the return on capital with respect to such Investment and the initial amount of such Investment, in either case, less the cost of the Disposition of such Investment and net of taxes; plus

(4) in the case of a designation of an Unrestricted Subsidiary as a Restricted Subsidiary, the Fair Market Value of the Issuer’s interest in such Subsidiary; plus

(5) $125.0 million.

(b) Notwithstanding the foregoing, Section 4.7(a) will not prohibit:

(1) payment of any dividend on Capital Stock of any class within 60 days after the declaration thereof, or redemption of any Subordinated Debt within 30 days after giving notice of redemption thereof, if, on the date when the dividend was declared or such notice of redemption given, the Issuer or such Restricted Subsidiary could have paid such dividend or redeemed such Subordinated Debt in accordance with this Section 4.7;

(2) repayment or refinancing of any Subordinated Debt with Permitted Refinancing Debt, or any Restricted Payment made in exchange for, by conversion into or out of the net proceeds of the substantially concurrent sale (other than from or to a Subsidiary of the Issuer or from or to an employee stock ownership plan financed by loans from the Issuer or a Subsidiary of the Issuer) of shares of Capital Stock (other than Redeemable Stock) of the Issuer;

(3) the acquisition of shares of Capital Stock in connection with (x) the exercise of employee or director stock options or stock appreciation rights by way of cashless exercise and the withholding of a portion of such Capital Stock to pay taxes associated therewith, and (y) the purchase of fractional shares of Capital Stock of the Issuer or any Restricted Subsidiary arising out of stock dividends, splits or combinations or business combinations, or in connection with the exercise of warrants, options or other securities convertible or exchangeable for Capital Stock of the Issuer or any Restricted Subsidiary;

(4) the acquisition of shares of the Issuer’s or any Parent Company’s Capital Stock pursuant to equity repurchases from future, present or former directors, officers or employees (other than any employee, director or consultant that is a former, current or future employee, manager, member, equity holder, partner, officer, director or agent of the Sponsor) in an amount of up to $7.5 million per any calendar year (and any portion of such $7.5 million not used in any calendar year may be carried forward to the next succeeding calendar year);

(5) dividends on Redeemable Stock of the Issuer or a Restricted Subsidiary, or dividends on Preferred Stock of a Restricted Subsidiary, in each case incurred in compliance with Section 4.9;

(6) the payment of cash in lieu of the issuance of Capital Stock in connection with the conversion, retirement, repurchase or redemption of any series of convertible debt securities of the Issuer or its Restricted Subsidiaries;

(7) upon the occurrence of a Change of Control, an Alternate Offer or an Asset Disposition and after the completion of the Offer to Purchase under Section 4.10 or 4.13 (including the purchase of all Notes tendered and required to be purchased), any purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt, Redeemable Stock or Preferred Stock required under the terms thereof as a result of such Change of Control, Alternate Offer or Asset Disposition at a purchase or redemption price not to exceed 101% (in the case of a Change of Control or, in the case of an Alternate Offer, at the applicable price thereof) or 100% (in the case of an Asset Disposition) of the outstanding principal amount thereof, plus accrued and unpaid interest thereon; provided that, in the case of an Asset Disposition, such purchase, repurchase, redemption, defeasance, acquisition or other retirement for value of Subordinated Debt, Redeemable Stock or Preferred Stock does not exceed the Net Available Proceeds from such Asset Disposition;

(8) the payment of the deferred purchase price or earn-outs, including holdbacks (and the receipt of any corresponding consideration therefor), or payments with respect to fractional shares, in each case in connection with an acquisition to the extent such payment would have been permitted by this Indenture at the time of such acquisition;

(9) Permitted Payments to Parent;

(10) any payment that is intended to prevent any Debt from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended;

(11) so long as the Ultimate Parent is listed on an internationally recognized stock exchange, the declaration and payment of dividends on the Issuer’s Capital Stock (or the payment of dividends to any direct or indirect parent of the Issuer to fund the payment by any direct or indirect parent of the Issuer of dividends on such entity’s Capital Stock) of up to 6.00% per annum of the Ultimate Parent’s Market Capitalization;

(12) Restricted Payments that are made with Excluded Contributions;

(13) Restricted Payments in an aggregate amount such that, after giving pro forma effect thereto, the Total Net Leverage Ratio determined for the Reference Period most recently ended would not exceed 3.25 to 1.00; and

(14) other Restricted Payments in an aggregate amount not to exceed the greater of (x) $125.0 million and (y) 25.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended in any fiscal year;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (4), (5), (7), (10), (13) and (14), no Default shall have occurred and be continuing or would otherwise occur as a consequence thereof.

(c) For purposes of determining compliance with this Section 4.7, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (14) of Section 4.7(b) or pursuant to Section 4.7(a), the Issuer, in its sole discretion, may order and classify, and subsequently reorder and reclassify, such Restricted Payment in any manner in compliance with this Section 4.7.

SECTION 4.8. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary:

(1) to pay dividends (in cash or otherwise) or make any other distributions in respect of its Capital Stock owned by the Issuer or any other Restricted Subsidiary or pay any Debt or other obligation owed to the Issuer or any other Restricted Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends, distributions or liquidating distributions prior to dividends, distributions or liquidating distributions being paid on Capital Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock);

(2) to make loans or advances to the Issuer or any other Restricted Subsidiary; or

(3) otherwise to transfer any of its property or assets to the Issuer or any other Restricted Subsidiary.

(b) Notwithstanding the restrictions in Section 4.8(a), the Issuer may, and may permit any Restricted Subsidiary to, suffer to exist any such encumbrance or restriction:

(1) pursuant to any agreement in effect on the Issue Date (including the Senior Credit Facilities and other documents relating to the Senior Credit Facilities);

(2) pursuant to this Indenture, the Notes, the Security Documents and the Subsidiary Guarantees;

(3) pursuant to an agreement relating to any Debt Incurred by or Capital Stock of a Person (other than a Restricted Subsidiary existing on the Issue Date or any Restricted Subsidiary carrying on any of the businesses of any such Restricted Subsidiary) prior to the date on which such Person became a Restricted Subsidiary and outstanding on such date and not Incurred in connection with, or anticipation of, becoming a Restricted Subsidiary; provided that the Incurrence of such Debt was permitted under Section 4.9;

(4) pursuant to an agreement effecting a renewal, refunding, replacement, refinancing or extension of Debt Incurred pursuant to an agreement referred to in clause (1) or (3) of this Section 4.8(b); provided, however, that the provisions contained in such renewal, refunding, replacement, refinancing or extension agreement relating to such encumbrance or restriction are not materially more restrictive, taken as a whole, than the provisions contained in the agreement being renewed, refunded, replaced, refinanced or extended (as conclusively determined by the Issuer in good faith);

(5) in the case of a restriction described in clause (3) of Section 4.8(a), contained in any security agreement securing Debt of a Restricted Subsidiary otherwise permitted under this Indenture, but only to the extent such restrictions restrict the transfer of the assets or property subject to such security agreement; provided that any such encumbrance or restriction is released to the extent the underlying Lien is released or the related Debt repaid;

(6) customary restrictions in leases (including capital leases), subleases, licenses, sublicenses, security agreements or mortgages or other purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property purchased or leased of the nature described in clause (3) of Section 4.8(a);

(7) Liens permitted to be incurred pursuant to Section 4.12 that limit the right of the debtor to Dispose of the assets subject to such Liens;

(8) with respect to a Restricted Subsidiary, imposed pursuant to an agreement which has been entered into for the sale or Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary, provided that such restriction terminates if such transaction is closed or abandoned;

(9) in bona fide contracts for the sale of any property or assets;

(10) any encumbrance or restriction contained in the terms of any Debt or Capital Stock otherwise permitted to be Incurred under this Indenture if the Issuer determines that any such encumbrance or restriction either (i) will not materially affect the Issuer’s ability to make principal or interest payments on the Notes and such restrictions are not materially less favorable to Holders of Notes than is customary in comparable financings or (ii) are not materially more restrictive, taken as a whole, with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date or those contained in this Indenture or the Senior Credit Facilities, in each case as determined in good faith by the Board of Directors or an Officer of the Issuer;

(11) restrictions applicable to Foreign Subsidiaries in agreements or instruments governing Debt of Foreign Subsidiaries;

(12) if such encumbrance or restriction is the result of applicable laws or regulations;

(13) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(14) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(15) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

SECTION 4.9. Limitation on Debt.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt except that the Issuer and any Restricted Subsidiary may Incur Debt if after giving pro forma effect to the Incurrence of such Debt and the receipt and application of the proceeds thereof the Fixed Charge Coverage Ratio of the Issuer would have been 2.00 to 1.00 or greater (“Ratio Debt”); provided that, the aggregate principal amount of Debt incurred by Restricted Subsidiaries that are not Subsidiary Guarantors pursuant to this Section 4.9(a) shall not exceed $100.0 million.

(b) Notwithstanding Section 4.9(a), the following Debt may be Incurred (collectively, the “Permitted Debt”):

(1) Debt of the Issuer or any Restricted Subsidiary under one or more Debt Facilities in an aggregate principal amount Incurred under this clause (1) at any one time outstanding not to exceed the sum of (i) $2,200.0 million, plus (ii) the greater of (x) $600.0 million and (y) the Borrowing Base, plus (iii) the greater of (x) $325.0 million and (y) 60.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended, plus (iv) an amount such that, after giving pro forma effect thereto, the First Lien Secured Net Leverage Ratio (treating all Debt Incurred under this clause (1) as secured by Liens on the assets of the Issuer, including all undrawn amounts under the Issuer’s revolving portion of any Debt Facility) of the Issuer and its Restricted Subsidiaries would not exceed the greater of (A) 3.75 to 1.00 and (B) the First Lien Secured Net Leverage Ratio of the Issuer immediately prior to giving effect to such transaction, plus, in the case of any refinancing of any Debt permitted under this clause (1) or any portion thereof, any increase in the amount of such Debt in connection with any refinancing expenses, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith; provided, that, solely for the purpose of calculating the First Lien Secured Net Leverage Ratio under this clause (1), any outstanding Debt Incurred under this clause (1) that is unsecured or secured on a junior basis (in whole or in part) shall nevertheless be included in clause (1)(x) of the definition of “First Lien Secured Net Leverage Ratio”;

(2) Debt of the Issuer or any Restricted Subsidiary outstanding on the Issue Date and not otherwise referred to in clause (1) of this Section 4.9(b);

(3) Debt owed by the Issuer to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to the Issuer or a Restricted Subsidiary; provided, however, that:

(A) any such Debt owing by the Issuer or a Subsidiary Guarantor to a Restricted Subsidiary that is not a Subsidiary Guarantor shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and

(B) upon either the transfer or other Disposition by such Restricted Subsidiary or the Issuer of any Debt so permitted to a Person other than the Issuer or another Restricted Subsidiary or the issuance (other than directors’ qualifying shares), sale, lease, transfer or other Disposition of shares of Capital Stock (including by consolidation or merger) of such Restricted Subsidiary to a Person other than the Issuer or another Restricted Subsidiary such that it ceases to be a Restricted Subsidiary, the provisions of this clause (3) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other Disposition;

(4) Debt consisting of the Notes (other than any Additional Notes);

(5) the Subsidiary Guarantees and Guarantees by the Issuer or any Restricted Subsidiary of any Debt of the Issuer or a Restricted Subsidiary permitted to be Incurred under this Indenture;

(6) Debt of the Issuer or any of its Restricted Subsidiaries represented by Capitalized Lease Obligations or purchase money obligations Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Issuer or such Restricted Subsidiary, in an aggregate principal amount, including all Debt Incurred to refund or refinance any Debt Incurred pursuant to this clause (6), not to exceed, at any one time outstanding, the greater of (x) $200.0 million and (y) 35.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended determined at the time of Incurrence (it being understood that any Debt Incurred pursuant to this clause (6) shall cease to be deemed Incurred or outstanding for purposes of this clause (6) but shall be deemed Incurred as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary could have Incurred such Debt as Ratio Debt without reliance on this clause (6));

(7) Debt of the Issuer or any Restricted Subsidiary consisting of or pursuant to (i) Permitted Interest Rate, Currency or Commodity Price Agreements and (ii) Cash Management Agreements entered into in the ordinary course of business;

(8) Permitted Acquisition Debt;

(9) Debt of Foreign Subsidiaries, including all Debt Incurred to refund or refinance any Debt Incurred pursuant to this clause (9), in an aggregate amount Incurred pursuant to this clause (9) at any one time outstanding not to exceed the greater of (x) $150.0 million and (y) 25.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended (it being understood that any Debt Incurred pursuant to this clause (9) shall cease to be deemed Incurred or outstanding for purposes of this clause (9) but shall be deemed Incurred as Ratio Debt from and after the first date on which such Foreign Subsidiary could have Incurred such Debt as Ratio Debt without reliance on this clause (9));

(10) Permitted Refinancing Debt which is exchanged for or the proceeds of which are used to refinance or refund, or any extension or renewal of Debt Incurred pursuant to Section 4.9(a) or pursuant to clause (2), (4), (5), (6), (8), (9), (16), (17), (21) of this Section 4.9(b) or this clause (10);

(11) Obligations arising from agreements by the Issuer or a Restricted Subsidiary to provide for indemnification, purchase price closing adjustments, deferred compensation, earn-outs or other similar obligations, in each case, Incurred in connection with any Investment or the acquisition or disposition of any business, assets or Subsidiaries;

(12) Debt Incurred by the Issuer or its Restricted Subsidiaries under performance, bid, surety, release, appeal and similar bonds and statutory obligations, Debt in respect of workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, self-insurance obligations, and completion Guarantees (not for borrowed money) provided in the ordinary course of business, pursuant to reimbursement or indemnification obligations, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(13) Debt Incurred in the ordinary course of business in connection with the financing of insurance premiums;

(14) Debt of the Issuer or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

(15) Debt Incurred and applied to repay the Notes;

(16) Debt in respect of Promissory Notes issued to current or former officers, directors and employees (or their respective family members, estates or trusts or other entities for the benefit of any of the foregoing) of the Ultimate Parent, the Issuer or their Subsidiaries to purchase or redeem Capital Stock or options of the Ultimate Parent or the Issuer in an aggregate principal amount not to exceed $5.0 million at any time outstanding (it being understood that any Debt Incurred pursuant to this clause (16) shall cease to be deemed Incurred or outstanding for purposes of this clause (16) but shall be deemed Incurred as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary could have Incurred such Debt as Ratio Debt without reliance on this clause (16));

(17) Debt Incurred on behalf of, or representing guarantees of Debt Incurred by, joint ventures; provided that the aggregate principal amount of Debt Incurred or guaranteed pursuant to this clause (17) does not exceed the greater of (x) $210.0 million and (y) 40.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended (it being understood that any Debt Incurred pursuant to this clause (17) shall cease to be deemed Incurred or outstanding for purposes of this clause (17) but shall be deemed Incurred as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary could have Incurred such Debt as Ratio Debt without reliance on this clause (17));

(18) Debt of a joint venture to the Issuer or a Restricted Subsidiary and to the other holders of Capital Stock of, or participants in, such joint venture, so long as the percentage of the aggregate amount of such Debt of such joint venture owed to such holders of its Capital Stock or participants of such joint venture does not exceed the percentage of the aggregate outstanding amount of the Capital Stock of such joint venture held by such holders or such participant’s participation in such joint venture;

(19) Debt in respect of letters of credit, bank Guarantees or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Debt) in the ordinary course of business and consistent with past practice or industry practices;

(20) Debt of the Issuer or any Restricted Subsidiary in an amount such that, after giving pro forma effect thereto, the Total Net Leverage Ratio of the Issuer and its Restricted Subsidiaries would not exceed the greater of (A) 5.25 to 1.00 and (B) the Total Net Leverage Ratio of the Issuer immediately prior to giving effect to such transaction; and

(21) in addition to the items referred to in clauses (1) through (20) above, Debt of the Issuer or any Restricted Subsidiary which, together with any other outstanding Debt Incurred pursuant to this clause (21), and including any renewals, extensions, substitutions, refinancings or replacements of such Debt, has an aggregate principal amount at any one time outstanding, not to exceed the greater of (x) $300.0 million and (y) 45.0% of Consolidated EBITDA of the Issuer and its Restricted Subsidiaries determined for the Reference Period most recently ended determined at the time of Incurrence (it being understood that any Debt Incurred pursuant to this clause (21) shall be deemed Incurred or outstanding for purposes of this clause (21) but shall be deemed Incurred as Ratio Debt from and after the first date on which the Issuer or such Restricted Subsidiary could have Incurred such Debt as Ratio Debt without reliance on this clause (21)).

(c) For purposes of determining compliance with, and the outstanding principal amount of any particular Debt Incurred pursuant to, and in compliance with, this Section 4.9:

(1) in the event that Debt meets the criteria of more than one of the types of Debt described in Section 4.9(a) and Section 4.9(b), the Issuer, in its sole discretion, may classify such item of Debt on the date of Incurrence (or later classify or reclassify such Debt, in its sole discretion) in any manner permitted by Section 4.9 and shall only be required to include the amount and type of such Debt in one of such clauses; provided that all Debt outstanding on or prior to the Acquisition Closing Date (a) under the Term Loan Credit Agreement shall be deemed Incurred under subclause (i) of Section 4.9(b)(1) and may not later be reclassified and (b) under the ABL Credit Agreement shall be deemed Incurred under subclause (ii) of Section 4.9(b)(1) and may not be later reclassified;

(2) Guarantees of, or obligations in respect of letters of credit relating to, Debt which is otherwise included in the determination of a particular amount of Debt shall not be included;

(3) the principal amount of any Redeemable Stock or Preferred Stock of the Issuer or a Restricted Subsidiary will be equal to the greater of the maximum redemption or repurchase price (not including, in either case, any redemption or repurchase premium) or the liquidation preference thereof;

(4) Debt permitted by this Section 4.9 need not be permitted solely by reference to one provision permitting such Debt but may be permitted in part by one such provision and in part by one or more other provisions of this Section 4.9 permitting such Debt;

(5) any Receivables Sale shall be the amount for which there is recourse to the seller;

(6) the amount of Debt issued at a price that is less than the principal amount thereof will be equal to the amount of the liability in respect thereof determined in accordance with GAAP; and

(7) Debt, the proceeds of which are funded into an escrow account or trust or similar arrangement pending the satisfaction of one or more conditions, unless and until such proceeds are released to the Issuer or any Restricted Subsidiary will not constitute Debt.

(d) Accrual of interest, accrual of dividends, the accretion of accreted value, the payment of interest in the form of additional Debt and the payment of dividends in the form of additional shares of Preferred Stock or Redeemable Stock will not be deemed to be an Incurrence of Debt for purposes of this Section 4.9.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Debt, the U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of term Debt, or first committed, in the case of revolving credit Debt; provided that if such Debt is Incurred to refinance other Debt denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-dominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-dominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed the principal amount of such Debt being refinanced (plus unpaid accrued interest and the aggregate amount of premiums (including reasonable tender premiums) and underwriting discounts, defeasance costs and fees, discounts and expenses in connection therewith). Notwithstanding any other provision of this Section 4.9, the maximum amount of Debt that the Issuer may Incur pursuant to this Section 4.9 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.

SECTION 4.10. Limitation on Asset Dispositions.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, make any Asset Disposition unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration for such Asset Disposition at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Disposition) for the assets or Capital Stock sold or disposed of;

(2) at least 75% of the consideration for such Asset Disposition and all other Asset Dispositions since the Issue Date on a cumulative basis consists of:

(i) cash or Cash Equivalents;

(ii) the assumption, forgiveness or cancellation of Debt of the Issuer or such Restricted Subsidiary (other than Debt that is subordinated to the Notes or such Restricted Subsidiary’s Subsidiary Guarantee) relating to such assets and release from all liability on the Debt assumed, forgiven or cancelled;

(iii) Replacement Assets, which, if the assets or property Disposed of was Collateral, must constitute Collateral;

(iv) Designated Non-cash Consideration; or

(v) any combination of the foregoing; and

(3) to the extent that any consideration received by the Issuer (or such Restricted Subsidiary, as the case may be) in such Asset Disposition constitutes property or other assets that are of a type or class that constitutes Collateral, such property or other assets are added to the Collateral securing the Notes in the manner and to the extent required by this Indenture or any of the Security Documents with the Lien on such Collateral securing the Notes being of the same priority with respect to the Notes as the Lien on the property or assets disposed of in the Asset Disposition;

provided that the amount of any consideration received by the Issuer or such Restricted Subsidiary that is converted into cash or Cash Equivalents within 180 days of the closing of such Asset Disposition shall be deemed to be cash or Cash Equivalents for purposes of this Section 4.10(a) (to the extent of the cash received). The foregoing clauses (1) or (2) of this Section 4.10(a) shall not apply with respect to any condemnation, event of loss or other involuntary Asset Disposition.

(b) Within 365 days after the receipt of any Net Available Proceeds from an Asset Disposition, the Issuer (or the applicable Restricted Subsidiary, as the case may be) may apply an amount equal to the amount of such Net Available Proceeds at its option, in any combination of the following:

(1) to reduce obligations under Priority Lien Debt and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto;

(2) to reduce obligations under (i) Parity Lien Debt of the Issuer or any Subsidiary Guarantor, including the Notes and, if the assets or property Disposed of in the Asset Disposition were not Collateral, Pari Passu Debt, and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto (provided that, if the Issuer or any Subsidiary Guarantor shall so reduce such obligations other than the Notes, the Issuer will (A) equally and ratably reduce obligations under the Notes as provided under Section 3.7 or through open-market purchases (to the extent such purchases are at or above 100.0% of the principal amount thereof) or (B) make an Offer to Purchase (in accordance with the procedures set forth in this Indenture) to all Holders to purchase at a purchase price equal to 100.0% of the principal amount thereof, plus accrued and unpaid interest on, the principal amount of Notes that would otherwise be redeemed under subclause (A) above) or (ii) if the assets or property Disposed of in the Asset Disposition were not Collateral, any Debt of any Restricted Subsidiary of the Issuer that is not a Subsidiary Guarantor, in each case, other than Debt owed to the Issuer or a Restricted Subsidiary of the Issuer (and, in the case of revolving loans, to correspondingly reduce commitments with respect thereto);

(3) to acquire Replacement Assets, which, if the assets or property Disposed of were Collateral, must constitute Collateral, or make capital expenditures; provided that the Issuer or such Restricted Subsidiary will be deemed to have complied with its obligations under this Section 4.10(b) if it enters into a binding commitment to acquire Replacement Assets prior to 365 days after the receipt of the applicable Net Available Proceeds and such acquisition of Replacement Assets is consummated prior to 545 days after the date of receipt of the applicable Net Available Proceeds; provided, further, that upon any abandonment or termination of such commitment, the Net Available Proceeds not so applied shall constitute Excess Proceeds and be applied as set in Section 4.10(c) below; or

(4) any combination of the foregoing.

(c) Any Net Available Proceeds amounts that are not applied or invested as provided in Section 4.10(b) will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $50.0 million, or earlier, at the Issuer’s election, the Issuer will apply the Excess Proceeds to the repayment of the Notes and, if required by the terms of any Parity Lien Debt, and if the assets or property Disposed of in the Asset Disposition was not Collateral, if required by the terms of any Pari Passu Debt, as follows:

(1) the Issuer will make an Offer to Purchase from all Holders of the Notes in accordance with the procedures set forth in this Indenture in the maximum principal amount (expressed in amounts of $2,000 or integral multiples of $1,000 in excess thereof) of Notes that may be purchased out of an amount (the “Note Amount”) equal to the product of such Excess Proceeds multiplied by a fraction, the numerator of which is the outstanding principal amount of the Notes, and the denominator of which is the sum of the outstanding principal amount of the Notes and such Parity Lien Debt or Pari Passu Debt, as applicable (subject to proration in the event such amount is less than the aggregate Offered Price for all Notes tendered); and

(2) to the extent required by such Parity Lien Debt or Pari Passu Debt, the Issuer will make an offer to purchase or otherwise repurchase or redeem Parity Lien Debt (a “Parity Lien Offer”) or Pari Passu Debt (a “Pari Passu Offer”), as applicable, in an amount (the “Parity Lien Debt Amount” or “Pari Passu Debt

Amount,” as the case may be) equal to the excess of the Excess Proceeds over the Note Amount. However, in no event will the Issuer be required to make a Parity Lien Offer or Pari Passu Offer in a Parity Lien Debt Amount or Pari Passu Debt Amount, as applicable, exceeding the principal amount of such Parity Lien Debt or Pari Passu Debt plus the amount of any premium required to be paid to repurchase such Parity Lien Debt or Pari Passu Debt, as applicable.

The offer price for the Notes will be payable in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to, but excluding, the date such Offer to Purchase is consummated (the “Offered Price”), in accordance with the procedures set forth in this Indenture. To the extent that the aggregate Offered Price of the Notes tendered pursuant to the Offer to Purchase is less than the Note Amount relating to the tendered Notes or the aggregate amount of Parity Lien Debt or Pari Passu Debt that is purchased in a Parity Lien Offer or Pari Passu Offer, as applicable, is less than the Parity Lien Debt Amount or Pari Passu Debt Amount, as applicable, the Issuer may use any remaining Excess Proceeds for any purpose and the amount of Excess Proceeds under this Indenture will be deemed zero. If the aggregate principal amount of Notes and Parity Lien Debt or Pari Passu Debt, as applicable, surrendered by holders thereof exceeds the amount of Excess Proceeds, the selection of the Notes and Parity Lien Debt or Pari Passu Debt, as applicable, to be purchased shall be designated in writing by the Issuer to the Trustee on a pro rata basis to the extent practicable, by lot or by such other method as the Trustee shall deem fair and appropriate; provided, that, in the case of Global Notes, beneficial interests in such Notes shall be repurchased on a pro rata basis based on amounts tendered only if such proration is consistent with the procedures of the applicable Depositary; otherwise, such beneficial interests shall be selected for repurchase in accordance with such procedures. Upon the completion of the purchase of all the Notes tendered pursuant to an Offer to Purchase and the completion of a Parity Lien Offer or Pari Passu Offer, as applicable, the amount of Excess Proceeds, if any, shall be reset at zero.

(d) If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date and will not be paid as part of the Offered Price. If the Issuer becomes obligated to make an Offer to Purchase pursuant to this Section 4.10, the Notes (in amounts of $2,000 and integral multiples of $1,000 in excess thereof), and the Parity Lien Debt or Pari Passu Debt, as applicable, shall be purchased by the Issuer, at the option of the Holders thereof, in whole or in part, on a date that is not earlier than 30 days and not later than 60 days from the date the notice of the Offer to Purchase is given to such Holders, or such later date as may be necessary for the Issuer to comply with the requirements under the Exchange Act.

(e) Notwithstanding anything to the contrary set forth herein, to the extent that repatriation to the United States of any or all of the Net Available Proceeds of any Asset Disposition by a Foreign Subsidiary (x) is prohibited or delayed by applicable local law or (y) would result in material adverse tax consequences (taking into account any foreign tax credit or other net benefit actually realized in connection with such repatriation that would not otherwise be realized), as determined by the Issuer in its sole discretion, the portion of such Net Available Proceeds so affected will not be required to be applied in compliance with this Section 4.10, and such amounts may be retained by the applicable Foreign Subsidiary; provided that clause (x) of this Section 4.10(e) shall apply to such amounts for so long, but only for so long, as the applicable local law will not permit repatriation to the United States (the Issuer hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to take all actions reasonably required by the applicable local law, applicable organizational impediments or other impediment to permit such repatriation), and if such repatriation of any of such affected Net Available Proceeds is permitted under the applicable local law and is not subject to clause (y) of this Section 4.10(e), then such repatriation will be promptly effected and such repatriated Net Available Proceeds will be applied (net of additional taxes payable or reserved against as a result thereof) in compliance with this Section 4.10. The time periods set forth in this Section 4.10 shall not start until such time as the Net Available Proceeds may be repatriated (whether or not such repatriation actually occurs).

(f) The Issuer shall comply with all applicable securities laws and regulations in the United States, including, without limitation, the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations in connection with the purchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 4.10, the Issuer shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

(g) The Issuer and the Guarantors will not enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Debt of any other Person, other than as permitted by this Indenture, the Notes and the Security Documents.

SECTION 4.11. Limitation on Transactions with Affiliates.

(a) The Issuer shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into any transaction or series of related transactions having a value in excess of $5.0 million with or for the benefit of an Affiliate of the Issuer or a Restricted Subsidiary, including any Investment, either directly or indirectly, unless such transaction is on terms no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate or is otherwise fair to the Issuer from a financial point of view. For any transaction or series of related transactions involving aggregate value in excess of $50.0 million, such transaction or series of related transactions is approved by either (x) a majority of the Disinterested Directors of the Board of Directors of the Issuer or any Parent Company, if any, or in the event there is only one Disinterested Director, by such Disinterested Director, or (y) the audit committee of the Board of Directors of the Issuer or any Parent Company (with any Director on such committee that is not a Disinterested Director recusing himself or herself).

(b) The preceding requirements shall not apply to:

(1) any transaction pursuant to agreements in effect on the Issue Date, as these agreements may be amended, modified, supplemented, extended or renewed from time to time, so long as any such amendment, modification, supplement, extension or renewal is not more disadvantageous to the Holders in any material respect in the good faith judgment of the Board of Directors or senior management of the Issuer, when taken as a whole, than the terms of the agreements in effect on the Issue Date;

(2) any employment agreement, employee benefit arrangements or severance arrangements with any officer, director or employee, including under any stock option or stock incentive plans, entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business of the Issuer or such Restricted Subsidiary or approved by a majority of the disinterested members of the Board of Directors;

(3) transactions between or among Holdings, the Issuer and/or its Restricted Subsidiaries and any Guarantees issued by any Parent Company, the Issuer, Ultimate Parent or a Restricted Subsidiary for the benefit of the Issuer or a Restricted Subsidiary, as the case may be, in accordance with Section 4.9;

(4) any transaction with any Person (x) that is not an Affiliate of the Issuer immediately before the consummation of such transaction that becomes an Affiliate of the Issuer as a result of such transaction or (y) that is an Affiliate of the Issuer solely because the Issuer, directly or indirectly, owns Capital Stock in, or controls, such Person;

(5) transactions with joint ventures entered into in the ordinary course of business; provided that no other Affiliate of the Issuer (other than a Subsidiary thereof) directly or indirectly holds any Capital Stock of such joint venture;

(6) payment of reasonable directors fees to Persons who are not otherwise employees of the Issuer;

(7) indemnities of officers, directors and employees of Holdings, the Issuer or a Restricted Subsidiary (and, to the extent directly attributable to the operations of the Issuer and the other Restricted Subsidiaries, to any other Parent Company) pursuant to bylaws, or statutory provisions or indemnification agreements or the purchase of indemnification insurance for any director or officer;

(8) any Restricted Payment or Permitted Investment that is permitted to be made pursuant to Section 4.7;

(9) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of the business of Holdings, the Issuer and its Restricted Subsidiaries and otherwise in compliance with the terms of this Indenture; provided that, in the reasonable determination of the Issuer, such transactions are on terms that are no less favorable to the Issuer or the relevant Restricted Subsidiary than those that could have been obtained at the time of such transactions in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person;

(10) the grant, issuance or sale of Capital Stock (other than Redeemable Stock) to Affiliates of the Issuer and the granting of registration rights and other customary rights in connection therewith;

(11) any transaction as to which the Issuer delivers to the Trustee a written opinion of an investment banking firm of national standing or other recognized independent expert with experience in appraising the terms and conditions of the type of transaction or series of related transactions for which an opinion is required stating that the transaction or series of related transactions is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are no less favorable to the Issuer or such Restricted Subsidiary than those that could be obtained in a comparable arm’s-length transaction with an entity that is not an Affiliate;

(12) any written agreement entered into or assumed in connection with mergers or acquisitions of other businesses with Persons who were not Affiliates prior to such transactions; provided that such agreement was not entered into in contemplation of such merger or acquisition, and any amendment thereto, so long as any such amendment is not disadvantageous to the Holders in the good faith judgment of the Board of Directors or senior management of the Issuer, when taken as a whole, as compared to the applicable agreement as in effect on the date of such acquisition or merger;

(13) the entering into of any tax sharing agreement or arrangement or any tax receivable agreement with Ultimate Parent or any Parent Company, or any transactions pursuant to any such agreement including the Tax Receivable Agreement; and

(14) transactions relating to the reimbursement of the Sponsor or Affiliates of the Sponsor for reasonable out-of-pocket expenses and indemnification pursuant to the terms of the Advisory Agreement.

SECTION 4.12. Limitation on Liens.

(a) The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (other than a Permitted Lien) on any property or assets (real or personal, tangible or intangible) of the Issuer or such Restricted Subsidiary.

(b) If the Issuer or any Restricted Subsidiary (including any Subsidiary Guarantor) creates any Lien upon any property or assets to secure any Parity Lien Debt or Priority Lien Debt, it must concurrently grant a first-priority Lien (subject to Permitted Liens) upon such property or assets that would constitute Fixed Asset Collateral or a second-priority Lien (subject to Permitted Liens) upon such property or assets that would constitute Current Asset Collateral (other than Foreign Collateral) as security for the Notes or the applicable Subsidiary Guarantee such that the property or assets (other than Foreign Collateral) subject to such Lien will constitute Collateral under this Indenture and the Security Documents.

(c) Any Lien that is granted to secure the Notes or the applicable Subsidiary Guarantee pursuant to the preceding paragraph shall be automatically and unconditionally released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Notes or the Subsidiary Guarantee under the preceding paragraph (other than a release as a result of the enforcement of remedies in respect of such Lien or the obligations secured by such Lien).

(d) With respect to any Lien securing Debt that was permitted to secure such Debt at the time of the Incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt. The “Increased Amount” of any Debt means any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms, accretion of original issue discount or liquidation preference, any fees, underwriting discounts, accrued and unpaid interest, premiums and other costs and expenses incurred in connection therewith and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Debt.

SECTION 4.13. Offer to Purchase upon Change of Control. No later than 30 days after the occurrence of a Change of Control, the Issuer will be required to make an Offer to Purchase (a “Change of Control Offer”), with a copy to the Trustee, all outstanding Notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest, if any, to, but excluding, the purchase date (the “Change of Control Purchase Price”) (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of purchase).

On or before the Purchase Date, the Issuer will, to the extent lawful, deposit with the Paying Agent an amount equal to the Change of Control Purchase Price in respect of the Notes or portions of Notes properly tendered.

On the Purchase Date, the Issuer will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes (of $2,000 or integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Change of Control Offer; and

(2) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuer.

The Paying Agent will promptly deliver to each Holder who has so tendered Notes the Change of Control Purchase Price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes so tendered, if any; provided that each such new Note will be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest, if any, will be paid on the relevant interest payment date to the Person in whose name a Note is registered at the close of business on such record date and will not be paid as part of the Change of Control Purchase Price.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not validly withdrawn under such Change of Control Offer, (ii) a notice of redemption for all outstanding Notes has been given, unless and until there is a default in payment of the applicable redemption price, or (iii) in connection with or in contemplation of any publicly announced Change of Control, the Issuer has made an offer to purchase (an “Alternate Offer”) any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Purchase Price and has purchased all Notes validly tendered and not validly withdrawn in accordance with the terms of the Alternate Offer.

Notwithstanding anything to the contrary contained herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer.

The Issuer shall comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to an Offer to Purchase the Notes. To the extent that the provisions of any securities laws or regulations conflict with this Section 4.13, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.13 by virtue of the conflict.

Certain provisions under this Indenture relative to the Issuer’s obligation to make a Change of Control Offer may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes then outstanding.

SECTION 4.14. Corporate Existence. Subject to Article V, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership, limited liability company or other existence of each of the Subsidiary Guarantors in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Subsidiary Guarantor and the rights (charter and statutory), licenses and franchises of the Issuer and the Subsidiary Guarantors; provided that the Issuer shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of the Subsidiary Guarantors, if the Issuer shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

SECTION 4.15. Future Guarantees.

(a) If any Domestic Subsidiary that is not already a Subsidiary Guarantor guarantees any Debt of the Issuer or a Subsidiary Guarantor under, or borrows Debt under, the Senior Credit Facilities on or after the Issue Date, then such Domestic Subsidiary shall execute, within 30 days of the date on which it became a guarantor or borrower with respect to such other Debt, a supplemental indenture in substantially the form attached hereto as Exhibit B, pursuant to which such Domestic Subsidiary shall become a Subsidiary Guarantor with respect to the Notes, upon the terms and subject to the release provisions and other limitations set forth in this Indenture.

(b) Each Person that becomes a Subsidiary Guarantor after the Issue Date shall also become a party to the applicable Security Documents and shall as promptly as practicable execute and deliver such security instruments, financing statements, mortgages, deeds of trust (in substantially the same form as those executed and delivered with respect to the Collateral on the Issue Date or on the date first delivered in the case of Collateral which this Indenture provides may be delivered after the Issue Date (but no greater scope)) as may be necessary to vest in the Collateral Agent a perfected first-priority security interest (subject to Permitted Liens) in properties and assets that constitute Fixed Asset Collateral and a perfected second-priority security interest (subject to Permitted Liens) in properties and assets that constitute Current Asset Collateral, in either case, as security for such Subsidiary Guarantor’s Subsidiary Guarantee and as may be necessary to have such property or asset added to the Collateral as required under the Security Documents and this Indenture, and thereupon all provisions of this Indenture relating to the Collateral shall be deemed to relate to such properties and assets to the same extent and with the same force and effect.

SECTION 4.16. Designation of Restricted and Unrestricted Subsidiaries.

(a) The Issuer, by delivery of an Officers’ Certificate to the Trustee, may designate any Restricted Subsidiary to be an “Unrestricted Subsidiary,” in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary, if: (1) neither the Issuer nor any of its other Subsidiaries (other than another Unrestricted Subsidiary) provides credit support for, or a Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt) or is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary, and no default with respect to any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any right which the holders thereof may have to take enforcement action against such Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Debt of the Issuer and its Subsidiaries (other than another Unrestricted Subsidiary) to declare a default on such other Debt or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, except, in either case, to the extent that the amount of any such Debt constitutes a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7; (2) such Subsidiary does not own any Capital Stock of, or does not own or hold any Lien on any property of, any other Restricted Subsidiary which is not a Subsidiary of the Subsidiary to be so designated or otherwise an Unrestricted Subsidiary; (3) at the time of designation, the Issuer could make a Restricted Payment or Permitted Investment in an amount equal to the greater of the Fair Market Value and book value of its interest in such Subsidiary pursuant to Section 4.7; (4) such Subsidiary is a Person with respect to which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation to (a) subscribe for additional Capital Stock of such Subsidiary or (b) maintain or preserve such Subsidiary’s financial condition or to cause such Subsidiary to achieve any specified levels of operating results, except in either case to the extent that the amount of any such obligation constitutes a Restricted Payment or Permitted Investment that is made in compliance with Section 4.7; and (5) no Default shall have occurred and be continuing at the time of, or immediately after giving effect to, such designation. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Issuer in such Subsidiary on the date of designation in an amount equal to the Fair Market Value of the Issuer’s Investment therein.

(b) The Issuer, by delivery of an Officers’ Certificate to the Trustee, may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Issuer if: (1)(x) the Issuer would be able to Incur at least $1.00 of additional Debt pursuant to Section 4.9(a), or (y) the Fixed Charge Coverage Ratio of the Issuer would not be less than the Fixed Charge Coverage Ratio of the Issuer immediately prior to such designation, in each case on a Pro Forma Basis taking into account such designation; (2) all Liens of such Unrestricted Subsidiary outstanding immediately following such designation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture; and (3) no Default or Event of Default would occur and be continuing following such designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Investment, Debt or Liens of such Subsidiary existing at such time.

SECTION 4.17. Covenant Suspension.

(a) If on any date following the Issue Date (i) the Notes have an Investment Grade Rating from two Rating Agencies and (ii) no Default or Event of Default has occurred and is then continuing, then, upon delivery by the Issuer to the Trustee of an Officers’ Certificate to the foregoing effect, the Issuer and the Restricted Subsidiaries will no longer be subject to the following covenants:

(1) Section 4.7;

(2) Section 4.8

(3) Section 4.9;

(4) Section 4.10, but only to the extent related to properties or assets of the Issuer or its Restricted Subsidiaries that do not constitute Collateral;

(5) Section 4.11

(6) Section 4.15, but only with respect to any Person that is required to become a Subsidiary Guarantor after the date of the occurrence of the covenant suspension; and

(7) Section 5.1(a)(3).

During any period that the foregoing covenants have been suspended, the Issuer shall not designate any of the Issuer’s Subsidiaries as Unrestricted Subsidiaries pursuant to Section 4.16 unless such designation would have complied with Section 4.7 as if such covenant were in effect during such period.

Upon the occurrence of a covenant suspension, the amount of Excess Proceeds from Net Available Proceeds shall be reset at zero. During any period that the foregoing covenants have been suspended, any reference in the definition of “Unrestricted Subsidiary” or “Permitted Liens” to Section 4.9 or any provision thereof shall be construed as if such covenant had remained in effect since the Issue Date and during such period.

(b) Notwithstanding the foregoing, if the Notes cease to have an Investment Grade Rating from two Rating Agencies, the foregoing covenants will be reinstated as of and from the date of such rating decline, subject to further suspension in the future upon the satisfaction of the conditions described in Section 4.17(a) above. Any Debt Incurred during a period when the covenants are suspended (a “suspension period”) will be classified as having been Incurred pursuant to Section 4.9(a). To the extent such Debt would not be so permitted to be Incurred, such Debt will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (2) of Section 4.9(b). Calculations under the reinstated Section 4.7 will be made as if Section 4.7 had been in effect prior to, but not during, a suspension period. In addition: (i) for purposes of Section 4.8, all contracts entered into during a suspension period that contain any of the restrictions contemplated by such covenant will be deemed to have been entered into pursuant to clause (1) of Section 4.8(b); and (ii) for purposes of Section 4.11, all agreements and arrangements entered into by the Issuer or any Restricted Subsidiary with an Affiliate of the Issuer during a suspension period will be deemed to have been entered into pursuant to clause (1) of Section 4.11(b). No Default or Event of Default will be deemed to have occurred with respect to the suspended covenants as a result of any actions taken by the Issuer or its Restricted Subsidiaries during a suspension period, and the Issuer and any Subsidiary of the Issuer will be permitted, without causing a Default or Event of Default or breach of any of the suspended covenants (notwithstanding the reinstatement thereof) under this Indenture, to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a suspension period following a downgrade and to consummate the Transactions.

(c) Promptly following the occurrence of any suspension or reinstatement of the covenants as described above, the Issuer shall provide an Officers’ Certificate to the Trustee regarding such occurrence. The Trustee shall have no obligation to monitor the ratings of the Notes or to independently determine or verify if a suspension or reinstatement has occurred or notify the Holders of any suspension or reinstatement. The Trustee may provide a copy of such Officers’ Certificate to any Holder of the Notes upon written request.

SECTION 4.18. Use of Proceeds Prior to the Consummation of the Acquisition. Prior to the earlier of (i) the date of the consummation of the Acquisition and (ii) the date on which the Notes are redeemed by the Issuer pursuant to Section 3.8, the Issuer will not, and will not permit any of its Subsidiaries to, use the net proceeds from the issuance of the Notes for any other purpose other than making investments in Cash Equivalents or consummating the Acquisition. Upon the consummation of the Acquisition, this Section 4.18 will automatically cease to be of any force or effect.

SECTION 4.19. Limited Activities. Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Issuer and, indirectly, its Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to:

(a) the maintenance of its existence in compliance with applicable law;

(b) legal, tax and accounting matters in connection with any of the foregoing or following activities;

(c) the entering into, and performing its obligations under, this Indenture, the other Security Documents to which it is a party, the Advisory Agreement, the Term Loan Credit Agreement, the ABL Credit Agreement and the other definitive documentation entered into in connection therewith;

(d) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions;

(e) the making of dividends or distributions on its Equity Interests;

(f) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws;

(g) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith;

(h) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants;

(i) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries;

(j) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf);

(k) the consummation of the Transactions;

(l) the making of loans to or other Investments in, or incurrence of Debt from, the Issuer (or in the case of incurrence of Debt, from any Wholly Owned Restricted Subsidiary which is a Subsidiary Guarantor) as and to the extent not prohibited by this Indenture; and

(m) any other activity expressly contemplated by this Indenture to be engaged in by Holdings, including, without limitation, repurchases of Debt of the Issuer under this Indenture and entry into and performance of guarantees of Permitted Debt and, subject to any applicable limitations set forth herein, other Permitted Debt of the Issuer and its Restricted Subsidiaries.

ARTICLE V

SUCCESSORS

SECTION 5.1. Consolidation, Merger, Conveyance, Transfer or Lease.

(a) The Issuer shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets in a single transaction or series of related transactions to, another Person, unless:

(1) the resulting, surviving or transferee Person, if not the Issuer (the “Successor Company”), shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Issuer) shall expressly assume all the obligations of the Issuer under this Indenture, the Security Documents and the Notes, pursuant to supplemental indentures or other documents or indentures executed and delivered to the Trustee and the Collateral Agent;

(2) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(3) except in the case of any such consolidation or merger of the Issuer with or into a Restricted Subsidiary, immediately after giving pro forma effect to such transaction and treating any Debt which becomes an obligation of the Issuer or a Restricted Subsidiary as a result of such transaction as having been Incurred by the Issuer or such Restricted Subsidiary at the time of the transaction, either (i) the Issuer (including any Successor Company) could Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to Section 4.9(a), or (ii) the Fixed Charge Coverage Ratio of the Issuer or such Successor Company immediately after such transaction is not less than it was immediately before such transaction;

(4) at the time of such transaction, each Guarantor, unless it is the other party to the transactions described above, will have by supplemental indenture confirmed that its Subsidiary Guarantee shall apply to such Person’s obligations under this Indenture and the Notes and the Security Documents shall continue to be in effect and each Guarantor shall cause such amendments, supplements or other instruments to be executed, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by such Guarantor;

(5) to the extent any property or assets of the Successor Company, or the Person that is merged, amalgamated or consolidated with or into the Successor Company, are property or assets of the type that would constitute Collateral under the Security Documents, the Successor Company will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture and the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture and the Security Documents;

(6) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise Disposed of to the Successor Company shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12;

(7) the Successor Company shall become a party to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement by joinder or supplement; and

(8) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, do not violate this Indenture.

Notwithstanding the foregoing, (i) any Restricted Subsidiary may merge into the Issuer or another Restricted Subsidiary, (ii) the provisions of clauses (2) or (3) above shall not apply to a merger of the Issuer with or into a Restricted Subsidiary and (iii) the above provisions shall not apply to any transfer of assets between or among the Issuer and any Restricted Subsidiary.

For purposes of this Section 5.1(a), the sale, lease, conveyance, assignment, transfer, or other Disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other Disposition of all or substantially all of the properties and assets of the Issuer.

The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture, and, except in the case of a lease of all or substantially all its assets, the Issuer will be released from the obligation to pay the principal of, and interest on, the Notes and all other obligations under this Indenture.

(b) Except in circumstances under which this Indenture provides for the release of Subsidiary Guarantees as described under Section 10.5, each Guarantor will not, and the Issuer will not permit a Guarantor to, consolidate with or merge with or into, or convey or transfer or lease all or substantially all its assets to, another Person (other than the Issuer or another Guarantor), unless at the time and after giving effect thereto:

(1)

(A) the resulting, surviving or transferee Person, if not the Guarantor (the “Successor Guarantor”), shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Guarantor (if not the Guarantor) shall expressly assume all the obligations of the Guarantor under this Indenture, its Guarantee and the Security Documents, pursuant to supplemental indentures or other documents or indentures, by supplemental indenture, executed and delivered to the Trustee and the Collateral Agent;

(B) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(C) to the extent any property or assets of the Successor Guarantor, or the Person that is merged, amalgamated or consolidated with or into the Successor Guarantor, are property or assets of the type that would constitute Collateral under the Security Documents, the Successor Guarantor will take such action as may be reasonably necessary or required to cause such property and assets to be made subject to a Lien securing the Notes pursuant to this Indenture and the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all reasonably necessary action so that such Lien is perfected, preserved and protected to the extent required by this Indenture and the Security Documents;

(D) the Collateral owned by or sold, assigned, conveyed, leased, transferred or otherwise Disposed of to the Successor Guarantor shall (a) continue to constitute Collateral under this Indenture and the Security Documents, (b) be subject to the Lien in favor of the Collateral Agent for the benefit of the Trustee and the Holders of the Notes and (c) not be subject to any Lien other than Permitted Liens or other Liens as permitted under Section 4.12;

(E) the Successor Guarantor shall become a party to the ABL Intercreditor Agreement and the Pari Passu Intercreditor Agreement by joinder or supplement; and

(F) the Guarantor shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture, if any, do not violate this Indenture; or

(2) in the case of a Subsidiary Guarantor only, such transaction is undertaken in compliance with Section 4.10.

For purposes of this Section 5.1(b), the sale, lease, conveyance, assignment, transfer, or other Disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Guarantor, which properties and assets, if held by such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other Disposition of all or substantially all of the properties and assets of such Guarantor.

The Successor Guarantor will succeed to, and be substituted for, and may exercise every right and power of, the Guarantor under this Indenture and the Security Documents, but, in the case of a lease of all or substantially all its assets, the Guarantor will not be released from its obligations under its Guarantee.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default. Each of the following is an “Event of Default”:

(1) failure to pay principal of (or premium, if any, on) any Note when due and payable, at maturity, upon redemption or otherwise;

(2) failure to pay any interest on any Note when due and payable and such default continues for 30 days;

(3) default in the payment of principal, premium and interest on Notes required to be purchased pursuant to an Offer to Purchase as described under Section 4.13 when due and payable;

(4) failure to perform any other covenant or agreement of the Issuer under this Indenture, the Notes or the Security Documents and such default continues for 60 days (or 120 days with respect to Section 4.3) after written notice to the Issuer by the Trustee or Holders of at least 25% in aggregate principal amount of outstanding Notes;

(5) default under the terms of any instrument evidencing or securing any Debt of Holdings, the Issuer or any Restricted Subsidiary having an outstanding principal amount of $100.0 million, individually or in the aggregate, which default results in the acceleration of the payment of all or any portion of such Debt or constitutes the failure to pay all or any portion of the principal amount of such Debt when due at final maturity (after giving effect to any applicable grace period provided in such Debt) and if, within 30 days of such payment default or acceleration, such Debt has not been discharged or such payment default has not been cured or such acceleration has not been rescinded or annulled; provided that in connection with any series of convertible or exchangeable securities (a) any conversion or exchange of such securities by a holder thereof into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock, (b) the rights of holders of such securities to convert or exchange into shares of Capital Stock, cash or a combination of cash and shares of Capital Stock and (c) the rights of holders of such securities to require any repurchase by the Issuer of such securities in cash shall not, in itself, constitute an Event of Default under this clause (5);

(6) the rendering of one or more final judgments, orders or decrees (not subject to appeal) of any court or regulatory or administrative agency against Holdings, the Issuer or any Restricted Subsidiary or any of their respective properties in an amount in excess of $100.0 million, individually or in the aggregate (exclusive of any portion of any such payment covered by insurance) which remains undischarged or unstayed for a period of 60 days after the date on which the right to appeal has expired;

(7) Holdings, the Issuer, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary, pursuant to or within the meaning of any Bankruptcy Code:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) admits in writing to the Trustee that it generally is not paying its debts as they become due;

(8) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(i) is for relief against Holdings, the Issuer or any Significant Restricted Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for Holdings, the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary, in an involuntary case;

(ii) appoints a custodian of Holdings, the Issuer or any Significant Restricted Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary or for all or substantially all of the property of Holdings, the Issuer or any Significant Restricted Subsidiary of Holdings, the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for Holdings, the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary; or

(iii) orders the liquidation of Holdings, the Issuer or any Significant Restricted Subsidiary of the Issuer or group of Restricted Subsidiaries of the Issuer that, taken together (as of the latest audited consolidated financial statements for Holdings, the Issuer and its Restricted Subsidiaries), would constitute a Significant Restricted Subsidiary;

and, in each case, the order or decree remains unstayed and in effect for 60 consecutive days;

(9) the Guarantee of any Guarantor is held by a final non-appealable order or judgment of a court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect (other than in accordance with the terms of this Indenture) or any Guarantor or any Person acting on behalf of any Guarantor denies or disaffirms such Guarantor’s obligations under its Guarantee (other than by reason of a release of such Guarantor from its Guarantee in accordance with the terms of this Indenture);

(10) (x) any material provision of any Security Document, at any time, (a) ceases to be in full force and effect for any reason other than in accordance with the terms of this Indenture and the Security Documents, or (b) is declared invalid or unenforceable by a court of competent jurisdiction, (y) the Issuer or any Guarantor contests in writing the validity or enforceability of any provision of any Security Document or (z) the Issuer or any Guarantor denies in writing that it has any further liability under this Indenture, any Security Document or gives written notice to revoke or rescind any Security Document or the perfected first-priority or second-priority, as applicable, Liens created thereby other than in accordance with the terms of this Indenture and the Security Documents; and

(11) any Security Document covering a material portion of the Collateral for any reason (other than pursuant to the terms thereof) ceases to create a valid and perfected first-priority or second-priority, as applicable, Lien on and security interest in any material Collateral covered thereby, subject to Permitted Liens, except (a) to the extent that any such perfection or priority is not required pursuant to this Indenture and the Security Documents or results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents or (b) as to Collateral consisting of Real Property, to the extent that such losses are covered by a title insurance policy in favor of the Collateral Agent for its benefit and the benefit of the other Secured Parties and such insurers have not denied or failed to acknowledge coverage.

Any notice of Default, notice of acceleration or instruction to the Trustee to provide a notice of Default, notice of acceleration or take any other action (a “Noteholder Direction”) provided by any one or more Holders (each a “Directing Holder”) must be accompanied by a written representation from each such Holder delivered to the Issuer and the Trustee that such Holder is not (or, in the case such Holder is DTC or its nominee, that such Holder is being instructed solely by beneficial owners that are not) Net Short (a “Position Representation”), which representation, in the case of a Noteholder Direction relating to the delivery of a notice of Default shall be deemed a continuing representation until the resulting Event of Default is cured or otherwise ceases to exist or the Notes are accelerated. In addition, each Directing Holder is deemed, at the time of providing a Noteholder Direction, to covenant to provide the Issuer with such other information as the Issuer may reasonably request from time to time in order to verify the accuracy of such Holder’s Position Representation within five Business Days of request therefor (a “Verification Covenant”). The Trustee shall have no duty whatsoever to obtain for, or provide such other information to, the Issuer. In any case in which the Holder is DTC or its nominee, any Position Representation or Verification Covenant required hereunder shall be provided by the beneficial owner of the Notes in lieu of DTC or its nominee and DTC shall be entitled to conclusively rely on such Position Representation and Verification Covenant in delivering its notice or instruction to the Trustee.

If, following the delivery of an Officers’ Certificate, but prior to acceleration of the Notes, the Issuer determines in good faith that there is a reasonable basis to believe a Directing Holder was, at any relevant time, in breach of its Position Representation and provides to the Trustee an Officers’ Certificate stating that the Issuer has initiated litigation in a court of competent jurisdiction seeking a determination that such Directing Holder was, at such time, in breach of its Position Representation, and seeking to invalidate any Default, Event of Default or acceleration (or notice thereof) that resulted from the applicable Noteholder Direction, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to such Default or Event of Default shall be automatically reinstituted and any remedy stayed pending a final and non-appealable determination of a court of competent jurisdiction on such matter. If, following the delivery of an Officers’ Certificate, but prior to acceleration of the Notes, the Issuer provides to the Trustee an Officers’ Certificate stating that a Directing Holder failed to satisfy its Verification Covenant, the cure period with respect to such Default or Event of Default shall be automatically stayed and the cure period with respect to any such Default or Event of Default that resulted from the applicable Noteholder Direction shall be automatically reinstituted and any remedy stayed pending satisfaction of such Verification Covenant. Any breach of the Position Representation shall result in such Holder’s participation in such Noteholder Direction being disregarded; and, if, without the participation of such Holder, the percentage of Notes held by the remaining Holders that provided such Noteholder Direction would have been insufficient to validly provide such Noteholder Direction, such Noteholder Direction shall be void ab initio, with the effect that such Default or Event of Default shall be deemed never to have occurred, acceleration voided and the Trustee shall be deemed not to have received such Noteholder Direction or any notice of such Default or Event of Default; provided, however, such voiding of such Noteholder Direction shall not void or invalidate any indemnity or security provided by the Directing Holders to the Trustee, which such indemnification or security obligations shall continue to survive.

Notwithstanding anything in the preceding two paragraphs to the contrary, any Noteholder Direction delivered to the Trustee during the pendency of an Event of Default as the result of a bankruptcy or similar proceeding shall not require compliance with the foregoing paragraphs.

For the avoidance of doubt, the Trustee shall be entitled to conclusively rely on any Noteholder Direction delivered to it in accordance with this Indenture, and shall have no duty to inquire as to or investigate the accuracy of any Position Representation, enforce compliance with any Verification Covenant, verify any statements in any Officers’ Certificate delivered to it, or otherwise make calculations, investigations or determinations with respect to Derivative Instruments, Net Shorts, Long Derivative Instruments, Short Derivative Instruments or otherwise. The Trustee shall have no liability to the Issuer, any Holder or any other Person in acting in good faith on a Noteholder Direction, or on any Officers’ Certificate with respect to a Noteholder Direction or Verification Covenant, and the Issuer, any Holder or any such other Person waives any and all claims, in law and/or in equity, against the Trustee and agrees not to commence any legal proceeding against the Trustee in respect of, and agrees that the Trustee will not be liable for any action that the Trustee takes with respect to, a Noteholder Direction or Verification Covenant or any Officers’ Certificate with respect to a Noteholder Direction or Verification Covenant or in accordance with the foregoing paragraphs. The Issuer hereby confirms that any and all actions that the Trustee takes or omits to take under this Section 6.1 and all fees, costs and expenses of the Trustee and its agents and counsel arising hereunder and in connection herewith shall be covered by the Issuer’s indemnification under Section 7.6 hereof.

SECTION 6.2. Acceleration. If an Event of Default (other than an Event of Default specified in clause (7) or (8) of Section 6.1) shall have occurred and be continuing under this Indenture, the Trustee, by written notice to the Issuer, or the Holders of at least 25.0% in aggregate principal amount of the Notes then outstanding by written notice to the Issuer and the Trustee, may declare (an “acceleration declaration”) the principal of, and accrued and unpaid interest, if any, on all outstanding amounts owing under the Notes to be due and payable. Upon such acceleration declaration, the aggregate principal of and accrued and unpaid interest, if any, on the outstanding Notes shall become due and payable immediately.

At any time after such acceleration pursuant to this Section 6.2, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Notes then outstanding may rescind and annul such acceleration if all Events of Default, other than an Event of Default specified in clause (1) of Section 6.1, have been cured or waived, and:

(1) the rescission would not conflict with any judgment or decree; and

(2) the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and advances.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

If an Event of Default specified in clause (7) or (8) of Section 6.1 occurs, then all unpaid principal of, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other action or notice on the part of the Trustee or any Holder of the Notes to the extent permitted by applicable law.

SECTION 6.3. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest, if any, on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4. Waiver of Past Defaults. Subject to Section 9.2, the Holders of a majority in aggregate principal amount of the Notes then outstanding by written notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of interest or premium on, or the principal of, the Notes (other than any such payment that has become due because of an acceleration that has been rescinded).

SECTION 6.5. Control by Majority. The Holders of a majority in aggregate principal amount of the then-outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust power conferred on it. However, (i) the Trustee may require indemnity satisfactory to it be furnished prior to taking such actions, (ii) the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders not joining in the giving of such direction (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such direction is unduly prejudicial to the rights of such other Holders) or that would involve any personal liability for the Trustee and (iii) the Trustee may take any other action it deems proper that is not inconsistent with any such direction received from the Holders.

SECTION 6.6. Limitation on Suits. Subject to Section 6.7, no Holder of a Note will have any right to institute any proceeding with respect to this Indenture, or for the appointment of a receiver or a trustee, or for any other remedy thereunder (subject to the Intercreditor Agreements) unless (a) such Holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the Notes, (b) the Holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and such Holder or Holders have offered to the Trustee indemnity satisfactory to the Trustee to institute such proceeding as trustee, (c) the Trustee has failed to institute such proceeding, and (d) the Trustee has not received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by a Holder of a Note for the enforcement of payment of the principal of or any premium or interest on such Note on or after the applicable due date specified in such Note.

A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such use by a Holder prejudices the rights of any other Holders or obtains priority or preference over such other Holders).

SECTION 6.7. Rights of Holders of Notes to Receive Payment. Notwithstanding any other provision of this Indenture, the right of any Holder to receive payment of principal of, premium or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, shall not be modified or amended in a manner adverse to such Holder without the consent of the Holder.

SECTION 6.8. Collection Suit by Trustee. If an Event of Default specified in clauses (1) or (2) of Section 6.1 occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

SECTION 6.9. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes including Holdings and the Subsidiary Guarantors), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other securities or property payable or deliverable upon the conversion or exchange of the Notes or on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6. To the extent that the payment of any such compensation, expenses, disbursements and advances to the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.6 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing in this Section 6.9 shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities. If the Trustee collects or otherwise holds any money or property pursuant to this Article VI, it shall, subject to the terms of the Intercreditor Agreements, pay out the money and property in the following order:

First: to the Trustee and the Collateral Agent, and their respective agents and attorneys, for amounts due under Section 7.6, including payment of all reasonable compensation, expenses and liabilities incurred, and all advances made, by it and the costs and expenses of collection;

Second: to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively;

Third: without duplication, to the Holders for any other obligations owing to the Holders under this Indenture and the Notes; and

Fourth: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as the Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7, or a suit by Holders of more than 10.0% in principal amount of the then-outstanding Notes.

SECTION 6.12. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

SECTION 6.13. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.7 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

SECTION 6.14. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

ARTICLE VII

TRUSTEE AND COLLATERAL AGENT

SECTION 7.1. Duties of Trustee and Collateral Agent.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(b) (i) Except during the continuance of an Event of Default for the Trustee; and (ii) at all times for the Collateral Agent:

(1) the duties of the Trustee and the Collateral Agent shall be determined solely by the express provisions of this Indenture and the Security Documents and no implied covenants or obligations shall be read into this Indenture or the Security Documents against the Trustee and the Collateral Agent; and

(2) the Trustee and the Collateral Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and the Collateral Agent, as applicable, and conforming to the requirements of this Indenture and the Security Documents (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein); however, the Trustee shall examine the certificates and opinions furnished to it to determine whether or not they conform on their face to the requirements of this Indenture.

(c) Neither the Trustee nor the Collateral Agent may be relieved from any liability for its own grossly negligent action, its own grossly negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.1;

(2) neither the Trustee nor the Collateral Agent shall be liable for any error of judgment made in good faith by a Responsible Officer of the Trustee or the Collateral Agent, unless it is proved that the Trustee or the Collateral Agent was grossly negligent in ascertaining the pertinent facts;

(3) neither the Trustee nor the Collateral Agent shall be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5; and

(4) no provision of this Indenture shall require the Trustee or the Collateral Agent to expend or risk its own funds or incur any liability.

(d) Neither the Trustee nor the Collateral Agent shall be liable for interest on or the investment of any money received by it except as the Trustee or the Collateral Agent may agree in writing with the Issuer. Money held in trust by the Trustee or the Collateral Agent need not be segregated from other funds except to the extent required by law.

(e) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee and/or the Collateral Agent is subject to this Section 7.1.

SECTION 7.2. Rights of Trustee and Collateral Agent.(a) The Trustee and the Collateral Agent may conclusively rely and shall be fully protected in acting or refraining from acting on any resolution, certificate, statement, instrument, opinion, notice, report, request, direction, consent, order, bond, debenture or other document (whether in original or facsimile form or PDF transmission) believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee and the Collateral Agent need not investigate any fact or matter stated therein.

(b) Before the Trustee or the Collateral Agent acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both; provided that (x) no Officers’ Certificate or Opinion of Counsel shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date and (y) no Opinion of Counsel shall be required to be delivered in connection with the execution of any amendment or supplement entered into in connection with adding or releasing a Guarantor pursuant to the terms of this Indenture. Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. Prior to taking, suffering or admitting any action, the Trustee and the Collateral Agent may consult with counsel of the Trustee’s or the Collateral Agent’s own choosing, and the Trustee and the Collateral Agent shall be fully protected from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in conclusive reliance on the advice or opinion of such counsel.

(c) Each of the Trustee and the Collateral Agent may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any attorney or agent appointed with due care.

(d) Neither the Trustee nor the Collateral Agent shall be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the discretion or rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from Holdings, the Issuer or a Subsidiary Guarantor shall be sufficient if signed by an Officer of Holdings, the Issuer or such Subsidiary Guarantor.

(f) Neither the Trustee nor the Collateral Agent shall be under any obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders shall have offered to the Trustee or the Collateral Agent security or indemnity satisfactory to the Trustee or the Collateral Agent, as the case may be, against the costs, expenses and liabilities that might be incurred by it in compliance with such request or direction.

(g) Neither the Trustee nor the Collateral Agent shall be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or documents, but each of the Trustee and the Collateral Agent, in its own discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee or the Collateral Agent shall determine to make such further inquiry or investigation, the Trustee or the Collateral Agent, as applicable, shall be entitled to examine during normal business hours the books, records and premises of the Issuer, personally or by agent or attorney at the sole cost of the Issuer, and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(h) The rights, privileges, protections, immunities and benefits given to the Trustee and the Collateral Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee and the Collateral Agent in each of their capacities hereunder, to the Agents and to each other agent, custodian and Person employed to act hereunder.

(i) The Trustee and the Collateral Agent may request that Holdings, the Issuer and each of the Subsidiary Guarantors shall deliver to the Trustee and the Collateral Agent an Officers’ Certificate setting forth the names of individuals and/or titles of Officers of Holdings, the Issuer and each Subsidiary Guarantor, as applicable, authorized at such time to take specified actions pursuant to this Indenture and/or the Security Documents of Holdings, the Issuer, the Notes and the Subsidiary Guarantees, which Officers’ Certificate may be signed by any Person authorized to sign an Officers’ Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(j) Neither the Trustee nor the Collateral Agent shall be deemed to have notice or be charged with knowledge of any Default or Event of Default unless a Responsible Officer of the Trustee or the Collateral Agent, as applicable, shall have received from Holdings, the Issuer or Subsidiary Guarantor or from any Holder written notice thereof at its address set forth in Section 12.1 and such notice references the Notes and this Indenture. In the absence of such notice, the Trustee and the Collateral Agent may conclusively assume that no such Default or Event of Default exists.

(k) Neither the shall the Trustee nor the Collateral Agent shall be responsible or liable for special, indirect, punitive, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee and the Collateral Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(l) Neither the Trustee nor the Collateral Agent shall be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

(m) No provision of this Indenture shall require the Trustee and the Collateral Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties thereunder, or in the exercise of any of its rights or powers.

SECTION 7.3. Individual Rights of the Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.9.

SECTION 7.4. Disclaimer. Neither the Trustee nor the Collateral Agent shall be responsible for and none of them makes any representation as to the validity or adequacy of this Indenture, the Notes, any Guarantee or the Security Documents. Neither the Trustee nor the Collateral Agent shall be accountable for the use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture. Neither the Trustee nor the Collateral Agent shall be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and neither shall be responsible for any statement or recital herein or any statement in the Notes, any Officers’ Certificate delivered to the Trustee or the Collateral Agent hereunder, or any other document in connection with the sale of the Notes or pursuant to this Indenture other than the Trustee’s certificate of authentication hereunder.

SECTION 7.5. Notice of Defaults. If a Default or Event of Default occurs and is continuing and the Trustee has notice or knowledge thereof as provided in clause (j) of Section 7.2, the Trustee shall deliver to Holders a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold the notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders.

SECTION 7.6. Compensation and Indemnity. The Issuer shall pay to the Trustee and the Collateral Agent from time to time compensation for its acceptance of this Indenture and for all services rendered by it hereunder as agreed upon in writing. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Collateral Agent, as applicable, promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of each of the Trustee’s and the Collateral Agent’s agents and counsel.

Each of Holdings, the Issuer and the Subsidiary Guarantors, jointly and severally, shall indemnify, defend, protect and hold the Trustee and the Collateral Agent (which for purposes of this Section 7.6 shall include its officers, directors, employees and agents) harmless against any and all claims, damages, losses, liabilities, costs or expenses suffered or incurred by it (including, without limitation, the fees and expenses of its agents and counsel) arising out of or in connection with the acceptance or administration of its duties under this Indenture and the Security Documents, the performance of its obligations and/or exercise of its rights hereunder, including the costs and expenses of enforcing this Indenture and the Security Documents against Holdings, the Issuer or any Subsidiary Guarantor (including this Section 7.6) and defending itself against any claim (whether asserted by the Issuer or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, claim, damage, liability or expense shall have been found by a court of competent jurisdiction in a non-appealable final decision to have been caused by its own gross negligence or willful misconduct. The Trustee and the Collateral Agent shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee and the Collateral Agent to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Trustee and the Collateral Agent may each have one separate counsel, and the Issuer shall pay the reasonable fees and expenses of such counsel for the Trustee and the Collateral Agent. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of Holdings, the Issuer and the Subsidiary Guarantors under this Section 7.6 shall survive the satisfaction and discharge of this Indenture, the payment of the Notes or the resignation or removal of the Trustee and/or the Collateral Agent.

To secure the Issuer’s payment obligations in this Section 7.6, the Trustee and the Collateral Agent shall have a Lien prior to the Notes on all money or property held or collected by the Trustee and the Collateral Agent, except that held in trust to pay principal or interest, if any, on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture, the payment of the Notes and the resignation or removal of the Trustee and the Collateral Agent.

When the Trustee and the Collateral Agent incurs expenses or renders services after an Event of Default specified in clause (7) of Section 6.1 occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Code.

SECTION 7.7. Replacement of Trustee or Collateral Agent. A resignation or removal of the Trustee or the Collateral Agent and appointment of a successor Trustee or Collateral Agent shall become effective only upon the successor trustee’s or successor collateral agent’s, as applicable, acceptance of appointment as provided in this Section 7.7.

The Trustee or Collateral Agent may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of a majority in principal amount of the then-outstanding Notes may remove the Trustee or the Collateral Agent upon 30 days’ written notice to the Trustee or the Collateral Agent, as applicable, and the Issuer. The Issuer may remove the Trustee or the Collateral if no Event of Default exists and:

(a) the Trustee or the Collateral Agent, as applicable, is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Code;

(b) a custodian or public officer takes charge of the Trustee or the Collateral Agent, as applicable, or its property; or

(c) the Trustee or the Collateral Agent becomes incapable of acting.

If the Trustee or the Collateral Agent resigns or is removed or if a vacancy exists in the office of the Trustee or the Collateral Agent for any reason, the Issuer shall promptly appoint a successor trustee or collateral agent, as applicable. Within one year after the successor trustee or successor collateral agent, as applicable, takes office, the Holders of a majority in principal amount of the then-outstanding Notes may appoint a successor trustee or successor collateral agent, as applicable, to replace the successor trustee or successor collateral agent, as applicable, appointed by the Issuer.

If a successor trustee or successor collateral agent, as applicable, does not take office within 30 days after the retiring Trustee or retiring Collateral Agent, as applicable, resigns or is removed, such retiring Trustee or retiring Collateral Agent, as applicable (at the expense of the Issuer), the Issuer or the Holders of at least 10.0% in principal amount of the then-outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor trustee or successor collateral agent, as applicable.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.9, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee.

A successor trustee or successor collateral agent, as the case may be, shall deliver a written acceptance of its appointment to the retiring Trustee or retiring Collateral Agent, as applicable, and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee or successor collateral agent, as the case may be, shall become effective, and the successor trustee or successor collateral agent, as the case may be, shall have all the rights, powers and the duties of the Trustee or Collateral Agent, as applicable, under this Indenture. The successor trustee or successor collateral agent, as the case may be, shall mail a notice of its succession to the Holders. The retiring Trustee or retiring Collateral Agent, as applicable, shall promptly transfer all property held by it as Trustee or Collateral Agent to the successor Trustee or successor collateral agent, as the case may be,; provided that all sums owing to such Trustee or Collateral Agent hereunder have been paid and subject to the Lien provided for in Section 7.6. Notwithstanding replacement of the Trustee or the Collateral Agent pursuant to this Section 7.7, Holdings’, the Issuer’s and the Subsidiary Guarantors’ obligations under Section 7.6 shall continue for the benefit of the retiring Trustee or retiring Collateral Agent, as applicable.

SECTION 7.8. Successor by Merger, Etc. If the Trustee, the Collateral Agent or any Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including this transaction) to, another corporation, the successor corporation without any further act shall be the successor Trustee, successor Collateral Agent or successor Agent, as applicable.

SECTION 7.9. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States or of any state thereof that is authorized under such laws to exercise corporate trustee power and that is subject to supervision or examination by federal or state authorities. Such Trustee together with its affiliates shall at all times have a combined capital surplus of at least $50.0 million as set forth in its most recent annual report of condition.

ARTICLE VIII

DEFEASANCE; DISCHARGE OF THIS INDENTURE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuer may, by delivery of an Officers’ Certificate, at any time, elect to have either Section 8.2 or Section 8.3 applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance. Upon the Issuer’s exercise under Section 8.1 of the option applicable to this Section 8.2, the Issuer and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.4, be deemed to have been discharged from their obligations with respect to all outstanding Notes and Guarantees and this Indenture having cured all then-existing Defaults and Events of Default on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer and the Guarantors shall be deemed to have paid and discharged all of the obligations with respect to this Indenture, the Notes and the Guarantees, which shall thereafter be deemed to be outstanding only for the purposes of Section 8.5 and the other Sections of this Indenture referred to in (a) and (b) below, and to have satisfied all of their other obligations under such Notes, Guarantees and this Indenture (and the Trustee and the Collateral Agent, on written demand of and at the expense of the Issuer, shall execute instruments acknowledging the same), and this Indenture shall cease to be of further effect as to all such Notes and Guarantees, except for the following provisions which shall survive until otherwise terminated or discharged hereunder: (a) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, and interest and premium on, such Notes when such payments are due from the trust funds referred to in Section 8.4(1); (b) the Issuer’s obligations with respect to such Notes under Section 2.2, Section 2.3, Section 2.4, Section 2.6, Section 2.7, Section 2.10, and Section 4.2; (c) the rights, powers, trusts, duties and immunities of the Trustee and the Collateral Agent, including without limitation thereunder, under Section 7.6, Section 8.5 and Section 8.7 and the obligations of the Issuer and the Guarantors in connection therewith; and (d) the provisions of this Article VIII. Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2 notwithstanding the prior exercise of its option under Section 8.3.

SECTION 8.3. Covenant Defeasance. Upon the Issuer’s exercise under Section 8.1 above of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 below, be released from its obligations under Sections 4.3, 4.5, 4.7 through Section 4.16 and Sections 5.1(a)(3), 5.1(a)(4) and 5.1(b) on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not outstanding for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed outstanding for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, Holdings, the Issuer or any of its Subsidiaries may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1, and the Events of Default in clauses (3) through (6), (7) (with respect to Significant Restricted Subsidiaries only), (8) (with respect to Significant Restricted Subsidiaries only) and (9) of Section 6.1 shall no longer apply but, except as specified above, the remainder of this Indenture and such Notes and any Guarantees shall be unaffected thereby.

SECTION 8.4. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.2 or Section 8.3 to the outstanding Notes:

(1) the Issuer must irrevocably deposit with the Trustee, as trust funds, in trust solely for the benefit of the Holders, U.S. dollars, non-callable U.S. Government Obligations or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest (if U.S. Government Obligations are deposited, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants selected by the Issuer and delivered to the Trustee, solely in the case of amounts including non-callable U.S. government obligations), to pay the principal of, premium, if any, and interest, if any, on the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and any other amounts owing under this Indenture (in the case of an optional redemption date prior to electing to exercise either Legal Defeasance or Covenant Defeasance, the Issuer has delivered to the Trustee an irrevocable notice to redeem all of the outstanding Notes on such redemption date);

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions:

(A) the Issuer has received from, or there has been published by, the U.S. Internal Revenue Service a ruling; or

(B) since the Issue Date, there has been a change in the applicable U.S. federal income tax law;

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States confirming that, subject to customary assumptions and exclusions, the beneficial owners of the outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit (and any similar concurrent deposit relating to other Debt) (and the Incurrence of Liens associated with any such borrowings));

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than this Indenture and the agreements governing any other Debt being defeased, discharged or replaced) to which the Issuer or any of its Restricted Subsidiaries is a party or by which the Issuer or any of its Restricted Subsidiaries is bound;

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others; and

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for in clauses (1) through (6) of this Section 8.4 have been complied with.

SECTION 8.5. Deposited Money and U.S. Government Obligations to Be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.6, all U.S. dollar and U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5, the “Deposit Trustee”) pursuant to Section 8.4 or Section 8.8 in respect of the outstanding Notes shall be held in trust, shall not be invested, and shall be applied by the Deposit Trustee in accordance with the provisions of such Notes and this Indenture to the payment, either directly or through any Paying Agent (including the Issuer or any Subsidiary acting as Paying Agent) as the Deposit Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, and interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Deposit Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.4 or Section 8.8 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Deposit Trustee shall deliver or pay to the Issuer from time to time upon the written request of the Issuer and be relieved of all liability with respect to any U.S. dollars or non-callable U.S. Government Obligations held by it as provided in Section 8.4 or Section 8.8 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Deposit Trustee (which may be the opinion delivered under clause (1) of Section 8.4), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance or satisfaction and discharge, as the case may be.

SECTION 8.6. Repayment to Company. Subject to applicable escheat laws, any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Issuer for payment thereof; and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease.

SECTION 8.7. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or U.S. Government Obligations in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of Holdings, the Issuer and the Subsidiary Guarantors under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2, Section 8.3 or Section 8.8 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2, Section 8.3 or Section 8.8, as the case may be; provided, however, that, if the Issuer makes any payment of principal of, premium, if any, or interest on any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

SECTION 8.8. Discharge. This Indenture and the Security Documents will be discharged and will cease to be of further effect and any Collateral then securing the Notes shall be automatically released (except as to surviving rights or registration of transfer or exchange of Notes which shall survive until all Notes have been canceled and the rights, protections and immunities of the Trustee and the Collateral Agent) as to all outstanding Notes and all Guarantees when either:

(1) (a) all the Notes that have been authenticated and delivered (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or (b) all Notes not delivered to the Trustee for cancellation otherwise (i) have become due and payable, (ii) will become due and payable, or may be called for redemption, within one year or (iii) have been called for redemption within one year under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Issuer, and, in any case, the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars in such amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Debt (including all principal and accrued interest, if any) on the Notes not theretofore delivered to the Trustee for cancellation;

(2) the Issuer or any Guarantor has paid or caused to be paid all other sums payable by the Issuer under this Indenture; and

(3) the Issuer has delivered irrevocable instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the date of redemption, as the case may be.

In addition, the Issuer must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee and the Collateral Agent stating that all conditions precedent to satisfaction and discharge have been complied with.

After the Notes are no longer outstanding, the Issuer’s and the Guarantors’ obligations in Section 7.6, Section 8.5 and Section 8.7 shall survive any discharge pursuant to this Section 8.8.

After such delivery or irrevocable deposit and receipt of the Officers’ Certificate and Opinion of Counsel, the Trustee, upon written request, shall acknowledge in writing the discharge of the Issuer’s obligations under the Notes and this Indenture except for those surviving obligations specified above.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1. Without Consent of Holders of the Notes. (a) Notwithstanding Section 9.2, without the consent of any Holders, the Issuer, any Guarantor, the Trustee and the Collateral Agent, may modify or amend this Indenture, the Guarantees, the Notes issued hereunder and the Security Documents (including in each case, if applicable, the form of agreements attached thereto as exhibits) for any of the following purposes:

(1) to evidence the succession of another Person to the Issuer or a Guarantor under this Indenture, the Notes or the applicable Guarantee or the Security Documents, and the assumption by any such successor of the covenants of the Issuer or such Guarantor under this Indenture, the Notes and such Guarantee and the Security Documents in accordance with Section 5.1;

(2) to add to the covenants of the Issuer or any Guarantor for the benefit of the Holders of the Notes or to surrender any right or power conferred upon the Issuer or any Guarantor, as applicable, in this Indenture, in the Notes or in any Guarantee or the Security Documents;

(3) to cure any ambiguity, or to correct or supplement any provision in this Indenture or in any supplemental indenture, the Notes or any Guarantee or the Security Documents which may be defective or inconsistent with any other provision in this Indenture, the Notes or any Guarantee or the Security Documents (as determined in good faith by the Issuer);

(4) to make any change that would provide any additional rights or benefits to the Holders of the Notes (as determined in good faith by the Issuer);

(5) to make any other provisions with respect to matters or questions arising under this Indenture, the Notes or any Guarantee or the Security Documents; provided that, in each case, such provisions shall not adversely affect the interest of the Holders of the Notes in any material respect (as determined in good faith by the Issuer);

(6) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(7) to add a Guarantor under this Indenture or otherwise provide a Guarantee of the Notes or to confirm and evidence the release of a Guarantor from its Guarantee pursuant to the terms of the Notes and any Security Document;

(8) to evidence and provide the acceptance of the appointment of a successor Trustee or the Collateral Agent under this Indenture;

(9) to mortgage, pledge, hypothecate or grant a security interest in favor of the Trustee or the Collateral Agent for the benefit of the Holders of the Notes as additional security for the payment and performance of the Issuer’s and any Guarantor’s obligations under this Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to the Trustee or the Collateral Agent pursuant to this Indenture or otherwise;

(10) to provide for the issuance of Additional Notes under this Indenture in accordance with the terms and subject to the limitations set forth in this Indenture;

(11) to comply with the rules of any applicable Depositary;

(12) to make, complete or confirm any grant of Collateral permitted or required by this Indenture, any of the Security Documents or any release of Collateral pursuant to the terms of this Indenture or any of the Security Documents;

(13) to conform the text of this Indenture, the Notes, the Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum to the extent such provision was intended to be a recitation of a provision of this Indenture or the Security Documents, as confirmed in an Officers’ Certificate delivered to the Trustee; or

(14) to secure additional extensions of credit and add additional secured creditors holding other Parity Lien Debt so long as such Parity Lien Debt is not prohibited by the provisions of this Indenture or any other then-existing Parity Lien Debt.

The consent of the Holders is not necessary under this Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. After an amendment under this Indenture becomes effective, the Issuer shall deliver to Holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

(b) Holders will be deemed to have consented for purposes of the Security Documents to any of the following amendments and other modifications to the Security Documents:

(i) (a) to add other parties (or any authorized agent thereof or trustee therefor) holding Parity Lien Debt that is incurred in compliance with the ABL Credit Agreement, the Term Loan Credit Agreement, this Indenture and the Security Documents and (b) to establish that the Liens on any Collateral securing such Parity Lien Debt shall be pari passu under the Pari Passu Intercreditor Agreement with the Liens on such Collateral securing the obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(ii) to establish that the Liens on any Collateral securing any Debt replacing the Term Loan Credit Agreement permitted to be incurred under clause (1)(i) of Section 4.9(b) shall be pari passu to the Liens on such Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification;

(iii) to establish that the Liens on any Current Asset Collateral securing any Debt replacing the ABL Credit Agreement permitted to be incurred under clause (1)(ii) of Section 4.9(b) shall be senior to the Liens on such Current Asset Collateral securing any obligations under this Indenture, the Notes and the Guarantees, and that the Liens on any Fixed Asset Collateral securing any such Debt shall be junior to the Liens on such Fixed Asset Collateral securing any obligations under this Indenture, the Notes and the Guarantees, all on the terms provided for in the ABL Intercreditor Agreement in effect immediately prior to such amendment and other modification; and

(iv) upon any cancellation or termination of the ABL Credit Agreement without a replacement thereof, to establish that the Current Asset Collateral (in addition to the Fixed Asset Collateral) shall secure the obligations under this Indenture, the Notes and the Guarantees on a first priority basis, subject to the terms of the Pari Passu Intercreditor Agreement in effect immediately prior to such amendment or other modification.

SECTION 9.2. With Consent of Holders of Notes. (a) With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes), Holdings, the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement this Indenture, the Notes, any Guarantees or the Security Documents (including in each case, if applicable, the form of agreements attached thereto as exhibits) or waive any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Security Documents; provided, however, that no such modification or amendment or waiver shall, without the consent of the Holder of each outstanding Note affected thereby (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes):

(1) change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2) reduce the principal amount of (or premium) or interest on, any Note;

(3) change the place or currency of payment of principal of (or premium), or interest on, any Note;

(4) (i) modify, in any manner adverse to the Holders of the Notes, the right to institute suit for the enforcement of any payment of principal of (or premium), or interest on, or with respect to, any Note when due, or (ii) waive any payment in respect thereof except a default in payment arising solely from an acceleration of the Notes that has been rescinded;

(5) modify any provisions of this Indenture relating to the modification and amendment of this Indenture or the waiver of past defaults or covenants which require each Holder’s consent;

(6) amend any provisions relating to the redemption of the Notes (other than notice provisions), it being understood that for the avoidance of doubt, the provisions described under Section 4.10 and Section 4.13 shall not be covered by this clause;

(7) modify the Guarantees in any manner adverse to the Holders, except in accordance with this Indenture; or

(8) modify any of the provisions of this Indenture or the related definitions affecting the ranking of the Notes.

(b) In addition, without the consent of the Holders of at least 66 2⁄3% in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such series of the Notes), no amendment, supplement or waiver may (1) have the effect of releasing all or substantially all of the Collateral from the Liens of the Security Documents (except as permitted by the terms of this Indenture or the Security Documents) or changing or altering the priority of the security interests of the Holders of the Notes in the Collateral under the ABL Intercreditor Agreement or the Pari Passu Intercreditor Agreement, (2) make any change in the Security Documents or the provisions in this Indenture dealing with the application of proceeds of the Collateral that would adversely affect the Holders of the Notes or (3) modify the Security Documents or the provisions of this Indenture dealing with Collateral in any manner adverse to the Holders of the Notes in any material respect other than in accordance with the terms of this Indenture or the Security Documents.

It shall not be necessary for the consent of the Holders under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

SECTION 9.3. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on the Note. However, any such Holder or subsequent Holder may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. When an amendment, supplement or waiver becomes effective in accordance with its terms, it thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for determining which Holders consent to such amendment, supplement or waiver.

SECTION 9.4. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.5. Trustee and Collateral Agent to Sign Amendments, Etc. The Trustee and the Collateral Agent, as applicable, shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Collateral Agent, as applicable. In signing or refusing to sign any amendment or supplemental indenture, the Trustee or the Collateral Agent, as applicable, shall be provided with and (subject to Section 7.1) shall be fully protected in relying upon an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amendment or supplemental indenture is authorized or permitted by this Indenture or the Security Documents, as applicable, and that all conditions precedent thereto have been met or waived; provided that no such Opinion of Counsel shall be required to be delivered in connection with the execution of any amendment or supplement entered into in connection with adding or releasing a Guarantor pursuant to the terms of this Indenture and the Security Documents.

ARTICLE X

GUARANTEES

SECTION 10.1. Guarantees.

(a) Each Guarantor hereby jointly and severally, fully and unconditionally guarantees, on a senior secured basis, the Notes and obligations of the Issuer hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee, that: (i) the principal of and premium, if any, and interest on the Notes shall be paid in full when due, whether at Stated Maturity, by acceleration, call for redemption or otherwise, together with interest on the overdue principal, if any, and interest on any overdue interest, to the extent lawful, and all other obligations of the Issuer to the Holders or the Trustee under this Indenture or the Notes shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.

(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note or this Indenture except by complete performance of the obligations contained in such Note and this Indenture and such Guarantee. Each of the Guarantors hereby agrees that, in the event of a Default in payment of principal or premium, if any, or interest on any Note, whether at its Stated Maturity, by acceleration, call for redemption, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Issuer or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders and any other amounts due and owing to the Trustee under this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Issuer or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.

(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.

(f) Each Guarantor that makes a payment for distribution under its Guarantee is entitled upon payment in full of all guaranteed obligations under this Indenture to seek contribution from each other Guarantor in a pro rata amount of such payment based on the respective net assets of all the Guarantors at the time of such payment in accordance with GAAP.

SECTION 10.2. Execution and Delivery of Guarantee. To evidence its Guarantee set forth in Section 10.1, each Guarantor agrees that this Indenture or a supplemental indenture in substantially the form attached hereto as Exhibit B shall be executed on behalf of such Guarantor by an Officer of such Guarantor (or, if an officer is not available, by a board member or director or other duly authorized signatory) on behalf of such Guarantor. Each Guarantor hereby agrees that its Guarantee set forth in Section 10.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the Officer, board member or director of such Guarantor whose signature is on this Indenture or supplemental indenture, as applicable, no longer holds office at the time the Trustee authenticates any Note, the Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

SECTION 10.3. Severability. In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 10.4. Limitation of Guarantors’ Liability. Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent conveyance, fraudulent preference or fraudulent transfer or otherwise reviewable under applicable law.

SECTION 10.5. Releases. A Subsidiary Guarantee of a Subsidiary Guarantor shall be automatically and unconditionally released and discharged upon:

(a) any sale, transfer or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if the sale or other disposition does not violate Section 4.10 of this Indenture;

(b) any sale, transfer or other disposition of Capital Stock of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Issuer or a Restricted Subsidiary of the Issuer, if after such sale, transfer or disposition, such Subsidiary Guarantor would cease to be a Restricted Subsidiary and all pledges and security interests granted in connection with any Debt and the sale or other disposition does not violate Section 4.10 of this Indenture;

(c) the exercise by the Issuer of its Legal Defeasance option or its Covenant Defeasance option or the satisfaction and discharge of this Indenture, in each case as provided under Article VIII;

(d) the proper designation of such Subsidiary Guarantor by the Issuer as an Unrestricted Subsidiary in accordance with the terms of this Indenture; or

(e) the Subsidiary Guarantor ceasing to guarantee any Debt of the Issuer or a Subsidiary Guarantor under, or be a borrower under, the Term Loan Credit Agreement and no Event of Default has occurred and is continuing.

The Guarantee of Holdings will be released upon the exercise by the Issuer of its Legal Defeasance option or its Covenant Defeasance option or the satisfaction and discharge of this Indenture, in each case as provided under Article VIII.

Upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect that all conditions precedent to the release of a Subsidiary Guarantor’s Subsidiary Guarantee set forth in this Indenture have been satisfied, the Trustee shall execute, without representation or warranty, any documents reasonably requested by the Issuer in writing in order to evidence the release of any Subsidiary Guarantor from its obligations under its Subsidiary Guarantee.

Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Subsidiary Guarantor under this Indenture as provided in this Article X.

SECTION 10.6. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.

ARTICLE XI

COLLATERAL AND SECURITY

SECTION 11.1. Collateral.

(a) The due and punctual payment of the principal of, premium, if any, and interest on the Notes and the Guarantees when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, interest on the overdue principal of and interest (to the extent permitted by law), if any, on the Notes and the Guarantees and performance of all other obligations under this Indenture, including, without limitation, the obligations of the Issuer set forth in Section 7.6, and the Notes, the Guarantees and the Security Documents, shall be secured by a Lien on the Fixed Asset Collateral on a first-priority basis and secured by a Lien on the Current Asset Collateral on a second-priority basis, in each case subject to Permitted Liens, as provided in this Indenture and the Security Documents to which the Issuer and the Guarantors, as the case may be, shall be or shall have become parties to simultaneously with the execution of this Indenture and will be secured by all of the Collateral pledged pursuant to the Security Documents hereafter delivered as required or permitted by this Indenture and the Security Documents. The Issuer, for the benefit of the Holders, hereby appoints UMB Bank, N.A., as the initial Collateral Agent and the Collateral Agent is hereby authorized and directed to execute and deliver the Security Documents. Each Holder by its acceptance of any Notes and the Guarantees thereof, irrevocably consents and agrees to such appointment. Notwithstanding any provision to the contrary contained elsewhere in this Indenture or the other Note Documents, the duties of the Collateral Agent shall be ministerial and administrative in nature, and the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the other Note Documents to which the Collateral Agent is a party, nor shall the Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder, the Issuer or any Guarantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture or the other Note Documents, or otherwise exist, against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Holder, by its acceptance of any Notes and the Guarantees, consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral and the automatic amendments, supplements, consents, waivers and other modifications thereto without the consent of the Holders) as the same may be in effect or may be amended from time to time in accordance with their terms and this Indenture and authorizes and directs the Collateral Agent to execute and deliver the Security Documents, perform its obligations and exercise its rights under the Security Documents in accordance therewith.

(c) The Trustee and each Holder, by accepting the Notes and the Guarantees, acknowledge that, as more fully set forth in the Security Documents, the Collateral as now or hereafter constituted shall be held for the benefit of all the Secured Parties, and that the Lien of this Indenture and the Security Documents in respect of the Secured Parties is subject to and qualified and limited in all respects by the Security Documents and actions that may be taken thereunder.

SECTION 11.2. Maintenance of Collateral. The Issuer and the Guarantors shall maintain the Collateral in good, safe and insurable operating order, condition and repair (ordinary wear and tear excepted) and shall do all other acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral, provided that the Issuer and the Guarantors shall pay all real estate and other taxes (except such as are being contested in good faith and by appropriate negotiations or proceedings), and maintain in full force and effect all material permits and certain insurance coverages.

SECTION 11.3. Impairment of Security Interest. Neither the Issuer nor any of its Restricted Subsidiaries will (i) take or knowingly or negligently omit to take any action which would materially adversely affect or impair the Liens in favor of the Collateral Agent and the Holders with respect to the Collateral unless such action or failure to take action is otherwise permitted by this Indenture or the Security Documents or (ii) grant any Person, or permit any Person to retain (other than the Collateral Agent), any Liens on the Collateral, other than Permitted Liens. The Issuer and each Guarantor will, at its sole cost and expense, execute, deliver and file all such agreements and instruments as necessary, or as the Trustee or the Collateral Agent reasonably requests, to more fully or accurately describe the assets and property intended to be Collateral or the obligations intended to be secured by the Security Documents.

SECTION 11.4. Further Assurances. To the extent required under this Indenture or any of the Security Documents, and subject to the Intercreditor Agreements, the Issuer and the Guarantors shall, at their sole expense, execute any and all further documents, financing statements, agreements and instruments, and take all further actions that may be required under applicable law, or that the Collateral Agent or the Trustee may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral. In addition, to the extent required under this Indenture or any of the Security Documents, from time to time, the Issuer and the Guarantors will, at their sole expense, reasonably promptly secure the obligations under this Indenture and Security Documents by pledging or creating, or causing to be pledged or created, perfected security interests and Liens with respect to the Collateral to the extent required by this Indenture and/or the Security Documents.

SECTION 11.5. After-Acquired Property. (a) Upon the acquisition by any of the Issuer or the Guarantors after the Issue Date of any assets (including in connection with the consummation of the Acquisition) (other than Excluded Collateral and property subject to certain Permitted Liens), the Issuer or such Guarantor shall, at their sole expense, execute and deliver, subject to the Intercreditor Agreements, such amendments to the Security Documents or such other documents, agreements, security instruments and financing statements necessary to grant to the Collateral Agent a perfected security interest, with the priority required by the Intercreditor Agreements, subject only to Permitted Liens, in such after-acquired property and to have such after-acquired property added to the Collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired property to the same extent and with the same force and effect.

(b) Upon the creation or acquisition of any Domestic Subsidiary after the Issue Date (other than any Excluded Subsidiary) that is required to become a Guarantor under this Indenture, such Domestic Subsidiary, at its sole expense, shall execute and deliver such amendments to the Security Documents or such other documents necessary to cause such new Subsidiary to become a party to any applicable Security Documents and grant to the Collateral Agent a perfected security interest, with the priority required by the Intercreditor Agreements, subject only to Permitted Liens, in such new Subsidiary, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to the Collateral of such new Subsidiary to the same extent and with the same force and effect.

(c) Upon the creation, designation or acquisition of any Foreign Subsidiary (other than any Excluded Subsidiary) by the Issuer or any Subsidiary Guarantor after the Acquisition Closing Date, the Issuer or such relevant Subsidiary Guarantor shall, at their sole expense, execute and deliver such amendments to the Security Documents or such other documents necessary to grant to the Collateral Agent a perfected security interest, with the priority required by the Intercreditor Agreements, subject only to Permitted Liens, in the Capital Stock of such Foreign Subsidiary that is owned by the Issuer or such Subsidiary Guarantor, but only to the extent such Capital Stock does not constitute Excluded Collateral (including pursuant to clause (3) of the definition of Excluded Collateral), and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such Capital Stock to the same extent and with the same force and effect.

SECTION 11.6. Negative Pledge. The Issuer and each Guarantor shall not further pledge the Collateral as security or otherwise, subject to Permitted Liens; provided, however, that the Issuer, subject to compliance with Section 4.9 and Section 4.12, shall be permitted to issue an unlimited aggregate principal amount of Additional Notes, all of which may be secured by the Collateral.

SECTION 11.7. Release of Liens on the Collateral.

(a) The Liens on the Collateral will be released with respect to the Notes and the Guarantees, as applicable:

(1)	in whole, upon payment in full of the principal of, accrued and unpaid interest, including premium, if any, on the Notes;

(2)	in whole, upon satisfaction and discharge of this Indenture in accordance with Article VIII;

(3)	in whole, upon a Legal Defeasance or Covenant Defeasance as set forth under Article VIII;

(4)	in whole or in part, as to any asset constituting Collateral, in accordance with, and as expressly provided for under, the Security Documents and this Indenture;

(5)

with the consent of Holders of at least 66 2⁄3% in aggregate principal amount of the Notes, including, without limitation, consents obtained in connection with a tender offer or exchange offer for, or purchase of, Notes as provided under Section 9.2;

(6)

with respect to assets of a Subsidiary Guarantor, upon release of such Subsidiary Guarantor from its Guarantee with respect to the Term Loan Credit Agreement and any other Parity Lien Debt other than by reason of payment under or the termination or repayment of the Term Loan Credit Agreement or such other Parity Lien Debt;

(7)	upon such Collateral becoming Excluded Collateral; and

(8)	in part, to enable the disposition of property or other assets that constitute Collateral to the extent not prohibited by Section 4.10.

(b) The Issuer and each Guarantor will furnish to the Trustee and the Collateral Agent, prior to each proposed release of Collateral pursuant to Section 11.7(a)(1) through (8) or pursuant to the Security Documents:

(1)	an Officers’ Certificate requesting such release;

(2)	an Officers’ Certificate to the effect that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with;

(3)	solely in the case of a release described in Section 11.7(a)(1) through (5), an Opinion of Counsel in accordance with Section 12.2(b); and

(4)	a form of such release (which release shall provide that the requested release is without recourse or warranty to the Trustee or the Collateral Agent).

(c) Upon compliance by the Issuer or the Guarantors, as the case may be, with the conditions precedent set forth above, and upon delivery by the Issuer or such Guarantor to the Trustee an Opinion of Counsel to the effect that such conditions precedent have been complied with, the Trustee shall direct the Collateral Agent to promptly cause to be released and reconveyed to the Issuer or the relevant Guarantor, as the case may be, the released Collateral, and take all other actions reasonably requested by the Issuer in connection therewith, at the Issuer’s expense.

SECTION 11.8. Authorization of Actions to be Taken by the Trustee or the Collateral Agent Under the Security Documents.

(a) Subject to the provisions of Article VII of this Indenture and the provisions of the Security Documents, each of the Trustee or the Collateral Agent may (but shall in no event be required to), in its sole discretion and without the consent of the Holders, on behalf of the Holders, take all actions it deems necessary or appropriate in order to (i) enforce any of its rights or any of the rights of the Holders under the Security Documents and (ii) collect and receive any and all amounts payable in respect of the Collateral in respect of the obligations of the Issuer and the Guarantors hereunder and thereunder. Subject to the provisions of the Security Documents, the Trustee or the Collateral Agent shall have the power, but not the obligation, to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts that may be unlawful or in violation of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Collateral Agent may deem expedient to preserve or protect its interest and the interests of the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest hereunder or be prejudicial to the interests of the Holders or the Trustee).

(b) The Trustee or the Collateral Agent shall not be responsible for the existence, genuineness or value (or diminution of value) of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. The Trustee or the Collateral Agent shall have no responsibility for recording, filing, re-recording or refiling any financing statement, continuation statement, document, instrument or other notice in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of any security interest granted to it under the Security Documents or otherwise. Beyond the exercise of reasonable care in the custody thereof, the Trustee and the Collateral Agent shall have no duty as to any Collateral in their possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. The Trustee and the Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in their possession if the Collateral is accorded treatment substantially equal to that which they accord their own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or the Collateral Agent, as the case may be, in good faith. The Trustee and the Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture or the Security Documents by the Issuer or the Guarantors.

(c) Where any provision of this Indenture requires that additional property or assets be added to the Collateral, the Issuer and each Guarantor, as applicable, shall deliver to the Trustee or the Collateral Agent the following:

(1)	a request from the Issuer that such Collateral be added;

(2)

the form of instrument adding such Collateral, which, based on the type and location of the property subject thereto, shall be in substantially the form of the applicable Security Documents entered into on the date of this Indenture, with such changes thereto as the Issuer shall consider appropriate, or in such other form as the Issuer shall deem proper; provided that any such changes or such form are administratively satisfactory to the Trustee or the Collateral Agent;

(3)	an Officers’ Certificate to the effect that the Collateral being added is in the form, consists of the assets and is in the amount or otherwise has the Fair Market Value required by this Indenture;

(4)

an Officers’ Certificate and Opinion of Counsel to the effect that all conditions precedent provided for in this Indenture to the addition of such Collateral have been complied with, which Opinion of Counsel shall also opine as to the creation and perfection of the Collateral Agent’s Lien on such Collateral and as to the due authorization, execution, delivery, validity and enforceability of the Security Document being entered into; and

(5)	such financing statements, if any, as necessary to perfect the Collateral Agent’s security interest in such Collateral.

(d) The Trustee or the Collateral Agent, in giving any consent or approval under the Security Documents, shall be entitled to receive, as a condition to such consent or approval, an Officers’ Certificate and an Opinion of Counsel to the effect that the action or omission for which consent or approval is to be given is authorized and permitted according to the terms of this Indenture and the Security Documents, and the Trustee or the Collateral Agent shall be fully protected in giving such consent or approval on the basis of such Officers’ Certificate and Opinion of Counsel.

SECTION 11.9. Information Regarding Collateral.

(a) The Issuer will furnish to the Collateral Agent within ten Business Days, with respect to the Issuer or any Guarantor, written notice of any change in such Person’s (1) legal name, (2) jurisdiction of organization or formation, (3) identity or corporate structure or (4) Organizational Identification Number. Promptly upon the occurrence of any of the foregoing, the Issuer and the Guarantors will make all filings under the Uniform Commercial Code and any other applicable laws that are required by this Indenture and/or the Security Documents in order for the Collateral to be made subject to the Lien of the Collateral Agent under this Indenture and/or the Security Documents in the manner and to the extent required by this Indenture or any of the Security Documents and shall take all necessary action so that such Lien is perfected with the same priority as immediately prior to such change to the extent required by this Indenture and/or the Security Documents. The Issuer will deliver to the Collateral Agent evidence of filing of all additional financing statements and other executed documents reasonably necessary to maintain the validity, perfection and priority of the security interests provided for in this Indenture and/or the Security Documents. The Issuer shall promptly notify the Collateral Agent in writing if any material portion of the Collateral is damaged, destroyed or condemned.

(b) The Issuer shall deliver to the Trustee and the Collateral Agent an Officers’ Certificate attaching supplemental schedules required under the Security Documents to the extent required under and at the same time as similar supplemental schedules are delivered to the Term Loan Credit Agreement Collateral Agent.

SECTION 11.10. Security Documents. The provisions in this Indenture relating to Collateral are subject to the provisions of the Security Documents. The Issuer, the Guarantors, the Trustee and the Collateral Agent acknowledge and agree to be bound by the provisions of the Security Documents.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1. Notices. Any notice, request, direction, instruction or communication by Holdings, the Issuer, any Subsidiary Guarantor, the Trustee or the Collateral Agent to the others is duly given if in writing and delivered in person or mailed by first class mail (registered or certified, return receipt requested), PDF via e-mail (if receipt of such transmission is confirmed by reply e-mail or telephonically), telecopier or overnight air courier guaranteeing next day delivery, to the addresses set forth below:

If to the Issuer or any Guarantor:

Vertiv Group Corporation

1050 Dearborn Dr.

Columbus, Ohio 43085

Email: Stephanie.Gill@vertiv.com

Attention: Stephanie Gill

With a copy (which shall not constitute notice) to:

Latham & Watkins LLP

301 Congress Avenue, Suite 900

Austin, Texas 78701

Email: David.Miller@lw.com

Attention: David J. Miller

If to the Trustee:

UMB Bank, N.A.

5555 San Felipe Street, Suite 870

Houston, TX 77056

Attention: Mauri J. Cowen

E-mail: mauri.cowen@umb.com

with copies to (which shall not constitute notice):

Winston & Strawn LLP

200 Park Avenue

New York, NY 10166

Attention: Bart Pisella

Telephone: 212-294-6858

E-mail: bpisella@winston.com

The parties hereto, by written notice to the others, may designate additional or different addresses for subsequent notices or communications.

Any notice or communication to a Holder, the Trustee or the Collateral Agent shall be mailed by first class mail or by overnight air courier promising next Business Day delivery to its address shown on the register kept by the Registrar. Notwithstanding the foregoing, as long as the Notes are Global Notes, notices to be given to the Holders shall be given to the Depositary in accordance with its applicable policies as in effect from time to time. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

In respect of this Indenture, the Trustee and the Collateral Agent shall not have any duty or obligation to verify or confirm that the Person sending instructions, directors, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directors, reports notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee and the Collateral Agent shall not have any liability for any losses, liability, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions directors, reports, notices or other communications or information. Each other party, agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or indemnifications to the Trustee and the Collateral Agent, including without limitation the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, notices, reports or other communications or information, and the risks of interception and misuse by third parties.

If a notice or communication is delivered in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it, except in the case of notices or communications given to the Trustee and the Collateral Agent, which shall be effective only upon actual receipt.

If the Issuer delivers a notice or communication to Holders, it shall mail a copy to the Trustee, the Collateral Agent and each Agent at the same time.

All notices, approvals, consents, requests and any communications hereunder must be in writing (provided that any communication sent to the Trustee and the Collateral Agent hereunder must be in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Trustee and the Collateral Agent by the authorized representative)), in English. The party using digital signatures and electronic methods agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to the Trustee and the Collateral Agent, including without limitation the risk of the Trustee and the Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

SECTION 12.2. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuer to the Trustee or the Collateral Agent to take any action under this Indenture or the Security Documents, the Issuer shall furnish to the Trustee or the Collateral Agent upon request:

(a) an Officers’ Certificate (which shall include the statements set forth in Section 12.3) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; provided that no such Officers’ Certificate shall be required to be delivered in connection with the issuance of the Notes that are issued on the Issue Date; and

(b) an Opinion of Counsel (which shall include the statements set forth in Section 12.3) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be required to be delivered in connection with (x) the issuance of the Notes that are issued on the Issue Date or (y) the execution of any amendment or supplement entered into in connection with adding or releasing a Guarantor pursuant to the terms of this Indenture.

SECTION 12.3. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.4) shall include substantially:

(a) a statement that the Person making such certificate or opinion has read and understands such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers’ Certificate or on certificates of public officials.

SECTION 12.4. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. Each of the Agents may make reasonable rules and set reasonable requirements for its functions.

SECTION 12.5. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, officer, employee, incorporator, stockholder, partner or member of the Issuer or any Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer or of any Guarantor (other than the Issuer in respect of the Notes and each Guarantor in respect of its Guarantee) under the Notes, the Guarantees, this Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees.

SECTION 12.6. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES. Each of the parties to this Indenture each hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan in The City of New York in any action or proceeding arising out of or relating to the Notes, the Guarantees or this Indenture, and all such parties hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in such New York State or federal court and hereby irrevocably waive, to the fullest extent that they may legally do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. EACH OF THE ISSUER, THE GUARANTORS, THE TRUSTEE AND THE COLLATERAL AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE BONDS OR THE TRANSACTION CONTEMPLATED HEREBY.

SECTION 12.7. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of Holdings, the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION 12.8. Successors. All agreements of the Issuer and the Guarantors in this Indenture and the Notes and the Guarantees, as applicable, shall bind their respective successors and assigns. All agreements of the Trustee in this Indenture shall bind its respective successors and assigns. All agreements of the Collateral Agent in this Indenture shall bind its respective successors and assigns.

SECTION 12.9. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 12.10. Execution in Counterparts. This Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes. Except with respect to authentication of the Notes by the Trustee or an authenticating agent, the words “execution,” “signed,” “signature,” “delivery” and words of like import in or relating to this Indenture or any document to be signed in connection with this Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

SECTION 12.11. Table of Contents, Headings, Etc. The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 12.12. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by agent duly appointed in writing (or, with respect to Global Notes, otherwise in accordance with the rules and procedures of the Depositary); and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 12.12.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved (1) by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to such officer the execution thereof or (2) in any other manner reasonably deemed sufficient by the Trustee. Where such execution is by a signer acting in a capacity other than such signer’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of such signer’s authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar hereunder.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) If the Issuer shall solicit from the Holders any request, demand, authorization, direction, notice, consent, waiver or other Act, the Issuer may, at its option, by or pursuant to an Officers’ Certificate, fix in advance a record date for the determination of Holders entitled to give such request, demand, authorization, direction, notice, consent, waiver or other Act, but the Issuer shall have no obligation to do so. If such a record date is fixed, such request, demand, authorization, direction, notice, consent, waiver or other Act may be given before or after such record date, but only the Holders of record at the close of business on such record date shall be deemed to be Holders for the purposes of determining whether Holders of the requisite proportion of outstanding Notes have authorized or agreed or consented to such request, demand, authorization, direction, notice, consent, waiver or other Act, and for that purpose the outstanding Notes shall be computed as of such record date; provided that no such authorization, agreement or consent by the Holders on such record date shall be deemed effective unless it shall become effective pursuant to the provisions of this Indenture not later than six months after the record date.

(f) The Trustee may, but shall not be obligated to, set any day as a record date for the purpose of determining the Holders entitled to join in the giving or making of (1) any notice of default under Section 6.1, (2) any declaration of acceleration referred to in Section 6.2, (3) any direction referred to in Section 6.5 or (4) any request to pursue a remedy as permitted in Section 6.6. If any record date is set pursuant to this paragraph, the Holders on such record date, and no other Holders, shall be entitled to join in such notice, declaration, request or direction, whether or not such Holders remain Holders after such record date; provided that no such action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date by Holders of the requisite principal amount of Notes or each affected Holder, as applicable, on such record date. Promptly after any record date is set pursuant to this paragraph, the Trustee, at the Issuer’s expense, shall cause notice of such record date, the proposed action by Holders and the applicable Expiration Date to be given to the Issuer and to each Holder in the manner set forth in Section 12.1.

(g) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this paragraph shall have the same effect as if given or taken by separate Holders of each such different part.

(h) Without limiting the generality of the foregoing, a Holder, including a Depositary that is the Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and a Depositary that is the Holder of a Global Note may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(i) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by a Depositary entitled under the procedures of such Depositary, if any, to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders; provided that if such a record date is fixed, only the beneficial owners of interests in such Global Note on such record date or their duly appointed proxy or proxies shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such beneficial owners remain beneficial owners of interests in such Global Note after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be effective hereunder unless made, given or taken on or prior to the applicable Expiration Date.

(j) With respect to any record date set pursuant to this Section 12.12, the party hereto that sets such record date may designate any day as the “Expiration Date” and from time to time may change the Expiration Date to any earlier or later day; provided that no such change shall be effective unless notice of the proposed new Expiration Date is given to the other party hereto in writing, and to each Holder in the manner set forth in Section 12.1, on or prior to both the existing and the new Expiration Date. If an Expiration Date is not designated with respect to any record date set pursuant to this Section 12.12, the party hereto which set such record date shall be deemed to have initially designated the 90th day after such record date as the Expiration Date with respect thereto, subject to its right to change the Expiration Date as provided in this clause (j).

SECTION 12.13. Force Majeure. In no event shall the Trustee or any Agent be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, fire, riots, strikes, or work stoppages for any reason, embargoes, governmental actions, accidents, acts of war or terrorism, epidemics and pandemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services, it being understood that the Trustee and each Agent shall use reasonable efforts which are consistent with accepted practices in the U.S. banking industry to resume performance as soon as practicable under the circumstances.

SECTION 12.14. Legal Holidays. If any payment date with respect to the Notes falls on a day that is not a Business Day, the payment to be made on such payment date will be made on the next succeeding Business Day with the same force and effect as if made on such payment date, and no additional interest will accrue solely as a result of such delayed payment.

SECTION 12.15. USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The Issuer agrees that it will provide the Trustee with information about the Issuer as the Trustee may reasonably request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.

[Signature Pages Follow]

VERTIV GROUP CORPORATION

By:	/s/ David Fallon
Name:	David Fallon
Title:	Vice President, Chief Financial Officer, and
Treasurer

[Signature Page to Indenture]

GUARANTORS:

CHARLOTTE PROPERTIES LLC, a California limited
liability company
DESARROLLADORA LINA, LLC, a California limited
liability company
ELECTRICAL RELIABILITY SERVICES, INC., a
California corporation
ENERGY LABS, INC., a California corporation
HIGH VOLTAGE MAINTENANCE CORPORATION,
a Ohio corporation
LIEBERT FIELD SERVICES, INC., a Delaware
corporation
VERTIV CORPORATION, a Ohio corporation
VERTIV INTERMEDIATE HOLDING II
CORPORATION, a Delaware corporation
VERTIV IT SYSTEMS, INC., a Delaware corporation
VERTIV INTERNATIONAL HOLDING
CORPORATION, a Ohio corporation

By:	/s/ David Fallon
Name:	David Fallon
Title:	Vice President and Treasurer

[Signature Page to Indenture]

UMB BANK, N.A.
as Trustee and Collateral Agent

By:	/s/ Mauri J. Cowen
Name:	Mauri J. Cowen
Title:	Sr. Vice President

[Signature Page to Indenture]

EXHIBIT A

FORM OF NOTE

(Face of 4.125% Senior Secured Note)

4.125% Senior Secured Notes due 2028

[Global Note Legend]

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OR TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY OR SUCH OTHER REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE REFERRED TO ON THE REVERSE HEREOF.

[Rule 144A Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS SIX MONTHS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE LAST DATE ON WHICH THE ISSUER OR ANY AFFILIATE OF THE ISSUER WAS THE OWNER OF THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY), ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A

REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE.

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF ANY (A) “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, (B) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) AND (B), PURSUANT TO ERISA OR OTHERWISE, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[Regulation S Legend]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, SUCH REGISTRATION. THE HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF, AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY INVESTOR ACCOUNT FOR WHICH IT HAS PURCHASED SECURITIES, TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE DATE (THE “RESALE RESTRICTION TERMINATION DATE”) THAT IS 40 DAYS AFTER THE LATER OF THE ORIGINAL ISSUE DATE HEREOF, THE ORIGINAL ISSUE DATE OF THE ISSUANCE OF ANY ADDITIONAL NOTES AND THE DATE ON WHICH THIS SECURITY (OR ANY PREDECESSOR OF SUCH SECURITY) WAS FIRST OFFERED TO PERSONS OTHER THAN DISTRIBUTORS (AS DEFINED IN RULE 902 OF REGULATION S) IN RELIANCE ON REGULATION S, ONLY (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”), TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS THAT OCCUR OUTSIDE THE UNITED STATES WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT, (E) TO AN INSTITUTIONAL “ACCREDITED INVESTOR” WITHIN THE MEANING OF RULE 501(a)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT THAT IS NOT A QUALIFIED INSTITUTIONAL BUYER AND THAT IS PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER INSTITUTIONAL ACCREDITED INVESTOR, IN EACH CASE IN A MINIMUM PRINCIPAL AMOUNT OF SECURITIES OR (F) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S AND THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSES (D), (E) OR (F) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/ OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM. THIS LEGEND WILL BE REMOVED UPON THE REQUEST OF THE HOLDER AFTER THE RESALE RESTRICTION TERMINATION DATE. BY ITS ACQUISITION HEREOF, THE HOLDER HEREOF REPRESENTS THAT IT IS NOT A U.S. PERSON NOR IS IT PURCHASING FOR THE ACCOUNT OF A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT.

BY ITS ACQUISITION OF THIS SECURITY OR ANY INTEREST HEREIN, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF ANY (A) “EMPLOYEE BENEFIT PLAN” WITHIN THE MEANING OF SECTION 3(3) OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) THAT IS SUBJECT TO TITLE I OF ERISA, (B) PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR

OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER U.S. OR NON-U.S. FEDERAL, STATE, LOCAL OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (COLLECTIVELY, “SIMILAR LAWS”), OR (C) ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE THE ASSETS OF ANY OF THE FOREGOING DESCRIBED IN CLAUSES (A) AND (B), PURSUANT TO ERISA OR OTHERWISE, OR (2) THE ACQUISITION, HOLDING AND DISPOSITION OF THIS SECURITY (OR ANY INTEREST HEREIN) WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

No.

CUSIP NO.1

ISIN

Vertiv Group Corporation (including any successor thereto) promises to pay to [Cede & Co.]2 or registered assigns, the principal sum of ________ [(as may be increased or decreased as set forth on the Schedule of Increases and Decreases attached hereto)]3 on November 15, 2028.

Interest Payment Dates: May 15 and November 15, beginning May 15, 2022

Record Dates: May 1 and November 1 (whether or not a Business Day)

Reference is made to further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefits under the Indenture referred to on the reverse hereof or be valid or obligatory for any purpose.

[1]	Rule 144A Note CUSIP: 92535UAB0

Rule 144A Note ISIN: US92535UAB08

Regulation S Note CUSIP: U9222UAB9

Regulation S Note ISIN: USU9222UAB99

IAI Note CUSIP: 92535UAC8

IAI Note ISIN: US92535UAC80

[2]	For Global Notes only.
[3]	For Global Notes only.

VERTIV GROUP CORPORATION

By:
Name:
Title:

This is one of the Notes referred to in the
within-mentioned Indenture:

Dated:

UMB BANK, N.A., as Trustee

By:
Authorized Signatory

(Back of 4.125% Senior Secured Note)

4.125% Senior Secured Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) Interest. Vertiv Group Corporation, a Delaware corporation, and any successor thereto (the “Company”) promises to pay interest on the unpaid principal amount of this 4.125% Senior Secured Note due 2028 (a “Note”) at a fixed rate of 4.125% per annum. The Issuer will pay interest in U.S. dollars semiannually in arrears on May 15 and November 15, commencing on May 15, 2022 (each an “Interest Payment Date”) or if any such day is not a Business Day, on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest shall accrue solely as a result of such delayed payment. Interest on the Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from and including the date of issuance. The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue installments of interest (without regard to any applicable grace period), at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

(2) Method of Payment. The Issuer will pay interest on the Notes (except defaulted interest) on the applicable Interest Payment Date to the Persons who are registered Holders at the close of business on the May 1 and November 1 preceding the Interest Payment Date (whether or not a Business Day), even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. If a Holder having an aggregate principal amount of more than $5,000,000 has given written wire transfer instructions to that holder’s U.S. dollar account within the United States to the Trustee at least ten Business Days prior to the applicable Interest Payment Date, the Issuer will make all payments of principal, premium and interest, on such Holder’s Notes by wire transfer of immediately available funds to the account specified in those instructions. Otherwise, payments on the Notes will be made at the office or agency of the Trustee or Paying Agent unless the Issuer elects to make interest payments by wire or check mailed to the Holders at their addresses set forth in the register of Holders. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Any payments of principal of this Note prior to Stated Maturity shall be binding upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not noted hereon. The final principal amount due and payable at the maturity of this Note shall be payable only upon presentation and surrender of this Note at an office of the Trustee or the Trustee’s agent appointed for such purposes. Payments in respect of Global Notes will be made by wire transfer of immediately available funds to the Depositary.

(3) Paying Agent and Registrar. Initially, UMB Bank, N.A. shall act as Paying Agent and Registrar. The Issuer may change any Paying Agent or Registrar without notice to any Holder, and the Issuer and/or any Restricted Subsidiaries may act as Paying Agent or Registrar.

(4) Indenture. The Issuer issued the Notes under an Indenture, dated as of October 22, 2021 (the “Indenture”), among Holdings, the Issuer, the Subsidiary Guarantors thereto, the Trustee and the Collateral Agent. The terms of the Notes include those stated in the Indenture. To the extent the provisions of this Note are inconsistent with the provisions of the Indenture, the Indenture shall govern. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. The Initial Notes issued on the Issue Date were initially issued in an aggregate principal amount of $850,000,000. The Indenture permits the issuance of Additional Notes subject to compliance with certain conditions.

The payment of principal, interest on the Notes and all other amounts under the Indenture is unconditionally guaranteed, jointly and severally, on a senior secured basis by the Guarantors.

(5) Optional Redemption.

(a) The Notes may be redeemed, in whole or in part, at any time or from time to time prior to November 15, 2024 at the option of the Issuer, at a redemption price equal to 100.0% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest thereon, if any, to, but excluding, the applicable redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date).

(b) On or after November 15, 2024, the Issuer may, on any one or more occasions, redeem all or a part of the Notes at the following redemption prices (expressed as percentages of the principal amount of the Notes to be redeemed) plus accrued and unpaid interest, if any, on the Notes redeemed to, but excluding, the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below (subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant Interest Payment Date that is on or prior to the applicable redemption date):

Year	Redemption Price
2024	102.063%
2025	101.031%
2026 and thereafter	100.000%

(c) In the event that before November 15, 2024, the Issuer receives net cash proceeds from one or more Equity Offerings, the Issuer may use an amount not greater than the amount of such net cash proceeds to redeem up to 40.0% of the original aggregate principal amount of all Notes issued (calculated after giving effect to any issuance of Additional Notes) at a redemption price of 104.125% of the principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the applicable redemption date (subject to the rights of Holders on the relevant regular record date to receive interest due on the relevant interest payment date that is on or prior to the applicable redemption date); provided that:

(1) at least 50.0% of the aggregate principal amount of all Notes issued on the Issue Date remains outstanding after each such redemption; and

(2) the redemption date is within 120 days of the consummation of any such Equity Offering.

(d) If Holders of not less than 90.0% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in connection with any tender offer or other offer to purchase the Notes (including pursuant to a Change of Control Offer, Alternate Offer or an offer to purchase with the proceeds from any Asset Disposition) and the Issuer, or any other Person making such offer in lieu of the Issuer, purchases all of the Notes validly tendered and not validly withdrawn by such Holders, the Issuer will have the right, upon not less than ten nor more than 60 days’ prior notice, to redeem all Notes that remain outstanding following such purchase (and the Holders of such remaining Notes shall be deemed to have consented to surrender their Notes) at a redemption price in cash equal to the applicable price paid to holders in such purchase, plus accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the date of redemption).

(6) Special Mandatory Redemption.

(a) If (i) the consummation of the Acquisition does not occur on or before December 31, 2021 (or such later date if the end date is extended pursuant to the terms of the Acquisition Agreement) (the “End Date”) or (ii) the Issuer delivers a notice to the Trustee stating it has determined that the consummation of the Acquisition will not occur on or before the End Date (the earlier of the date of delivery of such notice and the End Date, the “Acquisition Deadline”), the Issuer will be required to redeem all of the Notes issued on the Issue Date (the “Special Mandatory Redemption”). The Special Mandatory Redemption will be required to occur by a date no later than ten days after the Acquisition Deadline, upon three days’ notice (the “Special Mandatory Redemption Date”) and at a redemption price equal to 100% of aggregate principal amount of the Notes, plus accrued and unpaid interest on the Notes being redeemed, if any, to, but excluding, the Special Mandatory Redemption Date.

(b) Subject to Section 6(a) hereof, upon the occurrence of the closing of the Acquisition, the foregoing provisions regarding the Special Mandatory Redemption will cease to apply.

(7) Offer to Purchase upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Issuer may be required to offer to repurchase all or any part of each Holder’s Notes pursuant to a Change of Control Offer on terms set forth in the Indenture.

(b) Upon the occurrence of certain Asset Dispositions, the Issuer may be required to offer to purchase Notes as provided in the Indenture.

(c) Holders of the Notes that are the subject of an offer to purchase will receive notice of an Offer to Purchase pursuant to Section 4.10 or the Change of Control Offer, as applicable, from the Issuer prior to any related purchase date and may elect to have such Notes purchased by completing the form titled “Option of Holder to Elect Purchase” attached hereto.

(8) Notice of Redemption. Notice of redemption (other than a Special Mandatory Redemption) shall be delivered at least ten days but not more than 60 days before the redemption date (except that notices may be delivered more than 60 days before an expected redemption date if the notice is issued in accordance with Article VIII of the Indenture) to each Holder whose Notes are to be redeemed in accordance with Section 12.1 of the Indenture. Notices of redemption may be subject to conditions precedent as set forth in the Indenture. Notes in denominations larger than $2,000 may be redeemed in part so long as no partial redemption results in a Note having a principal amount of less than $2,000.

(9) Denominations, Transfer, Exchange. The Notes are in registered form without coupons in initial denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of the Notes may be registered and the Notes may be exchanged as provided in the Indenture. The Registrar, the Trustee and the Issuer may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Holders will be required to pay all taxes due on transfer. The Registrar is not required (A) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of 15 days before the day of any selection of Notes for redemption and ending at the close of business on the day of such selection, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, or (C) to register the transfer of or to exchange a Note between a record date and the next succeeding Interest Payment Date.

(10) Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

(11) Amendment, Supplement and Waiver. The Indenture, the Notes and the Guarantees may be amended or supplemented as provided in the Indenture.

(12) Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. Upon the occurrence of an Event of Default, the rights and obligations of the Issuer, the Guarantors, the Trustee, the Collateral Agent and the Holders shall be as set forth in the applicable provisions of the Indenture.

(13) No Recourse Against Others. No director, officer, employee, incorporator, stockholder, partner or member of Holdings, the Issuer or any Subsidiary Guarantor, as such, will have any liability for any indebtedness, obligations or liabilities of the Issuer or of any Guarantor (other than the Issuer in respect of the Notes and each Guarantor in respect of its Guarantee) under the Notes, the Guarantees, the Indenture or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees, to the extent permitted by applicable law.

(14) Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(15) Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

(16) CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuer has caused CUSIP and ISIN numbers to be printed on the Notes, and the Trustee may use CUSIP and ISIN numbers in notices of redemption as a convenience to the Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

The Issuer shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Vertiv Group Corporation

1050 Dearborn Dr.

Columbus, Ohio 43085

Email: Stephanie.Gill@vertiv.com

Attention: Stephanie Gill

(17) Security. The Notes shall be secured by first-priority Liens in the Fixed Asset Collateral and second-priority Liens in the Current Asset Collateral, in each case subject to Permitted Liens, on the terms and conditions set forth in the Indenture and the Security Documents. The Collateral Agent holds a Lien in the Collateral for the benefit of the Secured Parties, in each case pursuant to the Security Documents.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this Note on the books of the Issuer. The agent may substitute another to act for him.

Date:

Your Signature :
(Sign exactly as your name
appears on the face of this Note)

Signature guarantee:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, check the box below:

[    ] Section 4.10             [    ] Section 4.13

If you want to elect to have only part of the Note purchased by the Issuer pursuant to Section 4.10 or Section 4.13 of the Indenture, state the amount you elect to have purchased: $______________

Date:

Your Signature :
(Sign exactly as your name
appears on the face of this Note)

Tax Identification No.:

Signature guarantee:

[INCLUDE IN TRANSFER RESTRICTED NOTES]

CERTIFICATE TO BE DELIVERED UPON

EXCHANGE OF TRANSFER RESTRICTED NOTES

Vertiv Group Corporation

1050 Dearborn Dr.

Columbus, Ohio 43085

Email: Stephanie.Gill@vertiv.com

Attention: Stephanie Gill

UMB Bank, N.A.

5555 San Felipe Street, Suite 870

Houston, Texas 77056

Attention: Corporate Trust – Vertiv

Re: 4.125% Senior Secured Notes due 2028 CUSIP NO. ________

Reference is hereby made to that certain Indenture dated October 22, 2021 (the “Indenture”) among Vertiv Group Corporation (the “Company”), the guarantors named therein, and UMB Bank, N.A., as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Collateral Agent”). Capitalized terms used but not defined herein shall have the meanings set forth in the Indenture.

This certificate relates to $______ principal amount of Notes held in (check applicable space) ___________ book-entry or ____________ definitive form by the undersigned.

In connection with any transfer of any of the Notes evidenced by this certificate occurring prior to the expiration of the Resale Restriction Termination Date, the undersigned confirms that such Notes are being transferred as follows:

CHECK ONE BOX BELOW:

(1) ☐	to the Issuer or any of its subsidiaries; or

(2) ☐

inside the United States to a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended) that purchases for its own account or for the account of a qualified institutional buyer to whom notice is given that such transfer is being made in reliance on Rule 144A under the Securities Act of 1933, as amended, in each case pursuant to and in compliance with Rule 144A thereunder; or

(3) ☐	transferred pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”); or

(4) ☐	outside the United States in an offshore transaction within the meaning of Regulation S under the Securities Act, in compliance with Rule 904 thereunder; or

(5) ☐

transferred to an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), that has furnished to the Trustee a signed letter containing certain representations and agreements (the form of which letter appears as Exhibit D of the Indenture); or

(6) ☐	transferred pursuant to another available exemption from the registration requirements under the Securities Act.

Unless one of the boxes is checked, the Registrar will refuse to register any of the Notes evidenced by this certificate in the name of any person other than the registered Holder thereof; provided, however, that if box (4), (5) or (6) is checked, the Trustee or the Issuer may require, prior to registering any such transfer of the Notes, the delivery of an opinion of counsel, certification and/or other information satisfactory to each of them to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, such as the exemption provided by Rule 144 under such Act.

Signature

Signature Guarantee:
(Signature must be guaranteed by a participant in a recognized signature guarantee medallion program)

TO BE COMPLETED BY PURCHASER IF (2) ABOVE IS CHECKED.

The undersigned represents and warrants that it is purchasing this Note for its own account or an account with respect to which it exercises sole investment discretion and that each of it and any such account is a “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended (“Rule 144A”), and is aware that the sale to it is being made in reliance on Rule 144A and acknowledges that it has received such information regarding the Issuer as the undersigned has requested pursuant to Rule 144A or has determined not to request such information and that it is aware that the transferor is relying upon the undersigned’s foregoing representations in order to claim the exemption from registration provided by Rule 144A.

[Name of Transferee]
NOTICE: To be executed by an executive officer, if an entity

Dated:

SCHEDULE OF INCREASES AND DECREASES OF 4.125% SENIOR SECURED NOTES DUE 20284

The following transfers, exchanges and redemption of this Global Note have been made:

Date of Transfer, Exchange or Redemption	Amount of Decrease in Principal Amount of this Global Note	Amount of Increase in Principal Amount of this Global Note	Principal Amount of this Global Note Following Such Decrease (or Increase)	Signature of Trustee or Note Custodian

[4]	For Global Notes only.

EXHIBIT B

[FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED

BY SUBSEQUENT SUBSIDIARY GUARANTORS]

This Supplemental Indenture and Subsidiary Guarantee, dated as of _____________, 20 (this “Supplemental Indenture” or “Subsidiary Guarantee”), among ____________ (the “New Guarantor”), Vertiv Group Corporation (together with its successors and assigns, the “Company”) and UMB Bank, N.A., as Trustee and Collateral Agent, paying agent and registrar under such Indenture.

W I T N E S S E T H:

WHEREAS, the Issuer, Holdings, the Subsidiary Guarantors, the Trustee and the Collateral Agent have heretofore executed and delivered an Indenture, dated as of October 22, 2021 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of an unlimited aggregate principal amount of 4.125% Senior Secured Notes due 2028 of the Issuer (the “Notes”);

WHEREAS, Section 4.15 of the Indenture provides that in certain circumstances the Issuer may be required to cause certain Restricted Subsidiaries of the Issuer to execute and deliver a Guarantee with respect to the Notes on the same terms and conditions as those set forth in the Indenture.

WHEREAS, pursuant to Section 9.1 of the Indenture, the Trustee and the Issuer are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder to add an additional Subsidiary Guarantor.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Issuer and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

ARTICLE I

Definitions

SECTION 1.1 Defined Terms. As used in this Supplemental Indenture, capitalized terms defined in the Indenture or in the preamble or recitals thereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

ARTICLE II

Agreement to be Bound; Guarantee

SECTION 2.1 Agreement to be Bound. The New Guarantor hereby becomes a party to the Indenture as a Subsidiary Guarantor and as such shall have all of the rights and be subject to all of the obligations and agreements of a Subsidiary Guarantor under the Indenture. The New Guarantor agrees to be bound by all of the provisions of the Indenture applicable to a Subsidiary Guarantor and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture, subject to the release provisions and other limitations set forth in the Indenture.

ARTICLE III

Miscellaneous

SECTION 3.1 Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.2 Severability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.3 Ratification of Indenture; Supplemental Indentures Part of Indenture; No Liability of Trustee. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of a Note heretofore or hereafter authenticated and delivered shall be bound hereby. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or the New Guarantor’s Subsidiary Guarantee. Additionally, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Issuer, the New Guarantor and the Subsidiary Guarantors, and the Trustee makes no representation with respect to any such matters.

SECTION 3.4 Counterparts. This Supplemental Indenture may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 3.5 Headings. The headings of the Articles and the sections in this Subsidiary Guarantee are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

VERTIV GROUP CORPORATION

By:
Name:
Title:

[NEW GUARANTOR],
as a Guarantor

By:
Name:
Title:

UMB BANK, N.A.,
as Trustee and Collateral Agent

By:
Name:
Title:

EXHIBIT C

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS PURSUANT TO REGULATION S]

Vertiv Group Corporation

1050 Dearborn Dr.

Columbus, Ohio 43085

Email: Stephanie.Gill@vertiv.com

Attention: Stephanie Gill

UMB Bank, N.A.

5555 San Felipe Street, Suite 870

Houston, Texas 77056

Attention: Corporate Trust – Vertiv

Re: Vertiv Group Corporation (the “Company”) 4.125% Senior Secured Notes due 2028 (the “Notes”)

Ladies and Gentlemen:

In connection with our proposed sale of $______________ aggregate principal amount of the Notes (CUSIP No._______________), we confirm that such sale has been effected pursuant to and in accordance with Regulation S (“Regulation S”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, we represent that:

(1) the offer of the Notes was not made to a person in the United States;

(2) either (a) at the time the buy order was originated, the transferee was outside the United States or we and any person acting on our behalf reasonably believed that the transferee was outside the United States or (b) the transaction was executed in, on or through the facilities of a designated off-shore securities market and neither we nor any person acting on our behalf knows that the transaction has been pre-arranged with a buyer in the United States;

(3) no directed selling efforts have been made in the United States in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, as applicable; and

(4) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act.

In addition, if the sale is made during a restricted period and the provisions of Rule 903(b) or Rule 904(b) of Regulation S are applicable thereto, we confirm that such sale has been made in accordance with the applicable provisions of Rule 903(b) or Rule 904(b), as the case may be.

C-1

The Issuer and you are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby. Terms used in this certificate have the meanings set forth in Regulation S.

Very truly yours,
[Name of Transferor]

By:
Authorized Signature

C-2

EXHIBIT D

[FORM OF CERTIFICATE TO BE DELIVERED

IN CONNECTION WITH TRANSFERS TO IAIs]

Vertiv Group Corporation

1050 Dearborn Dr.

Columbus, Ohio 43085

Email: Stephanie.Gill@vertiv.com

Attention: Stephanie Gill

UMB Bank, N.A.

5555 San Felipe Street, Suite 870

Houston, Texas 77056

Attention: Corporate Trust – Vertiv

Re: Vertiv Group Corporation (the “Company”) 4.125% Senior Secured Notes due 2028 (the “Notes”)

Ladies and Gentlemen:

This certificate is delivered to request a transfer of $_____________ principal amount of the Notes.

Upon transfer, the Notes would be registered in the name of the new beneficial owner as follows:

Name:

Address:

Taxpayer ID Number:

The undersigned represents and warrants to you that:

1. We are an institutional “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act of 1933, as amended (the “Securities Act”)), purchasing for our own account or for the account of such an institutional “accredited investor” at least $250,000 principal amount of the Notes, and we are acquiring the Notes not with a view to, or for offer or sale in connection with, any distribution in violation of the Securities Act. We have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risk of our investment in the Notes, and we invest in or purchase securities similar to the Notes in the normal course of our business. We and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

D-1

2. We understand that the Notes have not been registered under the Securities Act (or the securities laws of any state or other jurisdiction) and, unless so registered, may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of except as permitted in the following sentence. We agree on our own behalf and on behalf of any investor account for which we are purchasing Notes to offer, sell or otherwise transfer such Notes prior to the date that is one year after the later of the date of original issue, the original issue date of any additional Notes and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Notes (or any predecessor thereto) (the “Resale Restriction Termination Date”) only (a) to the Issuer or any of its subsidiaries, (b) pursuant to a registration statement that has been declared effective under the Securities Act, (c) for so long as the Notes are eligible for resale pursuant to Rule 144A under the Securities Act, in a transaction complying with the requirements of Rule 144A under the Securities Act, to a person we reasonably believe is a “qualified institutional buyer” under Rule 144A under the Securities Act (a “QIB”) that is purchasing for its own account or for the account of a QIB and to whom notice is given that the transfer is being made in reliance on Rule 144A, (d) pursuant to offers and sales that occur outside the United States to non-U.S. persons, in compliance with Regulation S under the Securities Act, (e) to an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act that is not a QIB and is purchasing for its own account or for the account of another institutional “accredited investor,” in each case in a minimum principal amount of Notes of $250,000, for investment purposes and not with a view to or for offer or sale in connection with any distribution in violation of the Securities Act or (f) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to any requirement of law that the disposition of our property or the property of such investor account or accounts be at all times within our or their control and in compliance with any applicable state securities laws. The foregoing restrictions on resale will not apply subsequent to the Resale Restriction Termination Date. If any resale or other transfer of the Notes is proposed to be made pursuant to clause (e) above prior to the Resale Restriction Termination Date, the transferor shall deliver a letter from the transferee substantially in the form of this letter to the Issuer and UMB Bank, N.A., as trustee (the “Trustee”), which shall provide, among other things, that the transferee is an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that it is acquiring such Notes for investment purposes and not for distribution in violation of the Securities Act. Each purchaser acknowledges that the Issuer and the Trustee reserve the right prior to any offer, sale or other transfer prior to the Resale Restriction Termination Date of the Notes pursuant to clause (d), (e) or (f) above to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to the Issuer and the Trustee.

3. We [are] [are not] an affiliate of the Issuer.

D-2

The Trustee and the Issuer are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

Very truly yours,
[Name of Transferee]

By:
Authorized Signature

D-3